Exhibit 10.1

Execution Version

CREDIT AND SECURITY AGREEMENT

Dated as of April 12, 2019

among

FREIGHTCAR AMERICA, INC.,

JAC OPERATIONS, INC.,

FREIGHT CAR SERVICES, INC.,

JOHNSTOWN AMERICA, LLC,

FREIGHTCAR RAIL SERVICES, LLC,

FREIGHTCAR ROANOKE, LLC,

and

FREIGHTCAR ALABAMA, LLC,

each as a Borrower,

FREIGHTCAR SHORT LINE, INC.,

as Guarantor

and

BMO HARRIS BANK N.A.,

as Lender

-i-

(continued)

-ii-

(continued)

-iii-

(continued)

-iv-

(continued)

-v-

SCHEDULES
1.01	Existing Letters of Credit
4.01	Commercial Tort Claims
4.02	Pledged Interests
4.06	Information Regarding Collateral
6.03	Governmental Authority
6.06	Litigation
6.08(b)(1)	Owned Real Property
6.08(b)(2)	Leased Real Property
6.09	Environmental Matters
6.10	Insurance
6.12(d)	Pension Plans
6.13(a)	Subsidiaries
6.13(b)	Other Equity Investments
6.13(c)	Outstanding Equity Interests
6.18	Labor Matters
6.19	Deposit Accounts and Securities Accounts
6.24	Material Contracts
7.21	Post-Closing Obligations
8.01	Existing Indebtedness
8.02	Existing Liens
8.03	Existing Investments
8.08	Affiliate Transactions
10.02	Website Address

EXHIBITS	Form of

A	Note
B	Compliance Certificate
C	Borrowing Base Certificate

CREDIT AND SECURITY AGREEMENT

This CREDIT AND SECURITY AGREEMENT (this “Agreement”) is entered into as of April 12, 2019, among FreightCar America, Inc., a Delaware corporation (the “Company”), JAC Operations, Inc., a Delaware corporation (“JAC”), Freight Car Services, Inc., a Delaware corporation (“FCS”), Johnstown America, LLC, a Delaware limited liability company (“Johnstown”), FreightCar Rail Services, LLC, a Delaware limited liability company (“FCRS”), FreightCar Roanoke, LLC, a Delaware limited liability company (“Roanoke”), FreightCar Alabama, LLC, a Delaware limited liability company (“Alabama”) (each of the Company, JAC, FCS, FCRS, Johnstown, Roanoke, and Alabama, may be referred to herein individually, as a “Borrower” and collectively, as “Borrowers”), FreightCar Short Line, Inc., a Delaware corporation (“FCSL” or may be referred to herein as a “Guarantor”), and BMO HARRIS BANK N.A., as lender (the “Lender”).

Preliminary Statements

A.    The Borrowers have requested that the Lender provide a credit facility to the Borrowers to finance their mutual and collective business enterprise.

B.    The Lender is willing to provide the credit facility on the terms and conditions set forth in this Agreement.

In consideration of the mutual covenants and agreements herein contained, the parties hereto covenant and agree as follows:

ARTICLE I

DEFINITIONS AND ACCOUNTING TERMS

1.01.    Defined Terms. As used in this Agreement, the following terms shall have the meanings set forth below:

“Account” means “accounts” as defined in the UCC.

“Account Debtor” means any Person who is or may become obligated under or on account of any Account, Contractual Obligation, Chattel Paper or General Intangible.

“ACH” means automated clearing house transfers.

“Acquisition” means the acquisition of (a) a controlling equity or other controlling ownership interest in another Person, whether by purchase of such equity or other ownership interest or upon exercise of an option or warrant for, or conversion of securities into, such equity or other ownership interest, or (b) assets of another Person which constitute all or substantially all of the assets of such Person or of a line or lines of business conducted by such Person.

“Additional Commitment Lender” has the meaning specified in Section 2.15(c).

“Adjusted Excess Availability” means, at any time of calculation, the sum of (a) Excess Availability plus (b) the lesser of (1) Qualified Unrestricted Cash of the Borrowers and (2) $12,500,000.

“Adjustment Date” means the first day of each fiscal quarter, commencing with July 1, 2019.

“Affiliate” means, with respect to a specified Person, another Person that directly, or indirectly through one or more intermediaries, Controls or is Controlled by or is under common Control with the Person specified.

“Agreement” means this Credit and Security Agreement.

“Agreement Currency” has the meaning specified in Section 10.19(a).

“Allocable Amount” has the meaning specified in Section 2.13(c)(ii).

“ALTA Survey” means a survey reasonably satisfactory to the Lender prepared in accordance with the standards adopted by the American Land Title Association and the American Congress on Surveying and Mapping in 1997, known as the “Minimum Standard Detail Requirements of Land Title Surveys” and in sufficient form to satisfy the requirements of any applicable title insurance company to provide extended coverage over survey defects and shall also show the location of all easements, utilities, and covenants of record, dimensions of all improvements, encroachments from any adjoining property, and certify as to the location of any subject Real Property.

“Alternative Currency” means Canadian Dollars and each other currency (other than Dollars) that is approved in accordance with Section 1.08.

“Anti-Corruption Laws” has the meaning specified in Section 6.21(d)(i).

“Anti-Money Laundering Laws” has the meaning specified in Section 8.17.

“Applicable Margin” means with respect to any Type of Loan, the percentages per annum set forth below, as based upon the Average Excess Availability for the immediately preceding fiscal quarter:

Level	Average Excess Availability (as a percentage of Revolving Credit Facility) during the immediately preceding fiscal quarter	LIBOR Revolving Loans	Base Rate Revolving Loans	Unused Fee
I	> 50.0%	1.75%	0.75%	0.25%
II	≤ 50.0%	2.00%	1.00%	0.25%

From the Closing Date through June 30, 2019, the Applicable Margin shall be determined as if Level I were applicable. Thereafter, any increase or decrease in the Applicable Margin resulting from a change in Average Excess Availability shall become effective as of each

Adjustment Date based upon Average Excess Availability for the immediately preceding fiscal quarter. If any Borrowing Base Certificate (including any required financial information in support thereof) of the Company is not received by Lender by the date required pursuant to Section 7.02(a), then the Applicable Margin shall be determined as if the Average Excess Availability for the immediately preceding fiscal quarter is at Level II until such time as such Borrowing Base Certificate and supporting information are received.

“Assumed Indebtedness” means Indebtedness of a Person which is (a) in existence at the time such Person becomes a Subsidiary or (b) assumed in connection with an Investment in or Acquisition of such Person, and which, in each case, (i) has not been incurred or created in connection with, or in anticipation or contemplation of, such Person becoming a Subsidiary or the making of such Investment or Acquisition, (ii) only such Person (or its Subsidiaries so acquired) are obligors with respect to such Indebtedness, and (iii) such Indebtedness is not a revolving loan facility.

“Attributable Indebtedness” means, on any date, (a) in respect of any Capital Lease of any Person, the capitalized amount thereof that would appear on a balance sheet of such Person prepared as of such date in accordance with GAAP, and (b) in respect of any Synthetic Lease Obligation, the capitalized amount of the remaining lease payments under the relevant lease that would appear on a balance sheet of such Person prepared as of such date in accordance with GAAP if such lease were accounted for as a Capital Lease.

“Audited Financial Statements” means the audited Consolidated balance sheet of the Company and its Subsidiaries for the fiscal year ended December 31, 2018, and the related Consolidated statements of income or operations, retained earnings and cash flows for such fiscal year of the Company and its Subsidiaries, including the notes thereto.

“Auditor” has the meaning specified in Section 7.01(a).

“Availability Period” means the period from the Closing Date to the Revolving Credit Termination Date.

“Availability Reserves” means, without duplication of any other Reserves or items that are otherwise addressed or excluded through eligibility criteria, such reserves as the Lender from time to time determines in its good faith Credit Judgment as being appropriate (a) to reflect the impediments to the Lender’s ability to realize upon the Collateral consisting of Eligible Accounts or Eligible Inventory, (b) to reflect sums that any Loan Party may be required to pay under any Section of this Agreement or any other Loan Document (including taxes, assessments, insurance premiums, or, in the case of leased assets, rents or other amounts payable under such leases) and has failed to pay, (c) to reflect amounts for which claims may be reasonably expected to be asserted against the Collateral or the Lender or (d) to reflect criteria, events, conditions, contingencies or risks which adversely affect any component of the Borrowing Base, or the assets, business, financial performance or financial condition of any Loan Party. Without limiting the generality of the foregoing, Availability Reserves may include (but are not limited to) reserves based on: (i) Rent and Charge Reserves; (ii) customs duties, and other costs to release Inventory which is being imported into the United States; (iii) outstanding Taxes and other governmental charges, including, without limitation, ad valorem, real estate, personal property, sales, and other

Taxes which might have priority over the interests of the Lender in the Collateral; (iv) salaries, wages and benefits due to employees of any Loan Party (including amounts for employee wage claims for earned wages, vacation pay, health care reimbursements and other amounts due under any applicable state or local wage lien law); (v) any liabilities that are or may become secured by Liens on the Collateral (including Permitted Liens) which might have priority over the Liens or interests of the Lender in the Collateral; (vi) Credit Product Reserves; (vii) reserves with respect to the salability of Eligible Inventory or which reflect such other factors as affect the market value of the Eligible Inventory, including obsolescence, seasonality, Shrink; vendor chargebacks, imbalance, change in Inventory character, composition or mix, markdowns and out of date and/or expired Inventory; (viii) the Dilution Reserve; and (ix) warranty claims on Inventory.

“Average Excess Availability” means for any period, the average daily amount of Excess Availability during such period.

“Bankruptcy Code” means Title 11 of the United States Code.

“Base Rate” means, for any day, a fluctuating rate per annum equal to the highest of (a) the rate of interest announced by the Lender from time to time as its prime rate for such day (with any change in such rate announced by the Lender taking effect at the opening of business on the day specified in the public announcement of such change); (b) the Federal Funds Rate for such day, plus 0.50%; and (c) LIBOR for one (1) month Interest Periods plus 1.00%.

“Base Rate Loan” means a Loan that bears interest based on the Base Rate.

“Beneficial Ownership Certification” means a certification regarding beneficial ownership or control as required by the Beneficial Ownership Regulation.

“Beneficial Ownership Regulation” means 31 C.F.R. § 1010.230.

“Blocked Person” has the meaning specified in Section 6.21(a).

“Board of Directors” means, with respect to any Person, (a) in the case of any corporation, the board of directors of such Person or any committee thereof duly authorized to act on behalf of such board with respect to the specific matter in question, (b) in the case of any limited liability company, the board of managers or board of directors or sole member or manager of such Person or any Person or any committee thereof duly authorized to act on behalf of such board with respect to the specific matter in question, (c) in the case of any partnership, the Board of Directors of a general partner of such Person and (d) in any other case, the functional equivalent of the foregoing.

“Borrower Agent” has the meaning specified in Section 2.13(g).

“Borrowers” has the meaning specified in the introductory paragraph hereto.

“Borrowing” means a borrowing consisting of simultaneous Revolving Loans of the same Type and, in the case of LIBOR Loans, having the same Interest Period, made by the Lender pursuant to Section 2.01(a).

“Borrowing Base” means, at any time of calculation, an amount equal to:

(a)        eighty-five percent (85%) of the Value of Eligible Accounts (less all cash received but not yet applied in respect of such Eligible Accounts); plus

(b)        ninety percent (90%) of the Value of Eligible Accounts supported by credit insurance or letters of credit acceptable to the Lender (less all cash received but not yet applied in respect of such Eligible Accounts); plus

(c)        up to the lesser of (i) eighty-five percent (85%) of the NOLV of Eligible Inventory, (ii) seventy-five percent (75%) of the Cost of Eligible Inventory and (iii) $30,000,000; provided that Excess Availability under this clause (c) provided by work-in-process Inventory shall not contribute more than $5,000,000 at any time; minus

(d)        the amount of all Availability Reserves; minus

(e)        the Specific Reserve.

The term “Borrowing Base” and the calculation thereof shall not include any assets or property acquired in an Acquisition or otherwise outside the Ordinary Course of Business unless (x) if so required by the Lender, the Lender has conducted Field Exams and appraisals reasonably required by it (with results reasonably satisfactory to the Lender) and (y) the Person owning such assets or property shall be a (directly or indirectly) wholly-owned Domestic Subsidiary of the Company and shall have become a Borrower.

“Borrowing Base Certificate” means a certificate, substantially in the form of Exhibit C hereto, by which Borrowers certify calculation of the Borrowing Base.

“Business Day” means any day other than a Saturday, Sunday or other day on which commercial banks are authorized to close under the Laws of, or are in fact closed in, the State of Illinois and, if such day relates to any interest rate settings as to a LIBOR Loan, any fundings, disbursements, settlements and payments in respect of any such LIBOR Loan, or any other dealings to be carried out pursuant to this Agreement in respect of any such LIBOR Loan, means any such day that is also a London Banking Day.

“Canadian Dollars” and “Cdn $” each means the lawful currency of Canada.

“Capital Leases” means all leases that have been or should be, in accordance with GAAP, recorded as capitalized leases.

“Cash Collateralize” means to pledge and deposit with or deliver to the Lender, (a) for the benefit of the Lender, as collateral for Letter of Credit Obligations, cash or deposit account balances or, if the Lender shall agree in its sole discretion, other credit support, in each case pursuant to documentation in form and substance satisfactory to the Lender or (b) for the benefit of the Secured Parties during the continuance of an Event of Default or in connection with the Payment in Full of the Obligations, as collateral for any Obligations that are due or may become due, cash or deposit account balances or, if the Lender shall agree in its sole discretion, other credit support, in each case pursuant to documentation in form and substance satisfactory to the Lender.

“Cash Collateral” shall have a meaning correlative to the foregoing and shall include the proceeds of such cash collateral and other credit support.

“Cash Equivalents” means any of the following types of property, to the extent owned by the Company or any of its Subsidiaries free and clear of all Liens (other than Liens created under the Security Instruments and any other Permitted Liens): (a) cash, denominated in Dollars; (b) readily marketable direct obligations of the government of the United States or any agency or instrumentality thereof, or obligations the timely payment of principal and interest on which are fully and unconditionally guaranteed by the government of the United States or any state or municipality thereof, in each case so long as such obligation has an investment grade rating by S&P and Moody’s; (c) commercial paper rated at least P-1 (or the then equivalent grade) by Moody’s and A-1 (or the then equivalent grade) by S&P, or carrying an equivalent rating by a nationally recognized rating agency if at any time neither Moody’s nor S&P shall be rating such obligations; (d) insured certificates of deposit or bankers’ acceptances of, or time deposits with any Lender or with any commercial bank that (i) is a member of the Federal Reserve System, (ii) issues (or the parent of which issues) commercial paper rated as described in clause (c) above, (iii) is organized under the laws of the United States or of any state thereof and (iv) has combined capital and surplus of at least $500,000,000; (e) readily marketable general obligations of any corporation organized under the laws of any state of the United States of America, payable in the United States of America, expressed to mature not later than twelve (12) months following the date of issuance thereof and rated A or better by S&P or A2 or better by Moody’s; and (f) readily marketable shares of investment companies or money market funds that, in each case, invest solely in the foregoing Investments described in clauses (a) through (e) above.

“CERCLA” means the Comprehensive Environmental Response, Compensation and Liability Act of 1980.

“CFC” has the meaning specified in the definition of “Excluded Subsidiary”.

“CFCHC” has the meaning specified in the definition of “Excluded Subsidiary”.

“Change in Law” means the occurrence, after the date of this Agreement, of any of the following: (a) the adoption or taking effect of any law, rule, regulation or treaty, (b) any change in any law, rule, regulation or treaty or in the administration, interpretation, implementation or application thereof by any Governmental Authority or (c) the making or issuance of any request, rule, guideline or directive (whether or not having the force of law) by any Governmental Authority; provided that notwithstanding anything herein to the contrary, (x) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines or directives thereunder or issued in connection therewith and (y) all requests, rules, guidelines or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities, in each case pursuant to Basel III, shall in each case be deemed to be a “Change in Law”, regardless of the date enacted, adopted or issued.

“Change of Control” means (a) the Company ceases to own and control, beneficially and of record, directly or indirectly, all Equity Interests in each of the other Borrowers (other than if pursuant to a Disposition permitted under Section 8.05); (b) any “person” (as such term is used in Sections 13(d) and 14(d) of the Exchange Act), is or becomes the beneficial owner (as defined in Rules 13d-3 and 13d-5 under the Exchange Act, except that a person shall be deemed to have “beneficial ownership” of all shares that any such person has the right to acquire, whether such right is exercisable immediately or only after the passage of time), directly or indirectly, of more than thirty-five percent (35%) of the total voting power of the voting Equity Interests of the Company (or its successor by merger, consolidated or purchase of all or substantially all of its assets); (c) a change in the majority of directors of the Company during any twenty-four (24) month period, unless approved by the majority of directors serving at the beginning of such period or directors that were appointed by such a majority; or (d) the sale or transfer of all or substantially all assets of a Borrower (other than if pursuant to a Disposition permitted under Section 8.05).

“Closing Date” means the first date all the conditions precedent in Section 5.01 are satisfied or waived (or, in the case of Section 5.01(b), waived by the Person entitled to receive the applicable payment).

“Code” means the Internal Revenue Code of 1986.

“Collateral” means, collectively, certain property of the Loan Parties or any other Person in which the Lender or any Secured Party is granted a Lien under any Security Instrument as security for all or any portion of the Obligations or any other obligation arising under any Loan Document.

“Commitment Increase” has the meaning specified in Section 2.15(a).

“Commodity Exchange Act” means the Commodity Exchange Act (7 U.S.C. § 1 et seq.), as amended from time to time, and any successor statute.

“Company” has the meaning specified in the introductory paragraph hereto.

“Compliance Certificate” means a certificate substantially in the form of Exhibit B.

“Concentration Account” has the meaning specified in Section 4.05(b).

“Connection Income Taxes” means Other Connection Taxes that are imposed on or measured by net income (however denominated) or that are franchise Taxes or branch profits Taxes.

“Consolidated” means the consolidation, in accordance with GAAP, of the financial condition or operating results of such Person and its Subsidiaries.

“Consolidated Capital Expenditures” means, with respect to the Company and its Restricted Subsidiaries on a Consolidated basis, for any period the sum of (without duplication) all expenditures (whether paid in cash or accrued as liabilities) by the Company or any Restricted Subsidiary during such period for items that would be classified as “property, plant or equipment” or comparable items on the Consolidated balance sheet of the Company and its Restricted Subsidiaries, including without limitation all transactional costs incurred in connection with such expenditures provided the same have been capitalized; provided, that Consolidated Capital

Expenditures shall exclude any capital expenditures (a) financed with Indebtedness permitted hereunder other than Loans, (b) made with (i) Net Cash Proceeds from any Disposition described in clauses (b), (e) and (h) of Section 8.05 or (ii) proceeds of insurance arising from any casualty or other insured damage or from condemnation or similar awards with respect to any property or asset, in each case, to the extent such proceeds are reinvested within 180 days of receipt thereof, or (c) constituting any portion of the purchase price of a Permitted Acquisition which is accounted for as a capital expenditure.

“Consolidated EBITDA” means, for any period, Consolidated Net Income for such period; plus, to the extent deducted in determining such Consolidated Net Income, without duplication, (a) Consolidated Interest Charges (net of interest income for such period of the Company and its Restricted Subsidiaries) for such period, plus (b) federal, state, local and foreign income tax expense for such period, net of income tax credits, plus (c) depreciation and amortization for such period, plus (d) non-cash compensation expense, or other non-cash expenses or charges, for such period arising from the granting of stock options, stock appreciation rights or similar equity arrangements, plus (e) non-cash expenses or losses and other non-cash charges incurred during such period (excluding any non-cash charges representing an accrual of, or reserve for, cash charges to be paid within the next twelve (12) months); plus (f) expenses of up to $1,250,000 incurred in connection with the Transaction; minus to the extent included in determining such Consolidated Net Income, without duplication, non-cash income, gains or profits during such period, in each case as determined for the Company and its Restricted Subsidiaries on a Consolidated basis and subject to applicable Pro Forma Adjustments.

“Consolidated Fixed Charge Coverage Ratio” means the ratio, determined on a Consolidated basis for the Company and its Restricted Subsidiaries for the most recent Measurement Period, of (a) Consolidated EBITDA minus Consolidated Capital Expenditures to (b) Consolidated Fixed Charges.

“Consolidated Fixed Charges” means, for any period, for the Company and its Restricted Subsidiaries on a Consolidated basis, the sum of, without duplication, (a) Consolidated Interest Charges paid or required to be paid in cash during such period, (b) all principal repayments made or required to be made of Consolidated Funded Debt during such period, but excluding any such payments to the extent constituting a refinancing of such Indebtedness through the incurrence of additional Indebtedness otherwise expressly permitted under Section 8.01 and repayments of Revolving Loans, (c) all Restricted Payments (other than any Restricted Payment made pursuant to Section 8.06(d)) made in cash during such period and (d) the aggregate amount of Federal, state, local and foreign income taxes paid in cash, in each case, of or by the Company and its Restricted Subsidiaries for the most recently completed Measurement Period.

“Consolidated Funded Debt” means, as of any date of determination, for the Company and its Restricted Subsidiaries on a Consolidated basis, the sum of (a) the outstanding principal amount of all obligations, whether current or long-term, for borrowed money (including Obligations hereunder other than fully Cash Collateralized Letters of Credit) and all obligations evidenced by bonds, debentures, notes, loan agreements or other similar instruments, (b) all purchase money Indebtedness, (c) all direct obligations arising under standby and commercial letters of credit (excluding the undrawn amount thereof or amounts drawn that have been repaid), bankers’ acceptances, bank guaranties (excluding the amounts available thereunder as to which demand for payment has not yet been made or amounts that have been repaid), surety bonds (excluding the amounts available thereunder as to which demand for payment has not yet been made or amounts demanded that have been repaid) and similar instruments (excluding amounts available as to which demand for payment has not yet been made or amounts have been demanded and repaid), in each instance, to the extent not fully Cash Collateralized, (d) all obligations in respect of the deferred purchase price of property or services (other than trade accounts payable in the Ordinary Course of Business), (e) Attributable Indebtedness in respect of Capital Leases and Synthetic Lease Obligations, (f) without duplication, all Guarantees with respect to outstanding Indebtedness of the types specified in clauses (a) through (e) above of Persons other than the Company or any Subsidiary, and (g) all Indebtedness of the types referred to in clauses (a) through (f) above of any partnership or joint venture (other than a joint venture that is itself a corporation or limited liability company) in which the Company or a Subsidiary is a general partner or joint venturer, to the extent such Indebtedness is recourse to the Company or such Subsidiary.

“Consolidated Interest Charges” means, with respect to the Company and its Restricted Subsidiaries for any period ending on the date of computation thereof, the gross interest expense of the Company and its Restricted Subsidiaries, including without limitation (a) the current amortized portion of all fees (including fees payable in respect of any Swap Contract in the nature of an interest rate hedge and all fees payable in respect of any Letter of Credit) payable in connection with the incurrence of Indebtedness to the extent included in gross interest expense for such period and (b) the portion of any payments made in connection with Capital Leases allocable to interest expense during such period, all determined on a Consolidated basis; provided, however, that Consolidated Interest Charges shall include the amount of payments in respect of Synthetic Lease Obligations during such period that are in the nature of interest.

“Consolidated Net Income” means, for any period, for the Company and its Restricted Subsidiaries on a Consolidated basis, the net income after taxation of the Company and its Restricted Subsidiaries for that period excluding (a) net losses or gains realized in connection with (i) any sale, lease, conveyance or other disposition of any asset (other than in the Ordinary Course of Business), or (ii) repayment, repurchase or redemption of Indebtedness, and (b) extraordinary or nonrecurring gain or income (or expense); provided that there shall be excluded from Consolidated Net Income, without duplication, the net income or loss of (x) any Person that is not a Subsidiary or that is accounted for by the equity method of accounting to the extent of the amount of dividends or distributions are not actually paid to the Company or a Subsidiary in cash, (y) any Person in which any other Person (other than the Company or a Subsidiary) has an ownership interest, except to the extent of the amount of dividends or other distributions actually paid in cash to the Company or a Subsidiary by such Person during such period and (z) any Person the ability of which to make Restricted Payments is restricted by any agreement or organizational document, except to the extent of the amount of dividends or other distributions actually paid in cash to the Company or a Subsidiary by such Person during such period. For the avoidance of doubt, Dispositions of railcars in accordance with past practices shall be deemed to be a sale, lease, conveyance or other disposition in the Ordinary Course of Business.

“Contractual Obligation” means, as to any Person, any provision of any security issued by such Person or of any agreement, instrument or other undertaking to which such Person is a party or by which it or any of its property is bound.

“Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ability to exercise voting power, by contract or otherwise. “Controlling” and “Controlled” have meanings correlative thereto.

“Control Agreement” means, with respect to any Deposit Account, any Securities Account, commodity account, securities entitlement or commodity contract, an agreement, in form and substance reasonably satisfactory to the Lender, among the Lender, the financial institution or other Person at which such account is maintained or with which such entitlement or contract is carried and the Loan Party maintaining such account or entitlement or that is party to such contract, effective to grant “control” (as defined under the applicable UCC) over such account to the Lender.

“Controlled Account Bank” means each bank with whom Deposit Accounts are maintained in which any funds of any of the Loan Parties are concentrated and with whom a Control Agreement has been, or is required to be, executed in accordance with the terms hereof.

“Controlled Deposit Account” means each Deposit Account (including all funds on deposit therein) that is the subject of an effective Control Agreement and that is maintained by any Loan Party with a financial institution that is reasonably satisfactory to the Lender.

“Controlled Entity” means, with respect to any Person, (a) its Subsidiaries and Affiliates, (b) its officers, directors, employees and agents and (c) the officers, directors, employees and agents of such Subsidiaries.

“Copyright Security Agreement” means any copyright security agreement pursuant to which a Loan Party assigns to the Lender, such Person’s interests in its copyrights, as collateral security for the Obligations.

“Core Business” means any material line of business conducted by the Company and its Subsidiaries as of the Closing Date and any business directly related or reasonably incidental thereto.

“Cost” means (a) with respect to Inventory, the lower of (i) cost (as reflected in the general ledger of such Person) and (ii) market value, in each case, determined in accordance with GAAP calculated on a first-in, first-out basis and in accordance with the Loan Parties’ accounting practices as in effect on the Closing Date and (b) with respect to Equipment, Real Property and other property, the lower of (i) cost (as reflected in the general ledger of such Person) and (ii) market value, in each case, determined in accordance with GAAP.

“Credit Extension” means each of the following: (a) a Borrowing and (b) a Letter of Credit Extension.

“Credit Judgment” means, with reference to the Lender, a determination made in good faith in the exercise of its commercially reasonable (from the perspective of a secured lender) credit judgment and in accordance with customary business practices and policies in effect from time to time that are generally applicable to comparable asset based credit facilities.

“Credit Product Arrangements” means, collectively, (a) Swap Contracts between a Loan Party or an Affiliate of a Loan Party and the Lender or an Affiliate of the Lender and (b) agreements giving rise to Treasury Management and Other Services.

“Credit Product Obligations” means Indebtedness and other obligations of any Loan Party or an Affiliate of any Loan Party arising under Credit Product Arrangements and owing to any Credit Product Provider; provided that Credit Product Obligations shall not include Excluded Swap Obligations.

“Credit Product Provider” means the Lender or any of its Affiliates that is a party to a Credit Product Arrangement with a Loan Party.

“Credit Product Reserve” means the reserves established by the Lender from time to time in its reasonable judgment in respect of secured Credit Product Obligations in an amount equal to the maximum amount owing thereunder as specified by the Credit Product Provider in writing to the Lender. It is understood that the amounts so provided by the applicable Credit Product Provider with respect to Swap Credit Product Obligations may include a commercially reasonable level of “cushion” to account for normal short-term market fluctuations.

“Debtor Relief Laws” means the Bankruptcy Code, and all other liquidation, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium, rearrangement, receivership, insolvency, reorganization, or similar debtor relief Laws of the United States or other applicable jurisdictions from time to time in effect and affecting the rights of creditors generally.

“Default” means any event or condition that constitutes an Event of Default or that, with the giving of any notice, the passage of time, or both, would unless cured or waived be an Event of Default.

“Default Rate” means an interest rate equal to (a) the Base Rate plus (b) the Applicable Margin with respect to Base Rate Loans plus (c) 2% per annum; provided, however, that (i) with respect to a LIBOR Loan, until the end of the Interest Period during which the Default Rate is first applicable, the Default Rate shall be an interest rate equal to the interest rate (including any Applicable Margin) otherwise applicable to such LIBOR Loan plus 2% per annum, and thereafter (A) as set forth in the portion of this sentence preceding this proviso or (B) to the extent permitted by the Lender pursuant to Section 2.02(b), the Applicable Margin with respect to LIBOR Loans plus 2% per annum, and (ii) with respect to Letter of Credit Fees, the Default Rate shall equal the Letter of Credit Fee, then in effect plus 2% per annum, in each case to the fullest extent permitted by applicable Laws.

“Designated Entity” means any Person, designated in writing by the Borrower Agent in writing to the Lender, in whom (a) a Borrower or any of the Restricted Subsidiaries beneficially owns any Equity Interest and (b) such Borrower or such Restricted Subsidiary does not own individually or collectively with any other Borrower or Restricted Subsidiary, more than 50% of the voting Equity Interests of such Person.

“Dilution Percent” means the percent, determined for the most recent Measurement Period, equal to (a) bad debt write-downs or write-offs, discounts, returns, credits or credit memos not reflected in the invoice, and other dilutive items with respect to Accounts, divided by (b) gross sales.

“Dilution Reserve” means, at any date of determination, (a) the percentage amount by which the Dilution Percent exceeds five percent (5%), times (b) the amount of Eligible Accounts of the Borrowers.

“Direct Foreign Subsidiary” means a Subsidiary, other than a Domestic Subsidiary that is not a CFCHC, a majority of whose Voting Equity Interests are owned by the Company or a Domestic Subsidiary.

“Disposition” or “Dispose” means the sale, transfer, license, lease or other disposition (including any sale and leaseback transaction and whether effected pursuant to a Division or otherwise) of any property (including any Equity Interest), or part thereof, by any Person, including any sale, assignment, transfer or other disposal, with or without recourse, of any notes or accounts receivable or any rights and claims associated therewith, but excluding any condemnation or other taking for public use of any property of any Loan Party or any Subsidiary.

“Disqualified Equity Interest” means any Equity Interest that, by its terms (or by the terms of any security into which it is convertible or for which it is exchangeable), or upon the happening of any event, (a) matures (excluding any maturity as the result of an optional redemption by the issuer thereof) or is mandatorily redeemable, pursuant to a sinking fund obligation or otherwise, or is redeemable at the option of the holder thereof, in whole or in part, on or prior to the date that is 180 days after the Maturity Date, (b) is convertible into or exchangeable for debt securities (unless only occurring at the sole option of the issuer thereof), (c) (i) contains any repurchase obligation that may come into effect prior to, (ii) requires cash dividend payments (other than taxes or other than at the option of the issuer) prior to, or (iii) provides the holders thereof with any rights to receive any cash upon the occurrence of a change of control or sale of assets prior to, in each case, the date that is 180 days after the Maturity Date; provided, however, that (i) with respect to any Equity Interests issued to any employee or member of a Board of Directors or to any plan for the benefit of employees or members of a Board of Directors of the Company or its Subsidiaries or by any such plan to such employees or members, such Equity Interest shall not constitute Disqualified Equity Interests solely because it may be required to be repurchased by the Company or one of its Subsidiaries in order to satisfy applicable statutory or regulatory obligations or as a result of such employee’s or member’s termination, resignation, death or disability and (ii) any class of Equity Interest of such Person that by its terms authorizes such Person to satisfy its obligations thereunder by delivery of an Equity Interest that is not a Disqualified Equity Interest, such Equity Interests shall not be deemed to be Disqualified Equity Interests and (iii) only the portion of such Equity Interests which so matures or is so mandatorily redeemable, is so convertible or exchangeable or is so redeemable at the option of the holder thereof prior to such date shall be deemed to be Disqualified Equity Interests.

“Dividing Person” has the meaning assigned to it in the definition of “Division”.

“Division” means the division of the assets, liabilities and/or obligations of a Person (the “Dividing Person”) among two or more Persons (whether pursuant to a “plan of division” or similar arrangement), which may or may not include the Dividing Person and pursuant to which the Dividing Person may or may not survive.

“Division Successor” means any Person that, upon the consummation of a Division of a Dividing Person, holds all or any portion of the assets, liabilities and/or obligations previously held by such Dividing Person immediately prior to the consummation of such Division. A Dividing Person which retains any of its assets, liabilities and/or obligations after a Division shall be deemed a Division Successor upon the occurrence of such Division.

“Dollar” and “$” mean lawful money of the United States.

“Dollar Equivalent” means on any date, with respect to any amount denominated in Dollars, such amount in Dollars, and with respect to any stated amount in a currency other than Dollars, the amount of Dollars that the Lender reasonably determines (which determination shall be conclusive and binding absent manifest error) would be necessary to be sold on such date at the applicable Exchange Rate to obtain the stated amount of the other currency.

“Domestic Subsidiary” means any Subsidiary that is organized under the laws of any political subdivision of the United States (but excluding any territory or possession thereof).

“Dominion Trigger Period” means the period (a) commencing on the day that (i) an Event of Default occurs and is continuing, (ii) Adjusted Excess Availability is less than $25,000,000 at any time or (iii) the Outstanding Amount of Revolving Loans exceeds $10,000,000 for a period of five (5) consecutive Business Days and (b) continuing until the date that (i) no Event of Default has occurred and is continuing and not waived, (ii) Adjusted Excess Availability has been greater than or equal $25,000,000 for thirty (30) consecutive days and (iii) the Outstanding Amount of Revolving Loans has been less than or equal to $10,000,000 for thirty (30) consecutive days.

“Earnout Payments” means earnout payments incurred after the Closing Date in connection with a Permitted Acquisition or other Investment permitted by this Agreement.

“Eligible Account” means an Account due to a Borrower unless such Account is determined by the Lender, in its Credit Judgment, not to be an Eligible Account. Except as otherwise agreed by the Lender, none of the following shall be deemed to be Eligible Accounts:

(a)        Accounts that are (i) not fully earned by performance (or otherwise represent a progress billing or pre-billing), except to the extent that such Account has been earned or is due or (ii) not evidenced by an invoice which has been delivered to the applicable Account Debtor;

(b)        Accounts that have been outstanding for more than ninety (90) days from the invoice date or more than sixty (60) days past the original due date whichever comes first;

(c)        Accounts due from any Account Debtor, fifty percent (50%) of whose Accounts are otherwise ineligible under the terms of clause (b) above;

(d)        Accounts with respect to which (i) any representation or warranty set forth in any Loan Document with respect thereto is not true and correct in all material respects or (ii) a Borrower does not have good, valid and marketable title thereto, free and clear of any Lien (other than Permitted Liens described in clause (a) of Section 8.02) or (iii) the applicable Account Debtor has not been instructed to (or does not in fact) remit payment to a deposit account of a Borrower subject to a Control Agreement;

(e)        Accounts which are the subject of a bona fide, good faith dispute or with respect to which a bona fide, good faith claim, counterclaim, offset or chargeback has been asserted, but only to the extent of such dispute, counterclaim, offset or chargeback;

(f)        Accounts which (i) do not arise out of a sale of goods or rendition of services in the Ordinary Course of Business, (ii) do not arise upon credit terms usual to the business of the Borrowers or (iii) are not payable in Dollars;

(g)        Accounts (other than an Account arising out of sales on a bill-and-hold arrangement, subject to the limitations set forth in clause (m) below) (i) upon which a Borrower’s right to receive payment is not absolute or is contingent upon the fulfillment of any condition whatsoever, including cash on delivery and cash in advance transactions or (ii) as to which a Borrower is not able to bring suit or otherwise enforce its remedies against the related Account Debtor through judicial process;

(h)        Accounts which are owed by (i) any other Borrower or (ii) any Affiliate of a Borrower which is not a Borrower;

(i)        Accounts for which all material consents, approvals or authorizations of, or registrations or declarations with any Governmental Authority required to be obtained, effected or given in connection with the performance of such Account by the Account Debtor or in connection with the enforcement of such Account by the Lender have not been duly obtained, effected or given or are not in full force and effect;

(j)        Accounts due from an Account Debtor which is the subject of any bankruptcy or insolvency proceeding, has had a trustee or receiver appointed for all or a substantial part of its property, has made a general assignment for the benefit of creditors or has suspended its business;

(k)        Accounts due from any Governmental Authority, except to the extent that the subject Account Debtor is the federal government of the United States of America and has complied with the Federal Assignment of Claims Act of 1940 and any similar state legislation;

(l)        Accounts (i) owing from any Account Debtor that is also a supplier to or creditor of a Borrower unless such Person has waived any right of setoff in a manner reasonably acceptable to the Lender, but only to the extent of the aggregate amount of such Borrower’s liability to such Account Debtor, (ii) to the extent representing any manufacturer’s or supplier’s allowances, credits, discounts, incentive plans or similar arrangements entitling such Borrower to discounts on future purchase therefrom, (iii) to the extent constituting amounts owed with respect to loans or advances, or (iv) to the extent relating to payment of interest, fees or late charges;

(m)        Accounts arising out of sales on a bill-and-hold arrangement unless (i) the applicable Borrower has received a signed certificate of acceptance with regards to the underlying Inventory, (ii) the underlying Inventory is shipping within fifteen (15) days of execution of a certificate of acceptance or, if not shipping within fifteen (15) days (but, in any event, no later than forty-five (45) days), the Account Debtor is paying storage fees with respect to such Inventory and (iii) there has been no change to the underlying payment terms; provided that Eligible Accounts arising out of sales on bill-and-hold arrangement shall not exceed $10,000,000 in the aggregate at any time;

(n)        Accounts arising out of sales on a guaranteed sale, sale-or-return, sale on approval or consignment basis or subject to any right of return, setoff or charge back;

(o)        Accounts arising out of sales to Account Debtors outside the United States or Canada unless either (i) such Accounts are fully backed by an irrevocable letter of credit on terms, and issued by a financial institution, reasonably acceptable to the Lender and such irrevocable letter of credit is in the possession of the Lender, or (ii) such Accounts are supported by credit insurance reasonably acceptable to the Lender, naming the Lender as an additional insured and loss payee as its interests may appear (calculated net of the amount of any premiums, fees or other costs of such credit insurance payable by any Borrower);

(p)        Accounts that are evidenced by a judgment, Instrument or Chattel Paper;

(q)        Accounts consisting of storage fees;

(r)        Accounts that remain open after the applicable Account Debtor has made a partial payment in respect of the applicable invoice (whether or not the applicable Account Debtor has provided an explanation for such partial payment);

(s)        Accounts where the applicable Account Debtor tendered a check or other item of payment in full or partial satisfaction and such check or other item of payment has been returned by the financial institution on which it is drawn; or

(t)        Accounts for which payment has been received by the applicable Borrower but such payment has not been applied to the applicable Account.

“Eligible Inventory” means Inventory of a Borrower unless such Inventory is determined by the Lender, in its Credit Judgment, not to be Eligible Inventory including raw materials, finished goods, and work-in-process. Except as otherwise agreed by the Lender, the following items of Inventory shall not be included in Eligible Inventory:

(a)        Inventory that is not solely owned by a Borrower or a Borrower does not have good and valid title thereto;

(b)        Inventory that is not readily saleable in the Ordinary Course of Business;

(c)        Inventory that does not comply with each of the representations and warranties respecting Inventory made by the Borrowers in the Loan Documents;

(d)        Inventory that is leased by or is on consignment to a Borrower;

(e)        Inventory that is not at a location that is owned by a Borrower, provided, however, that such Inventory that is located on leased premises or in the possession of a warehouseman, bailee, processor, repairman, mechanic or similar other Person in the Ordinary Course of Business shall not be excluded from Eligible Inventory under this clause (e) so long as the lessor or such Person possessing such Inventory has delivered a Lien Waiver to the Lender or, if elected by the Lender, an appropriate Rent and Charges Reserve has been established; provided further, however, that, notwithstanding the foregoing, any Inventory held at a third-party location with an aggregate Cost of Inventory at such location of less than $250,000 shall be excluded from Eligible Inventory, notwithstanding receipt of a Lien Waiver or implementation of a Rent and Charge Reserve; further provided, however, that with respect to Inventory of the Loan Parties, on the Closing Date and during the ninety (90) day period immediately following the Closing Date, such location or warehouse need not be subject to a Lien Waiver and the Lender shall not impose any Rent and Charges Reserve with respect thereto, and the lack thereof shall not otherwise deem the applicable Inventory to be ineligible;

(f)        Inventory that is in transit, except between locations of Borrowers (or between locations of Borrowers and processors or vendors in the Ordinary Course of Business);

(g)        Inventory that is comprised of goods which: (i) are damaged, defective, “seconds,” subject to recall or otherwise unmerchantable, (ii) have been returned or are to be returned to the vendor, (iii) consist of samples or (iv) are discontinued products;

(h)        Inventory (x) that is in excess of fifty-two (52) weeks of demand as specified in the most recent appraisal or (y) with no usage for the preceding twelve (12) months as specified in the most recent appraisal, in each case, unless such Inventory meets the definition of Excess Metals Raw Materials;

(i)        [reserved];

(j)        Inventory consisting of promotional, marketing, paint, packaging and shipping materials or supplies used or consumed in the Borrowers’ business and other similar non-merchandise categories;

(k)        Inventory that is not in compliance in all material respects with all standards imposed by any Governmental Authority having regulatory authority over such Inventory, its use or sale;

(l)        Inventory that is subject to any warehouse receipt, bill of lading or negotiable Document that has not been issued to or in the name of the Lender;

(m)        Inventory consisting of or containing Hazardous Materials;

(n)        Inventory that is not subject to a perfected first priority Lien in favor of the Lender (subject only to Permitted Liens set forth in clauses (c), (d) or (m) of Section 8.02 hereof);

(o)        Inventory that is not insured in compliance with the provisions of this Agreement and the other Loan Documents;

(p)        Inventory not on a perpetual schedule;

(q)        Inventory that is subject to any License or other arrangement that restricts such Borrower’s or the Lender’s right to dispose of such Inventory, unless (i) the Lender has received an appropriate Lien Waiver; and (ii) such Borrower has not received notice of a dispute in respect of any such License or other arrangement; or

(r)        Inventory not located in the United States or Canada.

“Environmental Laws” means any and all applicable federal, state, local, and foreign statutes, laws, regulations, ordinances, rules, judgments, orders, decrees, permits, concessions, grants, franchises, licenses, agreements or governmental restrictions having the force and effect of law relating to pollution and the protection of the environment and/or human health from exposure to or from, or damage or injury caused by, any matter that could have adverse effects on the environment and/or human health if released into the environment, including any of the same pertaining to air emissions and/or discharges to waste treatment, storage or disposal units or facilities or to publicly owned treatment works.

“Environmental Liability” means any liability, contingent or otherwise (including any liability for damages, costs of environmental remediation, fines, penalties or indemnities), of a Loan Party or any of its Subsidiaries directly or indirectly resulting from or based upon (a) violation of any Environmental Law, (b) the generation, use, handling, transportation, storage, treatment or disposal of any Hazardous Materials, (c) exposure of any human to any Hazardous Materials, (d) the release or threatened release of any Hazardous Materials into the environment or (e) any written contract or agreement pursuant to which liability is assumed or imposed with respect to any of the foregoing.

“Equity Interests” means, with respect to any Person, all of the shares of capital stock of (or other ownership or profit interests in) such Person, all of the warrants, options or other rights for the purchase or acquisition from such Person of shares of capital stock of (or other ownership or profit interests in) such Person, all of the securities convertible into or exchangeable for shares of capital stock of (or other ownership or profit interests in) such Person or warrants, rights or options for the purchase or acquisition from such Person of such shares (or such other interests), and all of the other ownership or profit interests in such Person (including partnership, member or trust interests therein), whether voting or nonvoting, and whether or not such shares, warrants, options, rights or other interests are outstanding on any date of determination.

“ERISA” means the Employee Retirement Income Security Act of 1974.

“ERISA Affiliate” means any trade or business (whether or not incorporated) under common control with the Loan Parties within the meaning of Section 414(b) or (c) of the Code (and Sections 414(m) and (o) of the Code for purposes of provisions relating to Section 412 of the Code).

“ERISA Event” means (a) a Reportable Event with respect to a Pension Plan; (b) the withdrawal of the Company or any ERISA Affiliate from a Pension Plan subject to Section 4063 of ERISA during a plan year in which such entity was a “substantial employer” as defined in Section 4001(a)(3) of ERISA or a cessation of operations that is treated as such a withdrawal under Section 4062(e) of ERISA; (c) a complete or partial withdrawal by the Company or any ERISA Affiliate from a Multiemployer Plan or notification that a Multiemployer Plan is in insolvency; (d) the filing of a notice of intent to terminate, or the treatment of a Pension Plan or Multiemployer Plan amendment as a termination, under Section 4041 or 4041A of ERISA; (e) the institution by the PBGC of proceedings to terminate a Pension Plan; (f) any event or condition which constitutes grounds under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Pension Plan or Multiemployer Plan; (g) the determination that any Pension Plan or Multiemployer Plan is considered an at-risk plan or a plan in endangered or critical status within the meaning of Sections 430, 431 and 432 of the Code or Sections 303, 304 and 305 of ERISA; or (h) the imposition of any liability under Title IV of ERISA, other than for PBGC premiums due but not delinquent under Section 4007 of ERISA, upon the Company or any ERISA Affiliate.

“Eurocurrency Liabilities” has the meaning specified in Section 3.04(e).

“Event of Default” has the meaning specified in Section 9.01.

“Excess Availability” means, at any time of determination, (a) the Line Cap minus (b) the Total Revolving Credit Outstandings; provided that for purposes of determining Excess Availability, the Letter of Credit Obligations referred to in clause (c) of the first sentence of the definition of “Letter of Credit Obligations” shall not be counted. In calculating Excess Availability at any time and for any purpose under this Agreement, the Borrower Agent, on behalf of the Borrowers, shall certify to the Lender that (i) all accounts payable are being paid on a timely basis and consistent with past practices, which, if unpaid would by law become a Lien upon its property, except to the extent that such account payable is being Properly Contested or any such Lien would otherwise be permitted by Section 8.02, and (ii) all taxes are being paid on a timely basis and consistent with past practice, unless the same are being Properly Contested (absent which the Lender may establish a Reserve therefor).

“Excess Metals Raw Materials” means metals raw materials in excess of 52+ week demand including various plate metals, bar steel, extruded aluminum, structural steel, and other as defined in the most recent appraisal.

“Exchange Act” means the Securities Exchange Act of 1934 and the regulations promulgated thereunder.

“Exchange Rate” for a currency (other than Dollars) means the rate quoted by the Lender as the exchange rate for the purchase by the Lender of such currency with another currency through its principal foreign exchange trading office at approximately 11:00 a.m., New York City time, on the date two (2) Business Days prior to the date as of which the foreign exchange computation is made; provided that the Lender may obtain such spot rate from another financial institution designated by the Lender if it does not have as of the date of determination a spot buying rate for any such currency.

“Excluded Assets” means (a) all Excluded Real Property, (b) all assets or property (other than Inventory or Accounts) of the Loan Parties that would otherwise be included as Collateral but for the express terms of (i) any permit, lease, license, contract or other agreement or instrument constituting or applicable to such asset or (ii) applicable Law (other than to the extent that any such term would be rendered ineffective pursuant to Sections 9-406, 9-407, 9-408 or 9-409 of the UCC (or any successor provision or provisions) of any relevant jurisdiction or any other applicable Law or principles of equity) that, in each case, prohibits or requires the consent of any Person (other than a Loan Party) for the grant to the Lender of a security interest in and to such asset or property or under which the grant to the Lender of a security interest in and to such asset or property may impair the validity or enforceability of such asset or property (including any United States intent-to-use trademark applications); provided, however, that such assets or property shall constitute “Excluded Assets” only to the extent and for so long as such permit, lease, license, contract or other agreement or applicable Law validly prohibits or requires such consent for the creation of a Lien on such property in favor of the Lender (as opposed to restricting any exercise of remedies hereunder or requiring the consent of any Person (other than a Loan Party) or Governmental Authority for any exercise of remedies hereunder (which exercise of remedies shall be subject to Section 9.04, but such provision shall not limit the creation, attachment or perfection of the Lien in favor of the Lender hereunder)) and, upon the termination of such prohibition (by written consent or in any other manner), such property shall cease to constitute “Excluded Assets;” (c) Excluded Deposit Accounts, (d) Excluded Equity Interests, (e) to the extent that applicable Law requires that a Subsidiary of any Loan Party issue nominee or directors qualifying shares, such nominee or qualifying shares, (f) the assets of any Railcar Leasing Subsidiary, (g) the assets of JAIX, (h) the assets of any Designated Entity, (i) assets subject to certificates of title or ownership (to the extent a security interest therein cannot be perfected by filing a UCC financing statement)(and excluding, for the avoidance of doubt, any certificates representing ownership of Equity Interests) in an aggregate amount not to exceed $500,000, and (j) other assets to the extent the Lender determines in its Credit Judgment that the cost of obtaining such pledge or security interest is excess in relation to the benefit thereof; provided, however, that Excluded Assets shall not include any Proceeds of property described in clauses (a), (b), (c), (e) and (j) above (unless such Proceeds are also described in such clauses).

“Excluded Deposit Account” means (a) a Deposit Account the balance of which consists exclusively of withheld income taxes and federal, state or local employment taxes, (b) a Deposit Account constituting (and the balance of which consists solely of funds set aside in connection with) payroll accounts, trust accounts, and accounts dedicated to the payment of accrued employee benefits, medical, dental and employee benefits claims to employees of any Loan Party, (c) a zero balance disbursement account and (d) any other Deposit Account maintained in the Ordinary Course of Business containing cash amounts that do not exceed at any time $50,000 for any such account and $250,000 in the aggregate for all such accounts under this clause (d).

“Excluded Equity Interests” means (a) any of the outstanding Voting Equity Interests of any CFC or CFCHC that is a Direct Foreign Subsidiary of a Loan Party in excess of sixty-five percent (65%) of all the Voting Equity Interests of such CFC or CFCHC, (b) any Voting Equity Interests of any CFC or CHCHC that is not a Direct Foreign Subsidiary of a Loan Party, (c) the Equity Interests of a Subsidiary that is not a wholly-owned Subsidiary the pledge of which would violate a contractual obligation to the owners of the other Equity Interests of such Subsidiary (other than any such owners that are the Company or Affiliates of the Company) that is binding on or relating to such Equity Interests, or the applicable organizational documents, joint venture agreement or shareholders’ agreement of such Subsidiary, (d) Equity Interests of any Railcar Leasing Subsidiary, (e) Equity Interests of FreightCar Mauritius Ltd, (f) Equity Interests of FreightCar (Shanghai) Trading Co., Ltd, (g) Equity Interests of JAIX, and (h) Equity Interests of any Designated Entity.

“Excluded Real Property” means (a) any fee-owned Real Property of a Loan Party with a purchase price of less than $1,000,000 individually, (b) any fee-owned Real Property of a Loan Party with a purchase price of $1,000,000 or more with respect to which, in the reasonable judgment of the Lender the cost (including as a result of adverse tax consequences) of providing a Mortgage shall be excessive in view of the benefits to be obtained by the Lender, and (c) any Real Property in which a Loan Party has an interest that is not fee-owned.

“Excluded Subsidiary” means (a) each Subsidiary that is not a wholly-owned Subsidiary (for so long as such Subsidiary remains a non-wholly-owned Subsidiary), (b) (i) any Subsidiary that is a “controlled foreign corporation” within the meaning of Section 957 of the Code (a “CFC”), (ii) any Subsidiary that owns no material assets other than the Equity Interests or indebtedness of one or more CFCs and/or one or more CFCHCs (a “CFCHC”) and (iii) any direct or indirect Subsidiary of any CFC or CFCHC, (c) each Railcar Leasing Subsidiary, (d) JAIX and (e) any Designated Entity; provided, however that, notwithstanding the foregoing, no Borrower shall be an Excluded Subsidiary.

“Excluded Swap Obligation” means, with respect to any Loan Party, any Swap Obligation if, and to the extent that, all or a portion of the guarantee of such Loan Party of, or the grant by such Loan Party of a Lien to secure, such Swap Obligation (or any guarantee thereof) is or becomes illegal under the Commodity Exchange Act or any rule, regulation or order of the Commodity Futures Trading Commission (or the application or official interpretation of any thereof) by virtue of such Loan Party’s failure for any reason to constitute an “eligible contract participant” as defined in the Commodity Exchange Act and the regulations thereunder at the time the guarantee of such Loan Party or the grant of such Lien becomes effective with respect to such Swap Obligation. If a Swap Obligation arises under a master agreement governing more than one swap, such exclusion shall apply only to the portion of such Swap Obligation that is attributable to swaps for which such guarantee or Lien is or becomes illegal.

“Excluded Taxes” with respect to the Lender or any other recipient of a payment to be made by or on account of any Obligation: (a) Taxes imposed on or measured by its overall net income (however denominated), franchise Taxes and branch profits Taxes, in each case imposed (i) by the jurisdiction (or any political subdivision thereof) under the laws of which such recipient is organized or in which its principal office is located or, in the case of the Lender, in which its applicable lending office is located, or (ii) that are Other Connection Taxes; (b) any U.S. federal withholding Taxes imposed pursuant to FATCA; (c) in the case of a Lender, U.S. federal withholding taxes imposed on amount payable to or for the account of such Lender with respect to an applicable interest in a Loan or Revolving Credit Commitment pursuant to a law in effect on the date on which (i) such Lender acquires such interest in the Loan or Revolving Credit Commitment or (ii) such Lender changes its lending office; and (d) taxes attributable to such recipient’s failure to comply with Section 3.01(f).

“Exigent Circumstances” shall mean (a) the fraudulent removal, concealment, or abscondment of any material portion of the Collateral by any Loan Party or any Restricted Subsidiary or (b) the deliberate destruction or material waste of all or any material part of the Collateral.

“Existing Agreement” means that certain Credit Agreement dated as of July 26, 2013, among the Borrowers, the lenders party thereto and Bank of America, N.A., as administrative agent, as amended through the Closing Date.

“Existing Letters of Credit” means the letter of credit issued and outstanding under the Existing Agreement which are identified on Schedule 1.01 hereto.

“Extraordinary Expenses” means all reasonable out-of-pocket costs, expenses, liabilities or advances that Lender may incur or make during a Default or Event of Default, or during the pendency of a proceeding of any Loan Party under any Debtor Relief Laws, including those relating to (a) any audit, inspection, repossession, storage, repair, appraisal, insurance, manufacture, preparation or advertising for sale, sale, collection, or other preservation of or realization upon any Collateral; (b) any action, arbitration or other proceeding (whether instituted by or against the Lender, any Loan Party, any representative of creditors of a Loan Party or any other Person) in any way relating to any Collateral (including the validity, perfection, priority or avoidability of the Lender’s Liens with respect to any Collateral), Loan Documents, Letters of Credit or Obligations, including any lender liability or other claims; (c) the exercise, protection or enforcement of any rights or remedies of the Lender in, or the monitoring of, any proceeding applicable to any Loan Party under any Debtor Relief Laws; (d) settlement or satisfaction of any taxes, charges or Liens with respect to any Collateral; (e) any enforcement action; and (f) negotiation and documentation of any modification, waiver, workout, restructuring or forbearance with respect to any Loan Documents or Obligations. Such costs, expenses and advances include reasonable out-of-pocket transfer fees, Other Taxes, storage fees, insurance costs, permit fees, utility reservation and standby fees, legal fees, appraisal fees, brokers’ fees and commissions, auctioneers’ fees and commissions, accountants’ fees, environmental study fees, wages and salaries paid to employees of any Loan Party or independent contractors in liquidating any Collateral, and travel expenses.

“Facility Termination Date” means the date as of which Payment in Full of all Obligations has occurred.

“Fair Market Value” means, with respect to any asset or any group of assets, as of any date of determination, the value of the consideration obtainable in a sale of such assets at such date of determination assuming a sale by a willing seller to a willing purchaser dealing at arm’s length and arranged in an orderly manner over a reasonable period of time giving regard to the nature and characteristics of such asset.

“FASB ASC” means the Accounting Standards Codification of the Financial Accounting Standards Board.

“FATCA” means Sections 1471 through 1474 of the Code, as of the date of this Agreement (or any amended or successor version that is substantively comparable and not materially more onerous to comply with) and any current or future regulations or official interpretations thereof and any agreements entered into pursuant to Section 1471(b)(1) of the Code.

“Federal Funds Rate” means, for any day, the rate per annum equal to the weighted average of the rates on overnight federal funds transactions with members of the Federal Reserve System arranged by federal funds brokers on such day, as published by the Federal Reserve Bank of New York on the Business Day next succeeding such day; provided that (a) if such day is not a Business Day, the Federal Funds Rate for such day shall be such rate on such transactions on the next preceding Business Day as so published on the next succeeding Business Day, and (b) if no such rate is so published on such next succeeding Business Day, the Federal Funds Rate for such day shall be the average rate (rounded upward, if necessary, to a whole multiple of 1/100 of 1%) charged to the Lender on such day on such transactions as determined by the Lender.

“Fee Letter” means the letter agreement, dated April 12, 2019 among the Company and the Lender.

“Field Exam” means any visit and inspection of the properties, assets and records of any Loan Party during the term of this Agreement, which shall include access to such properties, assets and records sufficient to permit the Lender or its representatives to examine, audit and make extracts from any Loan Party’s books and records, make examinations and audits of any Loan Party’s other financial matters and Collateral as the Lender deems appropriate in its Credit Judgment, and discussions with its officers, employees, agents, advisors and independent accountants regarding such Loan Party’s business, financial condition, assets, prospects and results of operations.

“FLSA” means the Fair Labor Standards Act of 1938.

“Foreign Activities Laws” has the meaning specified in Section 7.11.

“Foreign Lender” means a Lender that is not a U.S. Person.

“FRB” means the Board of Governors of the Federal Reserve System of the United States.

“GAAP” means generally accepted accounting principles as in effect from time to time in the United States, consistently applied.

“Governmental Authority” means the government of the United States of America or any other nation, or of any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government (including any supra-national bodies such as the European Union or the European Central Bank).

“Guarantee” means, as to any Person, (a) any obligation, contingent or otherwise, of such Person guaranteeing or having the economic effect of guaranteeing any Indebtedness or other obligation payable or performable by another Person (the “primary obligor”) in any manner, whether directly or indirectly, and including any obligation of such Person, direct or indirect, (i) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness or other obligation, (ii) to purchase or lease property, securities or services for the purpose of assuring the obligee in respect of such Indebtedness or other obligation of the payment or performance of such Indebtedness or other obligation, (iii) to maintain working capital, equity capital or any other financial statement condition or liquidity or level of income or cash flow of the primary obligor so as to enable the primary obligor to pay such Indebtedness or other obligation, or (iv) entered into for the purpose of assuring in any other manner the obligee in respect of such Indebtedness or other obligation of the payment or performance thereof or to protect such obligee against loss in respect thereof (in whole or in part), or (b) any Lien on any assets of such Person securing any Indebtedness or other obligation of any other Person, whether or not such Indebtedness or other obligation is assumed by such Person (or any right, contingent or otherwise, of any holder of such Indebtedness to obtain any such Lien). The amount of any Guarantee shall be deemed to be an amount equal to the stated or determinable amount of the related primary obligation, or portion thereof, in respect of which such Guarantee is made or, if not stated or determinable, the maximum reasonably anticipated liability in respect thereof as determined by the guaranteeing Person in good faith. The term “Guarantee” as a verb has a corresponding meaning.

“Guarantor” means each Person who executes or becomes a party to this Agreement as a guarantor pursuant to Article XI or otherwise executes and delivers a guaranty agreement acceptable to the Lender guaranteeing any of the Obligations.

“Guarantor Payment” has the meaning specified in Section 2.13(c)(ii).

“Hazardous Materials” means all substances or wastes regulated pursuant to, or for which liability can be imposed pursuant to, Environmental Law, including explosive or radioactive substances or wastes and all hazardous or toxic substances, wastes or other pollutants, including petroleum or petroleum distillates, asbestos or asbestos-containing materials, polychlorinated biphenyls, radon gas, infectious or medical wastes.

“Increase Effective Date” has the meaning specified in Section 2.15(d).

“Indebtedness” means, as to any Person at a particular time, without duplication, all of the following, whether or not included as indebtedness or liabilities in accordance with GAAP:

(a)        all obligations of such Person for borrowed money and all obligations of such Person evidenced by bonds, debentures, notes, loan agreements or other similar instruments or upon which interest is customarily paid;

(b)        all direct or contingent obligations of such Person arising under or in respect of letters of credit (including standby and commercial), bankers’ acceptances, bank guaranties, surety bonds and other financial products and services (including treasury management and commercial credit card, merchant card and purchase or procurement card services);

(c)        net obligations of such Person under any Swap Contract;

(d)        all obligations of such Person to pay the deferred purchase price of property or services (other than trade accounts payable in the Ordinary Course of Business) and any accrued and unpaid obligations with respect to Earnout Payments;

(e)        indebtedness secured by a Lien on property owned or being purchased by such Person (including indebtedness arising under conditional sales or other title retention agreements), whether or not such indebtedness shall have been assumed by such Person or is limited in recourse;

(f)        obligations under Capital Leases and Synthetic Lease Obligations of such Person;

(g)        all obligations of such Person with respect to the redemption, repayment or other repurchase or payment in respect of any Disqualified Equity Interest; and

(h)        all Guarantees of such Person in respect of any of the foregoing.

For all purposes hereof, the Indebtedness of any Person shall include the Indebtedness of any partnership or joint venture (other than a joint venture that is itself a corporation or limited liability company) in which such Person is a general partner or a joint venturer, to the extent such Indebtedness is recourse to such Person. The amount of any net obligation under any Swap Contract on any date shall be deemed to be the Swap Termination Value thereof as of such date. The amount of any Capital Lease or Synthetic Lease Obligation as of any date shall be deemed to be the amount of Attributable Indebtedness in respect thereof as of such date.

“Indemnified Taxes” means (a) Taxes, other than Excluded Taxes, imposed on or with respect to any payment made by or on account of any obligation of any Loan Party under any Loan Document and (b) to the extent not otherwise described in clause (a), Other Taxes.

“Indemnitees” has the meaning specified in Section 10.04(b).

“Information” has the meaning specified in Section 10.07(b).

“Insolvency Event” means, with respect to any Person:

(a)        the commencement of: (i) a voluntary case by such Person under the Bankruptcy Code or (ii) the seeking of relief by such Person under other Debtor Relief Laws;

(b)        the commencement of an involuntary case or proceeding against such Person under the Bankruptcy Code or other Debtor Relief Laws and the petition or other filing is not controverted or dismissed within sixty (60) days after commencement of the case or proceeding;

(c)        a custodian (as defined in the Bankruptcy Code or equivalent term under any other Debtor Relief Law, including a receiver, interim receiver, receiver manager, trustee or monitor) is appointed for, or takes charge of, all or substantially all of the property of such Person and, if appointed or taking charge without the consent or application of such Person, has not been removed or discharged within sixty (60) days;

(d)        such Person commences (including by way of applying for or consenting to the appointment of, or the taking charge by, a rehabilitator, receiver, interim receiver, custodian, trustee, monitor, conservator or liquidator (or any equivalent term under any other Debtor Relief Laws) (collectively, a “conservator”) of such Person or all or any substantial portion of its property) any other proceeding under any reorganization, arrangement, adjustment of debt, relief of debtors, dissolution, insolvency, liquidation, rehabilitation, conservatorship or similar law of any jurisdiction whether now or hereafter in effect relating to such Person;

(e)        such Person is adjudicated by a court of competent jurisdiction to be insolvent or bankrupt;

(f)        any order of relief or other order approving any such case or proceeding referred to in clauses (a) or (b) above is entered;

(g)        such Person suffers any appointment of any conservator or the like for it or any substantial part of its property that continues undischarged or unstayed for a period of sixty (60) days; or

(h)        such Person makes a compromise, arrangement or general assignment for the benefit of creditors or generally does not pay its debts as such debts become due.

“Intellectual Property” means all trade secrets, know-how and other proprietary information; trademarks, uniform resource locations (URLs), internet domain names, service marks, sound marks, trade dress, trade names, business names, designs, logos, slogans (and all translations, adaptations, derivations and combinations of the foregoing) indicia and other source and/or business identifiers, and the goodwill of the business relating thereto and all registrations or applications for registrations which have heretofore been or may hereafter be issued thereon throughout the world; copyrights (including copyrights for computer programs) and copyright registrations or applications for registrations which have heretofore been or may hereafter be issued throughout the world and all tangible property embodying the copyrights, unpatented inventions (whether or not patentable); patent applications and patents; industrial design applications and registered industrial designs; license agreements related to any of the foregoing and income therefrom; books, records, writings, computer tapes or disks, flow diagrams, specification sheets, computer software, source codes, object codes, executable code, data, databases and other physical manifestations, embodiments or incorporations of any of the foregoing; the right to sue for all past, present and future infringements of any of the foregoing; all other intellectual property; and all common law and other rights throughout the world in and to all of the foregoing.

“Interest Payment Date” means, (a) as to any LIBOR Loan, (i) the last day of each Interest Period applicable to such LIBOR Loan; provided that if any Interest Period for a LIBOR Loan is greater than three (3) months, the respective dates that fall every three (3) months after the beginning of such Interest Period shall also be Interest Payment Dates, (ii) any date that such Loan is prepaid or converted, in whole or in part, and (iii) the Maturity Date; and (b) as to any Base Rate

Loan, (i) the first day of each month with respect to interest accrued through the last day of the immediately preceding month, (ii) any date that such Loan is prepaid or converted, in whole or in part, and (iii) the Maturity Date; provided, further, that interest accruing at the Default Rate shall be payable from time to time upon demand of the Lender.

“Interest Period” means, as to each LIBOR Loan, the period commencing on the date such LIBOR Loan is disbursed or converted to or continued as a LIBOR Loan and ending, in each case, on the date one, two, three or six months thereafter, as selected by the Borrower Agent; provided that:

(a)        any Interest Period that would otherwise end on a day that is not a Business Day shall be extended to the next succeeding Business Day unless such Business Day falls in another calendar month, in which case such Interest Period shall end on the next preceding Business Day;

(b)        any Interest Period that begins on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period) shall end on the last Business Day of the calendar month at the end of such Interest Period; and

(c)        no Interest Period shall extend beyond the Maturity Date.

“Investment” means, as to any Person, any direct or indirect acquisition or investment by such Person, whether by means of (a) the purchase or other acquisition of Equity Interests of another Person (including through the purchase of an option, warrant or convertible or similar type of security), (b) a loan, advance or capital contribution to, Guarantee or assumption of debt of, or purchase or other acquisition of any other debt or equity participation or interest in, another Person, including any partnership or joint venture interest in such other Person and any arrangement pursuant to which the investor Guarantees Indebtedness of such other Person, or (c) the purchase or other acquisition (in one transaction or a series of transactions) of assets of another Person that constitute a business unit. For purposes of compliance with Section 8.03, the amount of any Investment shall be the amount actually invested, without adjustment for subsequent increases or decreases in the value of such Investment, less all returns of principal or equity thereon (and without adjustment by reason of the financial condition of such other Person) and shall, if made by the transfer or exchange of property other than cash, be deemed to have been made in an original principal or capital amount equal to the Fair Market Value of such property at the time of such transfer or exchange.

“IP Rights” means rights of any Person to use any Intellectual Property.

“ISP” means, with respect to any Letter of Credit, the “International Standby Practices 1998” published by the Institute of International Banking Law & Practice (or such later version thereof as may be in effect at the time of issuance).

“Issuer Documents” means with respect to any Letter of Credit, the Letter of Credit Application, and any other document, agreement and instrument entered into by the Lender and any Borrower (or any Subsidiary) or in favor the Lender and relating to any such Letter of Credit.

“JAIX” means JAIX Leasing Company, a Delaware corporation.

“Judgment Currency” has the meaning specified in Section 10.19(a).

“Laws” means, collectively, all international, foreign, federal, state and local statutes, treaties, rules, regulations, ordinances, codes and administrative or judicial precedents or authorities, including the interpretation or administration thereof by any Governmental Authority charged with the enforcement, interpretation or administration thereof, and all applicable administrative orders, directed duties, requests, licenses, authorizations and permits of, and agreements with, any Governmental Authority, in each case whether or not having the force of law.

“Lender’s Office” means the Lender’s address as set forth in Section 10.02, or such other address or account as the Lender may from time to time notify to the Borrower Agent.

“Letter of Credit” means any standby or documentary letter of credit issued by the Lender (or any Affiliate thereof) for the account of a Borrower, or any indemnity, guarantee, exposure transmittal memorandum or similar form of credit support issued by the Lender (or any Affiliate thereof) for the benefit of a Borrower, and shall include the Existing Letters of Credit.

“Letter of Credit Application” means an application and agreement for the issuance or amendment of a Letter of Credit in the form from time to time in use by the Lender (or the applicable Affiliate thereof).

“Letter of Credit Borrowing” means an extension of credit resulting from a drawing under any Letter of Credit which has not been reimbursed on the date when made or refinanced as a Borrowing. All Letter of Credit Borrowings shall be denominated either in Dollars or an Alternative Currency, and any such Letter of Credit Borrowing denominated in an Alternative Currency shall be treated for all purposes of this Agreement at its Dollar Equivalent.

“Letter of Credit Conditions” means the following conditions necessary for issuance of a Letter of Credit: (a) each of the applicable conditions set forth in Article V is satisfied; (b) after giving effect to such issuance, total Letter of Credit Obligations (except for those referred to in clause (c) of the first sentence of the definition of “Letter of Credit Obligations”) do not exceed the Letter of Credit Sublimit, no Overadvance exists and Total Revolving Credit Outstandings do not exceed the Line Cap; (c) the Letter of Credit and payments thereunder are denominated in Dollars or an Alternative Currency; (d) such Letter of Credit is in an initial amount of at least $10,000 and (e) the purpose and form of the proposed Letter of Credit are satisfactory to Lender in its discretion.

“Letter of Credit Expiration Date” means the day that is twenty (20) days prior to the Maturity Date (or, if such day is not a Business Day, the next preceding Business Day).

“Letter of Credit Extension” means, with respect to any Letter of Credit, the issuance thereof or extension of the expiry date thereof, or the renewal or increase of the amount thereof.

“Letter of Credit Fees” means, collectively or individually as the context may indicate, the fees with respect to Letters of Credit described in Section 2.09(b).

“Letter of Credit Obligations” means, as at any date of determination, (a) the aggregate undrawn amount of all outstanding Letters of Credit, plus (b) the aggregate of all Letter of Credit Borrowings, plus (c) the aggregate amount of all accrued and unpaid Letter of Credit Fees (or, when applicable, the Dollar Equivalent of the foregoing clauses (a) through (c)). For purposes of computing the amount available to be drawn under any Letter of Credit, the amount of such Letter of Credit shall be determined in accordance with Section 1.07. For all purposes of this Agreement, if on any date of determination a Letter of Credit has expired by its terms but any amount may still be drawn thereunder by reason of the operation of Rule 3.14 of the ISP, such Letter of Credit shall be deemed to be “outstanding” in the amount so remaining available to be drawn.

“Letter of Credit Sublimit” means an amount equal to the lesser of (a) $10,000,000 and (b) the Revolving Credit Facility. The Letter of Credit Sublimit is part of, and not in addition to, the Revolving Credit Facility.

“LIBOR Loan” means a Revolving Loan that bears interest based on clause (a) of the definition of “LIBOR Rate.”

“LIBOR Rate” means, subject to Section 3.03:

(a)        for any Interest Period with respect to a LIBOR Loan, the rate per annum equal to (but in no event less than zero) (i) the ICE Benchmark Administration (or the successor thereto if the ICE Benchmark Administration is no longer making the LIBOR Rate available) LIBOR Rate, as published by Reuters (or such other internationally recognized commercially available source providing quotations of ICE LIBOR as designated by the Lender from time to time) (“ICE LIBOR”) at approximately 11:00 a.m., London time, two London Banking Days prior to the commencement of such Interest Period, for Dollar deposits (for delivery on the first day of such Interest Period) with a term equivalent to such Interest Period or, (ii) if such rate is not available at such time for any reason, the rate per annum determined by the Lender to be the rate at which deposits in Dollars for delivery on the first day of such Interest Period in same day funds in the approximate amount of the LIBOR Loan being made, continued or converted and with a term equivalent to such Interest Period would be offered by such other authoritative source (as is selected by the Lender in its sole reasonable discretion) to major banks in the London interbank eurodollar market at their request at approximately 11:00 a.m. (London time) two (2) London Banking Days prior to the commencement of such Interest Period; and

(b)        for any interest calculation with respect to a Base Rate Loan on any date, the rate per annum equal to (but which shall never be less than zero) (i) ICE LIBOR, at approximately 11:00 a.m., London time determined two London Banking Days prior to such date for Dollar deposits being delivered in the London interbank market for a term of one (1) month commencing that day or (ii) if such published rate is not available at such time for any reason, the rate per annum determined by the Lender to be the rate at which deposits in Dollars for delivery on the date of determination in same day funds in the approximate amount of the Base Rate Loan being made or maintained and with a term equal to one (1) month would be offered by such other authoritative source (as is selected by the Lender in its sole reasonable discretion) to major banks in the London interbank eurodollar market at their request at the date and time of determination.

“Libor Successor Rate” has the meaning specified in Section 3.03.

“License” means any license or agreement under which a Loan Party is granted IP Rights by a third party (other than ownership of the Intellectual Property in question) in connection with any manufacture, marketing, distribution or disposition of Collateral, any use of assets or property or any other conduct of its business.

“Licensor” means any Person from whom a Loan Party obtains IP Rights under a License.

“Lien” means any mortgage, pledge, hypothecation, assignment, deposit arrangement, encumbrance, lien (statutory or other), charge or other security interest, or any preference, priority or other security agreement or preferential arrangement in the nature of a security agreement of any kind or nature whatsoever (including any conditional sale or other title retention agreement, any easement, right of way or other encumbrance on title to real property, and any financing lease having substantially the same economic effect as any of the foregoing).

“Lien Waiver” means an agreement, in form and substance reasonably satisfactory to the Lender, by which (a) for any material Collateral located on leased premises or premises subject to a mortgage, the lessor or mortgagee, as applicable, agrees to, among other things, waive or subordinate any Lien it may have on the Collateral, and agrees to permit the Lender to enter upon the premises and remove the Collateral or to use the premises to store or dispose of the Collateral; (b) for any Collateral held by a warehouseman, processor, shipper, customs broker or freight forwarder, such Person waives or subordinates any Lien it may have on the Collateral, agrees to hold any Documents in its possession relating to the Collateral as agent for the Lender, and agrees to deliver the Collateral to the Lender upon request; (c) for any Collateral held by a repairman, mechanic or bailee, such Person acknowledges the Lender’s Lien, waives or subordinates any Lien it may have on the Collateral, and agrees to deliver the Collateral to the Lender upon request; and (d) for any Collateral subject to a Licensor’s IP Rights, the Licensor grants to the Lender the right, vis-à-vis such Licensor, to enforce the Lender’s Liens with respect to the Collateral, including the right to dispose of it with the benefit of the Intellectual Property, whether or not a default exists under any applicable License.

“Line Cap” means the lesser of (a) the Revolving Credit Facility minus the Specific Reserve and (b) the Borrowing Base.

“Loan” means an extension of credit under Article II in the form of a Revolving Loan; it being acknowledged and agreed that all Loans shall be funded in Dollars (and not in any Alternative Currency).

“Loan Account” has the meaning assigned to such term in Section 2.11.

“Loan Documents” means this Agreement, each Note, each Security Instrument, each Issuer Document, each Borrowing Base Certificate, each Compliance Certificate, any agreement creating or perfecting rights in Cash Collateral securing any Obligation hereunder and all other instruments and documents heretofore or hereafter executed or delivered to or in favor of the Lender in connection with the Loans made and transactions contemplated by this Agreement pursuant to which rights are granted to the Lender or obligations are incurred by a Loan Party, but excluding, for the avoidance of doubt, Credit Product Arrangements.

“Loan Notice” means a notice of (a) a Borrowing, (b) a conversion of Loans from one Type to the other, or (c) a continuation of LIBOR Loans, in each case, described in Section 2.02.

“Loan Obligations” means all Obligations other than amounts (including fees) owing by any Loan Party pursuant to any Credit Product Arrangements.

“Loan Parties” means the Borrowers and each Guarantor. For the avoidance of doubt, neither JAIX nor any Railcar Leasing Subsidiary shall be a Loan Party.

“London Banking Day” means any day on which dealings in Dollar deposits are conducted by and between banks in the London interbank eurodollar market.

“Material Adverse Effect” means (a) a material adverse change in, or a material adverse effect on, the operations, business, assets, properties, liabilities (actual or contingent), or condition (financial or otherwise) of either (i) the Borrowers, taken as a whole or (ii) the Company and its Restricted Subsidiaries, taken as a whole; (b) a material impairment of the ability of any Loan Party to perform its obligations under any Loan Document to which it is a party; or (c) a material adverse effect upon the legality, validity, binding effect or enforceability against any Loan Party of any Loan Document to which it is a party or on the ability of the Lender to collect any Obligation or realize upon any material portion of the Collateral.

“Material Contract” means any agreement or arrangement to which a Loan Party or Subsidiary (other than an Excluded Subsidiary) is party (other than the Loan Documents) (a) that is deemed to be a material contract under any securities law applicable to such Loan Party, including the Securities Act of 1933, as to which a breach, termination, nonperformance or failure to renew could reasonably be expected to have a Material Adverse Effect; or (b) that relates to Subordinated Debt or other Indebtedness in an aggregate amount of $5,000,000 or more.

“Material License” has the meaning assigned to such term in Section 7.15.

“Material Third-Party Agreement” has the meaning assigned to such term in Section 7.17(a).

“Maturity Date” means April 12, 2024.

“Measurement Period” means, at any date of determination, the most recently completed trailing four (4) quarter period of the Company and its Subsidiaries for which financial statements have or should have been delivered in accordance with Section 7.01(a) or 7.01(b).

“Minimum Collateral Amount” means, at any time, (a) with respect to Cash Collateral consisting of cash or Deposit Account balances provided in accordance with the provisions of Sections 2.06(b)(v), 2.14(a) or 2.14(b), an amount equal to 103% of the Outstanding

Amount of all Letter of Credit Obligations plus any amount, determined by the Lender in its reasonable discretion, necessary to cover any foreign currency fluctuation risk with respect to Letters of Credit denominated in an Alternative Currency with maturity after the Letter of Credit Expiration Date, and (b) otherwise, an amount determined by the Lender in its sole discretion.

“Moody’s” means Moody’s Investors Service, Inc. and any successor thereto.

“Mortgage Related Documents” means, with respect to any Real Property subject to a Mortgage, the following, in form and substance reasonably satisfactory to the Lender and received by the Lender for review at least ten (10) Business Days prior to the effective date of the Mortgage: (a) an ALTA mortgagee title policy (or binder therefor) covering the Lender’s interest under the Mortgage, in a form and amount and by an insurer reasonably acceptable to the Lender, which must be fully paid on such effective date; (b) such assignments of leases, estoppel letters, attornment agreements, consents, waivers and releases as the Lender may reasonably require with respect to other Persons having an interest in the Real Property; (c) an ALTA Survey by a licensed surveyor reasonably acceptable to the Lender; (d) a life-of-loan flood hazard determination and, if the Real Property is located in a flood plain, an acknowledged notice to borrower and flood insurance in an amount, with endorsements and by an insurer reasonably acceptable to the Lender; (e) a current appraisal of the Real Property, prepared by an appraiser reasonably acceptable to the Lender, and in form and substance reasonably satisfactory to Lender; (f) an environmental assessment, prepared by environmental engineers reasonably acceptable to the Lender, and accompanied by such reports, certificates, studies or data as the Lender may reasonably require, which shall all be in form and substance reasonably satisfactory to Lender; and (g) an environmental indemnity agreement and such other documents, instruments or agreements as the Lender may reasonably require with respect to any actual or potential release of Hazardous Materials at any Real Property.

“Mortgaged Property” means fee-owned Real Property, other than Excluded Real Property, required from time to time to be subject to a Mortgage pursuant to the terms of the Loan Documents.

“Mortgages” means the mortgages, deeds of trust, or deeds to secure debt executed by a Loan Party on or about the Closing Date, or from time to time thereafter as may be required under the Loan Documents, in favor of the Lender, for the benefit of the Secured Parties, by which such Loan Party has granted to the Lender, as security for the Obligations, a Lien upon the Mortgaged Property described therein, together with all mortgages, deeds of trust and comparable documents now or at any time hereafter securing the whole or any part of the Obligations.

“Multiemployer Plan” means any employee pension benefit plan of the type described in Section 4001(a)(3) of ERISA, to which any Loan Party or any ERISA Affiliate makes or is obligated to make contributions, or during the preceding five (5) plan years, has made or been obligated to make contributions.

“Multiple Employer Plan” means a Plan which has two (2) or more contributing sponsors (including any Loan Party or any ERISA Affiliate) at least two of whom are not under common control, as such a plan is described in Section 4064 of ERISA.

“Net Cash Proceeds” means (a) with respect to any Disposition of property, proceeds (including, when received, any deferred or escrowed payments) received by a Loan Party in cash from such disposition, net of (i) reasonable and customary costs and expenses actually incurred in connection therewith, including legal fees, brokerage fees and sales commissions; (ii) amounts applied to repayment of Indebtedness secured by a Permitted Lien senior to Lender’s Liens on Collateral sold; (iii) transfer or similar taxes; and (iv) reserves for income taxes and indemnities, until such taxes and indemnities are paid (in which case any amounts of the reserves in excess of the amounts actually paid shall be deemed to be Net Cash Proceeds) until such reserves are no longer needed, and (b) with respect to any issuance of Equity Interests or Indebtedness, proceeds received by a Loan Party in cash from such issuance net of (i) reasonable and customary costs and expenses actually incurred in connection therewith, including legal fees, accounting fees, and compensation to financial advisors, underwriters and placement agents, if any, and (ii) applicable taxes payable in connection with and at the time of such issuance.

“NOLV” means with respect to the Borrowers’ Inventory, the net orderly liquidation value of such Inventory (a percentage of the Cost of such Inventory) that might be realized at an orderly, negotiated sale held within a reasonable period of time, net of all liquidation expenses, as determined from time to time by reference to the most recent appraisal received by the Lender conducted by an independent appraiser engaged by the Lender that is reasonably acceptable to the Borrower Agent; provided that it is agreed and understood that each of Great American Group Advisory and Valuation Services, LLC, Hilco Valuation Services LLC, Sector3 Appraisals Inc. and Gordon Brothers Asset Advisors, LLC or any of their respective affiliates are reasonably acceptable to the Borrower Agent.

“Non-Loan Party Prepayment Funds” has the meaning specified in Section 2.06(b)(viii).

“Note” means a promissory note made by the Borrowers in favor of the Lender evidencing Revolving Loans made by such Lender, substantially in the form of Exhibit A.

“NPL” means the National Priorities List pursuant to CERCLA, as updated from time to time.

“Obligations” means (a) all amounts owing by any Loan Party to the Lender or any other Secured Party pursuant to or in connection with this Agreement or any other Loan Document or otherwise with respect to any Loan or Letter of Credit, including all principal, interest (including any interest accruing after the filing of any petition in bankruptcy or the commencement of any proceeding under any Debtor Relief Law relating to any Loan Party or would accrue but for such filing or commencement, whether or not a claim for post-filing or post-petition interest is allowed in such proceeding), reimbursement obligations, indemnification and reimbursement payments, and reasonable out-of-pocket fees, costs and expenses (including all reasonable out-of-pocket fees, costs and expenses of counsel to the Lender incurred in connection with this Agreement or any other Loan Document), whether direct or indirect, absolute or contingent, liquidated or unliquidated, now existing or hereafter arising hereunder or thereunder, together with all renewals, extensions, modifications or refinancings thereof and (b) all Credit Product Obligations; provided that the Obligations of a Loan Party shall not include its Excluded Swap Obligations.

“OFAC” has the meaning specified in Section 7.11.

“OFAC Listed Person” shall have the meaning specified in Section 6.21(a).

“OFAC Sanctions Program” means any economic or trade sanction that OFAC is responsible for administering and enforcing. A list of OFAC Sanctions Programs may be found at http://www.treasury.gov/resource-center/sanctions/Programs/Pages/Programs.aspx.

“Ordinary Course of Business” means the ordinary course of business of the Company and its Subsidiaries, consistent with past practices and undertaken in good faith.

“Organization Documents” means, (a) with respect to any corporation, the certificate or articles of incorporation and the bylaws (or equivalent or comparable constitutive documents with respect to any non-U.S. jurisdiction); (b) with respect to any limited liability company, the certificate or articles of formation or organization and operating agreement; and (c) with respect to any partnership, joint venture, trust or other form of business entity, the partnership, joint venture or other applicable agreement of formation or organization and any agreement, instrument, filing or notice with respect thereto filed in connection with its formation or organization with the applicable Governmental Authority in the jurisdiction of its formation or organization and, if applicable, any certificate or articles of formation or organization of such entity.

“Other Connection Taxes” means, with respect to any Recipient, Taxes imposed as a result of a present or former connection between such Recipient and the jurisdiction imposing such Tax (other than connections arising from such Recipient having executed, delivered, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, engaged in any other transaction pursuant to or enforced any Loan Document, or sold or assigned an interest in any Loan or Loan Document).

“Other Taxes” means all present or future stamp, court or documentary, intangible, recording, filing or similar Taxes that arise from any payment made under, from the execution, delivery, performance, enforcement or registration of, from the receipt or perfection of a security interest under, or otherwise with respect to, any Loan Document, except any such Taxes that are Other Connection Taxes imposed with respect to an assignment.

“Outstanding Amount” means (a) with respect to Revolving Loans, on any date, the aggregate outstanding principal amount thereof after giving effect to any Borrowings and any prepayments or repayments of Revolving Loans occurring on such date; and (b) with respect to any Letter of Credit Obligations on any date, the aggregate outstanding available amount of such Letter of Credit Obligations on such date after giving effect to any Letter of Credit Extension occurring on such date plus and any other changes in the aggregate amount of the Letter of Credit Obligations as of such date, including as a result of any reimbursements by the Borrowers of all Letter of Credit Borrowings on such date; provided that for purposes of determining the Outstanding Amount, the Letter of Credit Obligations referred to in clause (c) of the first sentence of the definition of “Letter of Credit Obligations” shall not be counted.

“Overadvance” has the meaning given to such term in Section 2.01(b).

“Participant” has the meaning assigned to such term in Section 10.06(b).

“Participant Register” has the meaning assigned to such term in Section 10.06(b).

“Patent Security Agreement” means any patent security agreement pursuant to which a Loan Party assigns to the Lender, such Person’s interests in its patents, as collateral security for the Obligations.

“PATRIOT Act” means United States Public Law 107-56, Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism (USA PATRIOT ACT) Act of 2001.

“Payment Conditions” means, with respect to any Specified Transaction, the satisfaction of the following conditions:

(a)        as of the date of any such Specified Transaction and immediately after giving effect thereto, no Default or Event of Default has occurred and is continuing;

(b)        Excess Availability (after giving Pro Forma Effect to such Specified Transaction) during the thirty (30) consecutive day period ending on and including the date of such Specified Transaction and the thirty (30) consecutive day period subsequent to such Specified Transaction shall be not less than (i) in the case of a Specified Restricted Payment, the greater of (A) twenty percent (20%) of the Revolving Credit Facility and (B) $10,000,000, or (ii) in the case of a Specified Investment, the greater of (A) fifteen percent (15%) of the Revolving Credit Facility and (B) $7,500,000, in each case, as of such date;

(c)        the Consolidated Fixed Charge Coverage Ratio as of the end of the most recently ended Measurement Period prior to the making of such Specified Transaction, calculated on a Pro Forma Basis, shall be equal to or greater than 1.00 to 1.00; and

(d)        the Lender shall have received a certificate of a Responsible Officer of the Borrower Agent certifying as to compliance with the preceding clauses and demonstrating (in reasonable detail) the calculations required thereby.

“Payment in Full” means (a) the indefeasible payment in full in cash of all Obligations, together with all accrued and unpaid interest and fees thereon, provided that Letter of Credit Obligations that have been fully Cash Collateralized in an amount equal to 103% of the amount thereof or as to which other arrangements with respect thereto reasonably satisfactory to the Lender shall have been made shall be deemed to have been paid in full in cash, (b) the Revolving Credit Commitments shall have terminated or expired, and (c) the obligations and liabilities of each Loan Party and its Affiliates under all Credit Product Arrangements shall have been fully, finally and irrevocably paid and satisfied in full and the Credit Product Arrangements shall have expired or been terminated, or other arrangements reasonably satisfactory to the applicable Credit Product Providers shall have been made with respect thereto.

“Payment Item” means each check, draft or other item of payment payable to a Borrower, including those constituting proceeds of any Collateral.

“PBGC” means the Pension Benefit Guaranty Corporation.

“Pension Funding Rules” means the rules of the Code and ERISA regarding minimum required contributions (including any installment payment thereof) to Pension Plans and Multiemployer Plans and set forth in Section 412, 430, 431, 432 and 436 of the Code and Sections 302, 303, 304 and 305 of ERISA.

“Pension Plan” means any employee pension benefit plan (including a Multiple Employer Plan but excluding any Multiemployer Plan) that is maintained or is contributed to by any Loan Party and any ERISA Affiliate or with respect to which any Loan Party or ERISA Affiliate has liability that and is either covered by Title IV of ERISA or is subject to the minimum funding standards under Section 412 of the Code.

“Permitted Acquisition” means any Acquisition by a Loan Party so long as:

(a)        the Person to be (or whose assets are to be) acquired (i) does not oppose such Acquisition, (ii) the line or lines of business of the Person to be acquired constitute Core Businesses and (iii) has its primary operations in the United States;

(b)        the aggregate cost of such Acquisitions (including cash and other property (other than Equity Interests or options to acquire Equity Interests of any Loan Party) given as consideration, any Indebtedness incurred, assumed or acquired by any Loan Party or any Subsidiary in connection with such Acquisition, and all additional purchase price amounts in the form of earnouts and other contingent obligations) does not exceed $10,000,000 in any fiscal year;

(c)        the Payment Conditions are satisfied with respect thereto;

(d)        the Borrower Agent shall have furnished to the Lender at least five (5) Business Days prior to the date on which any such Acquisition is to be consummated or such shorter time as the Lender may allow, a certificate of a Responsible Officer of the Borrower Agent, in form and substance reasonably satisfactory to the Lender, (i) certifying that all of the requirements set forth above will be satisfied on or prior to the consummation of such Acquisition and (ii) a reasonably detailed calculation of item (c) above (and such certificate shall be updated as necessary to make it accurate as of the date the Acquisition is consummated); and

(e)        the Borrower Agent shall have furnished the Lender with ten (10) days’ prior written notice of such intended Acquisition and shall have furnished the Lender with a current draft of the applicable acquisition documents (and final copies thereof as and when executed), and to the extent available, appropriate financial statements of the Person which is the subject of such Acquisition, pro forma projected financial statements for the twelve (12) month period following such Acquisition after giving effect to such Acquisition (including balance sheets, cash flows and income statements by month for the acquired Person, individually, and on a Consolidated basis with all Loan Parties), and, to the extent available, such other information as the Lender may reasonably request.

“Permitted Liens” has the meaning specified in Section 8.02.

“Person” means any natural person, corporation, limited liability company, trust, joint venture, association, company, partnership, Governmental Authority or other entity.

“Plan” means any employee pension benefit plan within the meaning of Section 3(2) of ERISA (including a Pension Plan, but excluding any Multiemployer Plan) and any employee welfare benefit plan within the meaning of Section 3(1) of ERISA, in all cases, maintained for employees of any Loan Party or any ERISA Affiliate or any such Plan to which any Loan Party or any ERISA Affiliate is required to contribute on behalf of any of its employees or any such Plan to which any Loan Party or any ERISA Affiliate has liability.

“Pledged Interests” means any Instrument, Investment Property or other Equity Interests constituting Collateral (other than Excluded Assets) hereunder, including the Pledged Interests as of the Closing Date which are set forth on Schedule 4.02 hereto.

“Pro Forma Adjustment” means, for the purposes of calculating Consolidated EBITDA for any Measurement Period, if at any time during such Measurement Period the Company, any Borrower or any of its Restricted Subsidiaries shall have made a Permitted Acquisition or Disposition, Consolidated EBITDA for such Measurement Period shall be calculated after giving pro forma effect thereto as if any such Permitted Acquisition or Disposition occurred on the first day of such Measurement Period, including (a) with respect to an any Permitted Acquisition, inclusion of (i) the actual historical results of operation of such acquired Person or line of business during such Measurement Period and (ii) pro forma adjustments arising out of events which are directly attributable to such Permitted Acquisition, are factually supportable, and are expected to have a continuing impact, in each case determined on a basis consistent with Article 11 of Regulation S-X promulgated under the Securities Act and as interpreted by the staff of the SEC and reasonably acceptable to the Lender) and (b) with respect to any Disposition, exclusion of the actual historical results of operations of the disposed of Person or line of business or assets during such Measurement Period.

“Pro Forma Basis,” “Pro Forma Compliance” and “Pro Forma Effect” means, with respect to compliance with any test, financial ratio or covenant hereunder required by the terms of this Agreement to be made on a pro forma basis, that (a) to the extent applicable, the Pro Forma Adjustment shall have been made and, without duplication, (b) all Specified Pro Forma Transactions that have been made during the applicable period of measurement or subsequent to such period and prior to or simultaneously with the event for which the calculation is made (the period beginning on the first day of such fiscal quarter and continuing until the date of the consummation of such event, the “Reference Period”) shall be deemed to have occurred as of the first day of the applicable Reference Period; provided that (i) income statement items (whether positive or negative) attributable to the property or Person subject to such Specified Pro Forma Transaction, (A) shall be excluded in the case of a Disposition of all or substantially all Equity Interests in or assets of any Loan Party or its Restricted Subsidiaries or any division, product line, or facility used for operations of the Loan Parties or its Restricted Subsidiaries, and (B) shall be included in the case of a Permitted Acquisition or Investment described in the definition of Specified Pro Forma Transaction, and (ii) all Indebtedness issued, incurred or assumed as a result of, or to finance, any relevant transactions (other than Indebtedness under the Loan Documents) or permanently repaid in connection with the relevant transaction during the Reference Period shall be deemed to have been issued, incurred, assumed or permanently repaid at the beginning of such

Reference Period (with interest expense of such person attributable to any Indebtedness for which pro forma effect is being given as provided in preceding clause (ii) that has a floating or formula rate, shall have an implied rate of interest for the applicable Reference Period determined by utilizing the rate that is or would be in effect with respect to such Indebtedness as at the relevant date of determination); provided, that, the foregoing pro forma adjustments may be applied to any such test, financial ratio or covenant solely to the extent that such adjustments are consistent with the definition of Consolidated EBITDA and the definition of Pro Forma Adjustment.

“Properly Contested” means with respect to any obligation of a Loan Party, (a) the obligation is subject to a bona fide dispute regarding amount or such Loan Party’s liability to pay; (b) the obligation is being properly contested in good faith by appropriate proceedings promptly instituted and diligently pursued; (c) appropriate reserves have been established in accordance with and to the extent required by GAAP; (d) non-payment while the obligation is being properly contested could not have a Material Adverse Effect, nor result in forfeiture or sale of any material part of the assets of a Loan Party; (e) no Lien is imposed on any material portion of the assets of a Loan Party, unless bonded and stayed to the reasonable satisfaction of the Lender; and (f) if the obligation results from entry of a judgment or other order, such judgment or order is stayed pending appeal or other judicial review or would not cause an Event of Default to have occurred.

“Qualified ECP” means any Loan Party with total assets exceeding $10,000,000, or that constitutes an “eligible contract participant” under the Commodity Exchange Act and can cause another Person to qualify as an “eligible contract participant” under Section 1a(18)(A)(v)(II) of the Commodity Exchange Act.

“Qualified Unrestricted Cash” means cash held in deposit accounts and/or securities accounts of a Borrower maintained with the Lender and subject to a Control Agreement in favor of the Lender.

“Railcar Leasing Subsidiary” means each of FreightCar America Leasing, LLC, a Delaware limited liability company, FreightCar America Leasing 1, LLC, a Delaware limited liability company, FreightCar America Capital Leasing, LLC, a Delaware limited liability company, and FreightCar America Railcar Management, LLC, a Delaware limited liability company.

“Railcar Leasing Subsidiary Retained Investment” means the unfinanced portion of the Fair Market Value of a sale of a completed railcar by a Loan Party to a Railcar Leasing Subsidiary in the Ordinary Course of Business; provided that, in no event shall any such sale be for a purchase price that is lower than twenty-five percent (25%) below the applicable list price for a bona fide third-party purchaser.

“Real Property” means all land, together with the buildings, structures, parking areas, and other improvements thereon, now or hereafter owned by any Loan Party, including all easements, rights-of-way, and similar rights appurtenant thereto and all leases, tenancies, and occupancies thereof.

“Recipient” means (a) the Lender or (b) or any other recipient of any payment to be made by or on account of any obligation of any Loan Party hereunder, as applicable.

“Refinancing Indebtedness” means Indebtedness refinancing, refunding, renewing or extending any existing Indebtedness; provided that (i) the amount of such Indebtedness is not increased at the time of such refinancing, refunding, renewal or extension except by an amount equal to a reasonable premium or other reasonable amount paid, and fees and expenses reasonably incurred, in connection with such refinancing and by an amount equal to any existing commitments unutilized thereunder, (ii) the average life to maturity of any refinancing, refunding, renewal or extension of such Indebtedness permitted hereby is not less than the then average life to maturity of the Indebtedness so refinanced, refunded, renewed or extended, (iii) the direct or contingent obligors with respect to such Indebtedness are not changed as a result of or in connection with such refinancing, refunding, renewal or extension, (iv) any refinancing, refunding, renewal or extension of Indebtedness subordinated to the Obligations shall be on terms no less favorable to the Lender, and no more restrictive to the Loan Parties, than the subordinated Indebtedness being refinanced, refunded, renewed or extended, (v) the interest rate applicable to any such refinancing, refunding, renewing or extending Indebtedness does not exceed the lower of the (A) interest rate for the Indebtedness being refinanced, refunded, renewed, or extended and (B) the otherwise market rate of interest for such Indebtedness, and (vi) such refinancing, refunding, renewal, or extension does not impair or restrict, in any material respect greater than as contained in the Indebtedness being refinanced, refunded, renewed or extended, the ability of the Loan Parties to make Restricted Payments or transfer money and other property to or otherwise enter into transactions among the other Loan Parties or to perform its obligations under the Loan Documents.

“Registered Public Accounting Firm” has the meaning specified in the Securities Laws and shall be independent of the Company as prescribed in the Securities Laws.

“Related Parties” means, with respect to any Person, such Person’s Affiliates and the partners, directors, officers, employees, agents, trustees, administrators, managers, advisors and representatives of such Person and of such Person’s Affiliates.

“Rent and Charges Reserve” means the aggregate of (a) all past due rent and other amounts owing by a Borrower to any landlord, warehouseman, processor, repairman, mechanic, shipper, freight forwarder, broker or other Person who possesses any Collateral or could assert a Lien on any Collateral; and (b) a reserve equal to not more than three (3) months’ rent and other charges that could be payable to any lessor of Real Property, unless it has executed a Lien Waiver.

“Reportable Event” means any of the events set forth in Section 4043(c) of ERISA, other than events for which the thirty (30) day notice period has been waived.

“Request for Credit Extension” means (a) with respect to a Borrowing, conversion or continuation of Loans, a request pursuant to Section 2.02 and (b) with respect to an Letter of Credit Extension, a Letter of Credit Application.

“Reserve” means any reserve constituting all or any portion of the Availability Reserve or the Specific Reserve. Upon the establishment or increase in the Reserves, the Lender agrees to make itself available to discuss the Reserve or increase, and Borrowers may take such action as may be required so that the event, condition, circumstance, or fact that is the basis for such Reserve or increase no longer exists, in a manner and to the extent reasonably satisfactory to the Lender in the exercise of its Credit Judgment. In no event shall such opportunity limit the right of the Lender to establish or change such Reserve, unless the Lender shall have determined, in its Credit Judgment, that the event, condition, other circumstance, or fact that was the basis for such Reserve or such change no longer exists or has otherwise been adequately addressed by Borrowers.

“Responsible Officer” means, with respect to each Loan Party, the chief executive officer, president, chief financial officer, treasurer, controller or assistant treasurer or any vice president of such Loan Party. Any document delivered hereunder that is signed by a Responsible Officer of a Loan Party shall be conclusively presumed to have been authorized by all necessary corporate, partnership and/or other action on the part of such Loan Party and such Responsible Officer shall be conclusively presumed to have acted on behalf of such Loan Party.

“Restricted Payment” means (i) any dividend or other distribution (whether in cash, securities or other property) with respect to any capital stock or other Equity Interest of the Company or any Subsidiary, (ii) any payment (whether in cash, securities or other property), including any sinking fund or similar deposit, on account of the purchase, redemption, retirement, acquisition, cancellation or termination of any such capital stock or other Equity Interest, or on account of any return of capital to the Company’s or any Subsidiary’s stockholders, partners or members (or the equivalent Person thereof), (iii) any distribution, advance or repayment of Indebtedness to or for the account of a holder of Equity Interests of the Company or (iv) any Earnout Payment.

“Restricted Subsidiaries” means each Subsidiary of the Company other than JAIX, any Railcar Leasing Subsidiary, and any Designated Entity.

“Revolving Credit Commitment” means the Lender’s obligation to make Revolving Loans to the Borrowers pursuant to Section 2.01(a).

“Revolving Credit Facility” means the facility described in Section 2.01(a) or 2.03 providing for Revolving Loans and Letters of Credit Loans to or for the benefit of the Borrowers by the Lender, in the maximum aggregate principal amount at any time outstanding of $50,000,000, as adjusted from time to time pursuant to the terms of this Agreement.

“Revolving Credit Termination Date” means the earliest of (a) the Maturity Date, (b) the date of termination of the Revolving Credit Commitment pursuant to Section 2.07, and (c) the date of termination of the commitment of Lender to make Revolving Loans and of the obligation of the Lender to make Letter of Credit Extensions pursuant to Section 9.02.

“Revolving Loan” means a Base Rate Loan or a LIBOR Loan made to the Borrowers pursuant to Section 2.01(a).

“Rolling Stock” means all trucks, trailers and tractors, wherever located, owned by, and used in the ordinary course of business of, the Loan Parties, but excluding any such property which is being held for resale or is leased to the Loan Parties.

“Royalties” means all royalties, fees, expense reimbursement and other amounts payable by a Loan Party under a License.

“S&P” means Standard & Poor’s Financial Services LLC, a subsidiary of The McGraw-Hill Companies, Inc. and any successor thereto.

“Sarbanes-Oxley” means the Sarbanes-Oxley Act of 2002.

“Scheduled Unavailability Date” has the meaning specified in Section 3.03.

“SEC” means the Securities and Exchange Commission, or any Governmental Authority succeeding to any of its principal functions.

“Secured Party” means Lender (and any Affiliate thereof which issues a Letter of Credit hereunder) and, with respect to Credit Product Obligations, the Credit Product Providers and the successors and assigns of each of the foregoing.

“Securities Laws” means the Securities Act of 1933, the Exchange Act, Sarbanes-Oxley and the applicable accounting and auditing principles, rules, standards and practices promulgated, approved or incorporated by the SEC or the Public Company Accounting Oversight Board, as each of the foregoing may be amended and in effect on any applicable date hereunder.

“Security Instruments” means, collectively or individually as the context may indicate, the Agreement, the Control Agreements, the Patent Security Agreement, the Trademark Security Agreement, each Lien Waiver and all other agreements (including securities account control agreements), instruments and other documents, whether now existing or hereafter in effect, pursuant to which any Loan Party or other Person shall grant or convey to the Lender a Lien in property as security for all or any portion of the Obligations.

“Shrink” means Inventory which has been lost, misplaced, stolen, or is otherwise unaccounted for.

“Solvent” means, as to any Person, such Person (a) owns property or assets whose fair salable value is greater than the amount required to pay all of its debts (including contingent, subordinated, unmatured and unliquidated liabilities) as they mature; (b) owns property or assets whose present fair salable value (as defined below) is greater than the probable total liabilities (including contingent, subordinated, unmatured and unliquidated liabilities) of such Person as they become absolute and matured; (c) is able to pay all of its debts as they mature; (d) has capital that is not unreasonably small for its business and is sufficient to carry on its business and transactions and all business and transactions in which it is about to engage; (e) is not “insolvent” within the meaning of Section 101(32) of the Bankruptcy Code; and (f) has not incurred (by way of assumption or otherwise) any obligations or liabilities (contingent or otherwise) under any Loan Documents, or made any conveyance in connection therewith, with actual intent to hinder, delay or defraud either present or future creditors of such Person or any of its Affiliates. “Fair salable value” means the amount that could be obtained for assets within a reasonable time, either through collection or through sale under ordinary selling conditions by a capable and diligent seller to an interested buyer who is willing (but under no compulsion) to purchase. For purposes hereof, the amount of all contingent liabilities at any time shall be computed as the amount that, in light of all the facts and circumstances existing at the time, can reasonably be expected to become an actual or matured liability.

“Specific Reserve” means an amount equal to the greater of (x) $7,500,000 and (y) fifteen percent (15%) of the Revolving Credit Facility.

“Specified Investment” means (a) any Permitted Acquisition and (b) any Investment made pursuant to Section 8.03(i).

“Specified Loan Party” means a Loan Party that is not then an “eligible contract participant” under the Commodity Exchange Act (determined prior to giving effect to Section 2.15(c)).

“Specified Pro Forma Transaction” means, with respect to any period, any Investment, Disposition, incurrence or repayment of Indebtedness, Restricted Payment, subsidiary designation or other event that by the terms of the Loan Documents requires “Pro Forma Compliance” with a test or covenant hereunder or requires such test or covenant to be calculated on a “Pro Forma Basis.”

“Specified Restricted Payment” means any Restricted Payment pursuant to Section 8.06(c).

“Specified Transaction” means each Specified Investment and Specified Restricted Payment.

“STB” means the Surface Transportation Board of the United States.

“STB Filings” means any filing required by applicable Law to be made with the STB to perfect or otherwise register a security interest in or Lien on any railcar owned by any of the Loan Parties.

“Subordinated Debt” means Indebtedness which is expressly subordinated in right of payment to the prior payment in full of the Obligations and which is in form and on terms satisfactory to, and approved in writing by the Lender.

“Subordination Provisions” means any provision relating to debt or lien subordination applicable to or contained in any documents evidencing any Subordinated Debt, including as set forth in any applicable intercreditor or subordination agreements.

“Subsidiary” of a Person means a corporation, partnership, joint venture, limited liability company or other business entity (but not a representative office of such Person) of which a majority of the shares of securities or other interests having ordinary voting power for the election of directors or other governing body (other than securities or interests having such power only by reason of the happening of a contingency) are at the time beneficially owned, or the management of which is otherwise controlled, directly, or indirectly through one or more intermediaries, or both, by such Person. Unless otherwise specified, all references herein to a “Subsidiary” or to “Subsidiaries” shall refer to a Subsidiary or Subsidiaries of the Company.

“Subsidiary Guarantor” means any Subsidiary of the Company which executes this Agreement as a Guarantor; provided that JAIX, any Railcar Leasing Subsidiary, any Designated

Entity, and FreightCar Rail Management Services, LLC will not be required to become a Subsidiary Guarantor.

“Swap Contract” means any swap agreement as defined in Section 101(53B)(A) of the Bankruptcy Code.

“Swap Obligation” means, with respect to any Loan Party, any obligation to perform under any agreement, contract or transaction that constitutes a “swap” within the meaning of Section 1a(47) of the Commodity Exchange Act.

“Swap Termination Value” means, in respect of any one or more Swap Contracts, after taking into account the effect of any legally enforceable netting agreement relating to such Swap Contracts, (a) for any date on or after the date such Swap Contracts have been closed out and termination value(s) determined in accordance therewith, such termination value(s), and (b) for any date prior to the date referenced in clause (a), the amount(s) determined as the mark-to-market value(s) for such Swap Contracts, as determined based upon one or more mid-market or other readily available quotations provided by any recognized dealer in such Swap Contracts (which may include the Lender or any Affiliate of the Lender).

“Synthetic Lease Obligation” means the monetary obligation of a Person under (a) a so-called synthetic, off-balance sheet or tax retention lease, or (b) an agreement for the use or possession of property creating obligations that do not appear on the balance sheet of such Person but which, upon the insolvency or bankruptcy of such Person, would be characterized as the indebtedness of such Person (without regard to accounting treatment).

“Taxes” means all present or future taxes, levies, imposts, duties, deductions, withholdings (including backup withholding), assessments, fees or other charges imposed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto.

“Threshold Amount” means Five Hundred Thousand Dollars ($500,000).

“Total Revolving Credit Outstandings” means, without duplication, the aggregate Outstanding Amount of all Revolving Loans and Letter of Credit Obligations.

“Trademark Security Agreement” means any trademark security agreement pursuant to which any Loan Party assigns to the Lender, such Person’s interest in its trademarks as collateral security for the Obligations.

“Transaction” means, individually or collectively as the context may indicate, the entering into by the Borrowers of the Loan Documents to which they are a party and the funding of the Revolving Credit Facility.

“Treasury Management and Other Services” means (a) all arrangements for the delivery of treasury and cash management services, (b) all commercial credit card, p-card and merchant card services; and (c) all other banking products or services including trade and supply chain finance services and leases), other than Letters of Credit, in each case, to or for the benefit of any Loan Party or an Affiliate of any Loan Party which are entered into or maintained with the

Lender or Affiliate of the Lender and which are not prohibited by the express terms of the Loan Documents.

“Type” means, with respect to a Loan, its character as a Base Rate Loan or a LIBOR Loan.

“U.S. Economic Sanctions” shall have the meaning specified in Section 6.21.

“U.S. Person” means any person that is a “United States person” as defined in Section 7701(a)(30) of the Code.

“U.S. Tax Compliance Certificate” has the meaning specified in Section 3.01(f)(i)(B)(3).

“UCC” means the Uniform Commercial Code as in effect from time to time in the State of Illinois; provided that if, with respect to any financing statement or by reason of any mandatory provisions of law, the perfection or the effect of perfection or non-perfection of the security interests granted to the Lender pursuant to any applicable Loan Document is governed by the Uniform Commercial Code as in effect in a jurisdiction of the United States other than Illinois, the term “UCC” shall also include the Uniform Commercial Code as in effect from time to time in such other jurisdiction for purposes of the provisions of this Agreement, each Loan Document and any financing statement relating to such perfection or effect of perfection or non-perfection.

“United States” and “U.S.” mean the United States of America.

“Unused Fee” has the meaning specified in Section 2.09(a).

“Value” means, for an Eligible Account, the face amount of such Eligible Account, net of any returns, rebates, discounts (calculated on the shortest terms), credits, allowances or Taxes (including sales, excise or other taxes) that have been claimed by the Account Debtor or any other Person.

“Voting Equity Interests” means Equity Interests with respect to which the holders thereof are ordinarily, in the absence of contingencies, entitled to vote for the election of members of the Board of Directors of the issuer thereof, even if the right so to vote has been suspended by the happening of such a contingency.

1.02.    Other Interpretive Provisions. With reference to this Agreement and each other Loan Document, unless otherwise specified herein or in such other Loan Document:

(a)        The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words “include,” “includes” and “including” shall be deemed to be followed by the phrase “without limitation.” The word “will” shall be construed to have the same meaning and effect as the word “shall.” Unless the context requires otherwise, (i) any definition of or reference to any agreement, instrument or other document (including any Organization Document) shall be construed as referring to such agreement, instrument or other document as from time to time amended, supplemented or otherwise modified (subject to any restrictions on such amendments, supplements or modifications set forth herein or in any other Loan Document), (ii) any reference herein to any Person shall be construed to include such Person’s successors and assigns, (iii) the words “herein,” “hereof” and “hereunder,” and words of similar import when used in any Loan Document, shall be construed to refer to such Loan Document in its entirety and not to any particular provision thereof, (iv) all references in a Loan Document to Articles, Sections, Exhibits and Schedules shall be construed to refer to Articles and Sections of, and Exhibits and Schedules to, the Loan Document in which such references appear, (v) any reference to any law shall include all statutory and regulatory provisions consolidating, amending, replacing or interpreting such law and any reference to any law or regulation shall, unless otherwise specified, refer to such law or regulation as amended, modified or supplemented from time to time, and (vi) the words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, securities, accounts and contract rights.

(b)        In the computation of periods of time from a specified date to a later specified date: the word “from” means “from and including;” the words “to” and “until” each mean “to but excluding;” and the word “through” means “to and including.”

(c)        Section headings herein and in the other Loan Documents are included for convenience of reference only and shall not affect the interpretation of this Agreement or any other Loan Document.

1.03.    Accounting Terms.

(a)        Generally. All accounting terms not specifically or completely defined herein shall be construed in conformity with, and all financial data (including financial ratios and other financial calculations) required to be submitted pursuant to this Agreement shall be prepared in conformity with, GAAP applied on a consistent basis, as in effect from time to time, applied in a manner consistent with that used in preparing the Audited Financial Statements, except as otherwise specifically prescribed herein.

(b)        Changes in GAAP. If at any time any change in GAAP would affect the computation of any financial ratio or requirement set forth in any Loan Document, and either the Borrower Agent or the Lender shall so request, the Lender and the Borrower Agent shall negotiate in good faith to amend such ratio or requirement to preserve the original intent thereof in light of such change in GAAP (subject to the approval of the Lender); provided that, until so amended, (i) such ratio or requirement shall continue to be computed in accordance with GAAP prior to such change therein and (ii) the Borrower Agent shall provide to the Lender financial statements and other documents required under this Agreement or as reasonably requested hereunder setting forth a reconciliation between calculations of such ratio or requirement made before and after giving effect to such change in GAAP.

(c)        Consolidation of Variable Interest Entities. Except as expressly provided otherwise herein, all references herein to Consolidated financial statements of the Company and its Subsidiaries or to the determination of any amount for the Company and its Subsidiaries on a Consolidated basis or any similar reference shall, in each case, be deemed to include each variable interest entity that the Company is required to consolidate pursuant to FASB ASC 810 as if such variable interest entity were a Subsidiary as defined herein.

(d)    In computing financial ratios and other financial calculations of the Company and its Restricted Subsidiaries required to be submitted pursuant to this Agreement, all Indebtedness of the Company and its Restricted Subsidiaries shall be calculated at par value irrespective if the Company has elected the fair value option pursuant to FASB Interpretation No. 159 – The Fair Value Option for Financial Assets and Financial Liabilities—Including an amendment of FASB Statement No. 115 (February 2007).

1.04.    Uniform Commercial Code. As used herein, the following terms are defined in accordance with the UCC in effect in the State of Illinois from time to time: “Account,” “Certificated Security,” “Chattel Paper,” “Commercial Tort Claim,” “Commodity Account,” “Commodity Contracts,” “Deposit Account,” “Documents,” “Equipment,” “General Intangibles,” “Financial Asset,” “Document,” “Electronic Chattel Paper,” Financial Asset,” “Fixture,” “General Intangibles,” Goods,” “Instruments,” “Inventory,” “Investment Property,” “Letter of Credit Rights,” “Payment Intangibles,” “Proceeds,” “Record,” “Security,” “Security Entitlement,” “Software,” “Supporting Obligations,” “Tangible Chattel Paper” and “Uncertificated Security.”

1.05.    Rounding. Any financial ratios required to be maintained by the Borrowers pursuant to this Agreement shall be calculated by dividing the appropriate component by the other component, carrying the result to one place more than the number of places by which such ratio is expressed herein and rounding the result up or down to the nearest number (with a rounding-up if there is no nearest number).

1.06.    Times of Day. Unless otherwise specified, all references herein to times of day shall be references to Central time (daylight or standard, as applicable).

1.07.    Letter of Credit Amounts. Unless otherwise specified herein, the amount of a Letter of Credit at any time shall be deemed to be the stated available amount of such Letter of Credit in effect at such time; provided, however, that with respect to any Letter of Credit that, by its terms or the terms of any Issuer Document related thereto, provides for one or more automatic increases in the stated amount thereof, the available amount of such Letter of Credit shall be deemed to be the maximum stated available amount of such Letter of Credit after giving effect to all such increases, whether or not such maximum stated available amount is in effect at such time.

1.08.    Additional Alternative Currencies.

(a)    The Borrower Agent may from time to time request Letters of Credit be issued in a currency other than those specifically listed in the definition of “Alternative Currency”; provided that such requested currency is a lawful currency that is readily available and freely transferable and convertible into Dollars. Such request shall be subject to the approval of the Lender.

(b)    Any such request shall be made to the Lender not later than 11:00 a.m., ten (10) Business Days prior to the date of the desired Letter of Credit Borrowing (or such other time or date as may be agreed by the Lender, in its sole discretion). The Lender shall notify the Borrower

Agent, not later than 11:00 a.m., five (5) Business Days after receipt of such request whether it consents, in its sole discretion, to the issuance of Letters of Credit in such requested currency.

(c)        Any failure by the Lender to respond to such request within the time period specified in the preceding sentence shall be deemed to be a refusal by the Lender to permit Letters of Credit to be issued in such requested currency. If the Lender consents to the issuance of Letters of Credit in such requested currency, the Lender shall so notify the Borrower Agent and such currency shall thereupon be deemed for all purposes to be an Alternative Currency, for purposes of any Letter of Credit issuances.

ARTICLE II

THE COMMITMENTS AND CREDIT EXTENSIONS

2.01.    Loan Commitments.

(a)        Revolving Credit Commitment. Subject to the terms and conditions set forth herein, the Lender agrees to make loans (each such loan, a “Revolving Loan”) to the Borrowers from time to time during the Availability Period; provided however, that after giving effect to any Borrowing, the Total Revolving Credit Outstandings shall not exceed the Line Cap.

Within the limits of the Revolving Credit Commitment, and subject to the other terms and conditions hereof, the Borrowers may borrow under this Section 2.01(a), prepay under the terms of this Agreement, and reborrow under this Section 2.01(a). The Lender shall have the right, at any time and from time to time on and after the Closing Date in its discretion exercised in its good faith Credit Judgment to establish, modify or eliminate Reserves.

(b)        Overadvances. If the aggregate Revolving Loans exceed the Borrowing Base (“Overadvance”) at any time, the excess amount shall be payable by Borrowers pursuant to Section 2.06(b)(v), but all such Revolving Loans shall nevertheless constitute Obligations secured by the Collateral and entitled to all benefits of the Loan Documents. Any funding or sufferance of an Overadvance shall not constitute a waiver of the Event of Default caused thereby.

2.02.    Borrowings, Conversions and Continuations of Loans.

(a)        Each Borrowing, each conversion of Loans from one Type to the other, and each continuation of LIBOR Loans shall be made upon the Borrower’s irrevocable notice to the Lender, which may be given by telephone. Each such notice must be received by the Lender not later than 11:00 a.m. (i) three (3) Business Days prior to the requested date of any Borrowing of, conversion to or continuation of LIBOR Loans or of any conversion of LIBOR Loans to Base Rate Loans, and (ii) on the requested date of any Borrowing of Base Rate Loans. Each telephonic notice by the Borrowers pursuant to this Section 2.02(a) must be promptly confirmed in writing by a Responsible Officer of the Borrower Agent. Each Borrowing of, conversion to or continuation of LIBOR Loans shall be in a principal amount of $1,000,000 or a whole multiple of $500,000 in excess thereof. There shall be no minimum borrowing amounts for Base Rate Loans. Each such notice (whether telephonic or written) shall specify (i) the principal amount of Loans to be borrowed, converted or continued, (ii) the Type of Loans to be borrowed or to which existing Loans are to be converted, (iii) the requested date of the Borrowing, conversion or continuation, as the case may be (which shall be a Business Day) and (iv) if applicable, the duration of the Interest Period with respect thereto. If the Borrowers fail to specify a Type of Loan or if the Borrowers fail to give a timely notice requesting a conversion or continuation, then the applicable Loans shall be made as, or converted to, Base Rate Loans. Any such automatic conversion to Base Rate Loans shall be effective as of the last day of the Interest Period then in effect with respect to the applicable LIBOR Loans. If the Borrowers request a Borrowing of, conversion to, or continuation of LIBOR Loans in any such Loan Notice, but fail to specify an Interest Period, it will be deemed to have specified an Interest Period of one (1) month.

(b)        Subject to Section 3.05, a LIBOR Loan may be continued or converted on a day other than the last day of an Interest Period for such LIBOR Loan. While an Event of Default has occurred and is continuing, no Loans may be requested as, converted to or continued as LIBOR Loans without the consent of the Lender.

(c)        The Lender shall promptly notify the Borrower Agent of the interest rate applicable to any Interest Period for LIBOR Loans upon determination of such interest rate. At any time that Base Rate Loans are outstanding, the Lender shall notify the Borrower Agent of any change in the Base Rate promptly following the public announcement of such change.

(d)        After giving effect to all conversions of Loans from one Type to the other, and all continuations of Loans as the same Type, there shall not be more than six (6) Interest Periods in effect in respect of the Revolving Credit Facility.

(e)        Borrowers hereby irrevocably authorize the Lender, in the Lender’s sole discretion, to advance to Borrowers, and/or to pay and charge to Borrowers’ Loan Account hereunder, all sums necessary to pay (i) any interest accrued on the Obligations when due and to pay all fees, costs and expenses and other Obligations at any time owed by any Loan Party to the Lender hereunder and (ii) any reasonable service charge or reasonable out-of-pocket expenses due pursuant to Section 10.04(a) when due. The Lender shall advise the Borrower Agent of any such advance or charge promptly after the making thereof. Such action on the part of the Lender shall not constitute a waiver of the Lender’s rights and the Borrowers’ obligations under Section 2.06(b)(iv). Any amount which is added to the principal balance of the Loan Account as provided in this Section 2.02(e) shall constitute Revolving Loans (notwithstanding the failure of the Borrowers to satisfy any of the conditions to Credit Extensions in Section 5.02) and Obligations hereunder and shall bear interest at the interest rate then and thereafter applicable to Base Rate Loans.

2.03.    Letter of Credit Facility.

(a)        Lender agrees to issue Letters of Credit from time to time until thirty (30) days prior to the Revolving Credit Termination Date, on the terms set forth herein, including the following:

(i)        Each Borrower acknowledges that Lender’s willingness to issue any Letter of Credit is conditioned upon its receipt of a Letter of Credit Application with respect to the requested Letter of Credit, as well as such other instruments and agreements as Lender may customarily require for issuance of a letter of credit of similar type and amount.

To the extent any provision of any Letter of Credit Application or other such instrument of agreement overlaps or is inconsistent with any provision of any other Loan Document, the provision of such Loan Document shall be deemed to govern and apply and the provision of such Letter of Credit Application, instrument or agreement shall be deemed to be of no force or effect. Lender shall have no obligation to issue any Letter of Credit unless (i) it receives a request for a Letter of Credit and a Letter of Credit Application not later than (A) 11:00 a.m. at least two (2) Business Days prior to the requested date of issuance for Letters of Credit denominated in Dollars and (B) 11:00 a.m. at least five (5) Business Days prior to the requested date of issuance for Letters of Credit Denominated in any Alternative Currency; and (ii) each Letter of Credit Condition is satisfied.

(ii)        Letters of Credit may be requested by a Borrower to support obligations incurred in the Ordinary Course of Business, or as otherwise approved by Lender. Increase, renewal or extension of a Letter of Credit shall be treated as issuance of a new Letter of Credit, except that Lender may require a new Letter of Credit Application in its discretion.

(iii)        The obligation of the Borrowers to reimburse Lender for each drawing under each Letter of Credit, and to repay each Letter of Credit Borrowing shall be joint and several and absolute, unconditional and irrevocable, and shall be paid strictly in accordance with the terms of this Agreement under all circumstances, including the following:(A) any lack of validity or enforceability of such Letter of Credit, this Agreement, or any other agreement or instrument relating thereto; (B) the existence of any claim, counterclaim, set-off, defense or other right that any Borrower or any Subsidiary may have at any time against any beneficiary or any transferee of such Letter of Credit (or any Person for whom any such beneficiary or any such transferee may be acting), Lender or any other Person, whether in connection with this Agreement, the transactions contemplated hereby or by such Letter of Credit or any agreement or instrument relating thereto, or any unrelated transaction; (C) any draft, demand, certificate or other document or endorsement presented under or in connection with such Letter of Credit proving to be forged, fraudulent, invalid or insufficient in any respect or any statement therein being untrue or inaccurate in any respect; or any loss or delay in the transmission or otherwise of any document required in order to make a drawing under such Letter of Credit; (D) any payment by Lender under such Letter of Credit against presentation of a draft or certificate that does not strictly comply with the terms of such Letter of Credit, or any payment made by the Lender (in its capacity as a Letter of Credit issuer) under such Letter of Credit to any Person purporting to be a trustee in bankruptcy, debtor-in-possession, assignee for the benefit of creditors, liquidator, receiver or other representative of or successor to any beneficiary or any transferee of such Letter of Credit, including any arising in connection with any proceeding under any Debtor Relief Law; or (E) any other circumstance or happening whatsoever, whether or not similar to any of the foregoing, including any other circumstance that might otherwise constitute a defense available to, or a discharge of, any Borrower or any Subsidiary.

(iv)        Each Borrower hereby assumes all risks of the acts or omissions of any beneficiary or transferee with respect to its use of any Letter of Credit. Lender may accept documents that appear on their face to be in order, without responsibility for further investigation, regardless of any notice or information to the contrary, and Lender shall not be responsible for the validity or sufficiency of any instrument endorsing, transferring or assigning or purporting to endorse, transfer or assign a Letter of Credit or the rights or benefits thereunder or proceeds thereof, in whole or in part, which may prove to be invalid or ineffective for any reason.

(v)        Notwithstanding anything herein to the contrary, nothing in this Agreement shall impair, diminish or affect the Lender’s liability for, or prevent a Borrower from asserting a claim against Lender for (A) its gross negligence or willful misconduct or (B) honoring a demand for payment or making a payment with respect to a Letter of Credit where the documents presented in connection with such transfer or payment did not substantially comply with the requirements of the Letter of Credit; provided that the Lender may be liable to a Borrower, to the extent, but only to the extent, of any direct, as opposed to consequential or exemplary, damages suffered by such Borrower which such Borrower proves, as determined by a final nonappealable judgment of a court of competent jurisdiction, were caused by the Lender’s willful misconduct or gross negligence or the Lender’s failure to pay under any Letter of Credit after the presentation to it by the beneficiary of a sight or time draft and certificate(s) strictly complying with the terms and conditions of a Letter of Credit.

(b)        Reimbursement. If the Lender honors any request for payment under a Letter of Credit, Borrowers shall pay to Lender, on the same day (“Reimbursement Date”) the amount paid under such Letter of Credit, together with interest at the interest rate for Base Rate Loans from the Reimbursement Date until payment by Borrowers unless a Borrower has requested a Loan to be made on such day in order to reimburse the Lender for such payment, in which case such Loan shall be applied against such payment. The obligation of Borrowers to reimburse Lender for any payment made under a Letter of Credit shall be absolute, unconditional, irrevocable, and joint and several, and shall be paid without regard to any lack of validity or enforceability of any Letter of Credit or the existence of any claim, setoff, defense or other right that Borrowers may have at any time against the beneficiary. Whether or not Borrower Agent submits a notice of Borrowing, Borrowers shall be deemed to have requested a Borrowing of Base Rate Loan in an amount necessary to pay all amounts due on any Reimbursement Date.

(c)        Cash Collateral. If at any time (a) an Event of Default has occurred and is continuing, (b) the Revolving Credit Termination Date has occurred, or (c) the Maturity Date is scheduled to occur within two (2) Business Days, then Borrowers shall, at Lender’s request, Cash Collateralize all outstanding Letters of Credit. If Borrowers fail to provide any Cash Collateral as required hereunder, Lender may advance, as Revolving Loans, the amount of Cash Collateral required.

2.04.    Reserved.

2.05.    Repayment of Loans.

(a)        Revolving Loans. The Borrowers shall repay to the Lender on the Maturity Date the aggregate principal amount of and all accrued and unpaid interest on all Revolving Loans outstanding on such date.

(b)        Other Obligations. Obligations other than principal and interest on the Loans, including Letter of Credit Obligations and Extraordinary Expenses, shall be paid by Borrowers as specifically provided herein and in any other applicable Loan Documents or, if no payment date is specified, on demand.

2.06.    Prepayments.

(a)        Optional. The Borrowers may, upon notice to the Lender from the Borrower Agent, at any time or from time to time voluntarily prepay Revolving Loans in whole or in part without premium or penalty; provided that (i) such notice must be received by the Lender not later than 11:00 a.m. (A) three (3) Business Days prior to any date of prepayment of LIBOR Loans and (B) on the date of prepayment of Base Rate Loans; and (ii) any prepayment of LIBOR Loans shall be in a principal amount of $500,000 or a whole multiple of $100,000 in excess thereof or, if less, the entire principal amount thereof then outstanding. There shall be no minimum prepayment amounts for Base Rate Loans. Each such notice shall specify the date and amount of such prepayment and the Type(s) of Loans to be prepaid and, if LIBOR Loans are to be prepaid, the Interest Period(s) of such Loans. If such notice is given by the Borrower Agent, the Borrowers shall make such prepayment and the payment amount specified in such notice shall be due and payable on the date specified therein. Any prepayment of a LIBOR Loan shall be accompanied by all accrued interest on the amount prepaid, together with any additional amounts required pursuant to Section 3.05.

(b)        Mandatory.

(i)        Asset Dispositions. Subject to Section 2.06(b)(vii), if a Disposition occurs with respect to any property of any Loan Party or any of its Subsidiaries (other than JAIX, any Railcar Leasing Subsidiaries, or any Designated Joint Venture Entities)(other than any Disposition of any property permitted by Section 8.05(a),(e), (f), (g), (i), (j), (k) and (l)) which results in the realization by such Loan Party or any of its Subsidiaries (other than JAIX or any Railcar Leasing Subsidiaries) of Net Cash Proceeds in excess of $2,500,000, the Borrowers shall prepay an aggregate principal amount of Loans equal to 100% of such Net Cash Proceeds within three (3) Business Days after receipt thereof by such Loan Party or any of its Subsidiaries (other than JAIX, any Railcar Leasing Subsidiaries, or any Designated Joint Venture Entities); provided, that with respect to Dispositions permitted by Section 8.05(m), a prepayment shall be required pursuant to this Section 2.06(b)(i) solely to the extent that (i) a Dominion Trigger Period is then in effect, (ii) the proceeds of such Disposition are greater than $5,000,000 or (iii) after giving effect to such Disposition on a Pro Forma Basis, Excess Availability is less than $25,000,000.

(ii)        [Reserved].

(iii)        Debt Incurrence. Upon the incurrence or issuance by any Loan Party or any of its Subsidiaries (other than JAIX, any Railcar Leasing Subsidiary, or any Designated Entity) of any Indebtedness (other than Indebtedness expressly permitted to be incurred or issued pursuant to Section 8.01), the Borrowers shall prepay an aggregate principal amount of Loans equal to 100% of all Net Cash Proceeds received therefrom within three (3) Business Days after receipt thereof by such Loan Party or such Subsidiary

(other than JAIX, any Railcar Leasing Subsidiary, or any Designated Joint Venture Entities).

(iv)        Extraordinary Receipts. Upon receipt of any cash by (or paid to or for the account of) any Loan Party or any of its Subsidiaries (other than JAIX, any Railcar Leasing Subsidiaries or any Designated Joint Venture Entities) not in the Ordinary Course of Business, including tax refunds, pension plan reversions, proceeds of insurance, judgments, settlements or other payments in connection with any cause of action, condemnation awards (and payments in lieu thereof), indemnity payments and any purchase price adjustments, and not otherwise included in clause (i) or (iii) of this Section 2.06(b), the Borrowers shall prepay an aggregate principal amount of Loans equal to 100% of the cash amount thereof ((net of all reasonable out-of-pocket expenses or other amounts required to be paid in connection therewith and reserves for income taxes and indemnities) in excess of $2,500,000 (x) promptly if a Dominion Trigger Period is then in effect or (y) otherwise, within three (3) days after receipt thereof; provided, however, that with respect to any proceeds of insurance, condemnation awards (or payments in lieu thereof) or indemnity payments, at the election of the Borrowers (as notified by the Borrower Agent to the Lender on or prior to the date of receipt of such insurance proceeds, condemnation awards or indemnity payments), and so long as no Event of Default shall have occurred and be continuing, such Loan Party or such Subsidiary may apply within 180 days after the receipt of such cash proceeds to replace or repair the equipment, fixed assets or Real Property in respect of which such Net Cash Proceeds were received; and provided further, however, that any Net Cash Proceeds not intended to be so applied shall be immediately applied to the prepayment of the Loans as set forth in this Section 2.06(b)(iv).

(v)        Overadvances. If for any reason the Total Revolving Credit Outstandings exceed the Line Cap at such time, the Borrowers shall upon demand prepay Revolving Loans and Letter of Credit Borrowings and/or Cash Collateralize the Letter of Credit Obligations in an aggregate amount equal to such excess; provided, however, that the Borrowers shall not be required to Cash Collateralize the Letter of Credit Obligations pursuant to this Section 2.06(b)(v) unless, after the prepayment of the Revolving Loans, the Total Revolving Credit Outstandings exceed the amount of the Revolving Credit Facility at such time.

(vi)        Application of Mandatory Prepayments. Subject to Section 2.12(b):

(i)        each prepayment of Loans pursuant to the foregoing provisions of this Section 2.06(b) shall be applied to the Revolving Credit Facility. All such prepayments of the Revolving Credit Facility shall be in the manner set forth in clause (ii) of this Section 2.06(b)(vi); and

(ii)        prepayments of the Revolving Credit Facility made pursuant to this Section 2.06(b), first, shall be applied ratably to the Letter of Credit Borrowings, second, shall be applied ratably to the outstanding Revolving Loans, third, shall be used to Cash Collateralize the remaining Letter of Credit Obligations in the Minimum Collateral Amount and, fourth, the amount remaining, if any, after the prepayment in full of all Letter of Credit Borrowings and Revolving Loans outstanding at such time and the Cash Collateralization of the remaining Letter of Credit Obligations in the Minimum Collateral Amount may be retained by the Borrowers for use in the ordinary course of Borrowers’ business. Upon the drawing of any Letter of Credit that has been Cash Collateralized, the funds held as Cash Collateral shall be applied (without any further action by or notice to or from the Borrowers or any other Loan Party) to reimburse the Lender.

(vii)        Reinvestment. Notwithstanding the foregoing, (A) with respect to any Net Cash Proceeds less than $1,000,000 realized in connection with a Disposition described in Section 2.06(b)(i), at the election of the Borrowers (as notified by the Borrower Agent to the Lender on or prior to the date of such Disposition or receipt of proceeds) and so long as no Event of Default shall have occurred and be continuing, such Loan Party or such Subsidiary may reinvest all or any portion of such Net Cash Proceeds in operating assets within 180 days after the receipt of such Net Cash Proceeds (the consummation of such reinvestment to be certified by the Borrowers in writing to the Lender within such period); provided, however, that any Net Cash Proceeds not intended to be so reinvested shall be applied to the prepayment of the Loans as set forth in this Section 2.06(b) and (B) with respect to Net Cash Proceeds equal to or greater than $1,000,000 realized in connection with a Disposition described in Section 2.06(b)(i), if the Borrowers have requested that Lender agree to permit Borrowers or the applicable Subsidiary to repair or replace the Collateral subject to such Disposition, such amounts shall be held as Cash Collateral and provisionally applied to reduce the outstanding principal balance of the Revolving Loans (but shall not create Excess Availability) until the earlier of Lender’s decision with respect thereto or the expiration of 180 days from such request. If Lender, after consultation with the Borrowers agrees in its reasonable judgment to permit such repair or replacement, such amount shall, unless an Event of Default has occurred and is continuing, be remitted to Borrowers for use in replacing or repairing the Collateral so Disposed of at such time and in such amounts as the Lender may determine in its Credit Judgment. If Lender declines to permit such repair or replacement or does not respond to Borrowers request within such 180 day period, such amount shall be applied to the Loans in the manner otherwise specified in this Section 2.06(b).

(viii)        Non-Loan Party Prepayment Amounts; Restrictions on Repatriation. Notwithstanding any other provisions of this Section 2.06(b) to the contrary, with respect to any Net Cash Proceeds required to be used for a prepayment under Sections 2.06(b)(i) through (iv) above that are held by and derive from a non-Loan Party (“Non-Loan Party Prepayment Funds”):

(i)        to the extent that the Borrowers have determined in good faith that the repatriation to the United States of such Non-Loan Party Prepayment Funds is prohibited, delayed or restricted by any local law, rule or regulation applicable to such non-Loan Party, such Non-Loan Party Prepayment Funds shall be exempt from the prepayment requirements of Section 2.06(b) and may be retained by the applicable non-Loan Party for so long, but only so long, as (x) the applicable local law, rule or regulation prohibits, delays or restricts repatriation of such Non-Loan Party Prepayment Funds to the United States and (y) the Borrowers shall have caused (and continue to cause) the applicable non-Loan Party to take all commercially reasonable actions required by the applicable local law, rule or regulation to comply with, overcome or remove any such prohibition, delay or restriction; provided that, if at any time such prohibition, delay or restriction is overcome or removed or no longer applicable to any Non-Loan Party Prepayment Funds, the Borrowers shall promptly (and in any event within two Business Days) prepay the Revolving Loans (or such other Indebtedness as is required by this Section 2.06(b)) in the amount of such Non-Loan Party Prepayment Funds (net of additional taxes payable or reserve required as a result of repatriation of such funds) in accordance with the other provisions of this Section 2.06(b); and

(ii)        to the extent that the Borrowers have determined in good faith that the repatriation of such Non-Loan Party Prepayment Funds would result in a material increase in taxes payable by the Borrowers, if elected by the Borrowers, such Non-Loan Party Prepayment Funds shall be exempt from the prepayment requirements of Section 2.06(b) and may be retained by the applicable non-Loan Party for so long, but only for so long, as such material increase in taxes would occur.

2.07.    Termination or Reduction of Revolving Credit Commitments. The Borrowers may, upon notice to the Lender from the Borrower Agent, terminate the Revolving Credit Commitment or the Letter of Credit Sublimit, or from time to time permanently reduce the Revolving Credit Commitment or the Letter of Credit Sublimit; provided that (i) any such notice shall be received by the Lender not later than 11:00 a.m. three (3) Business Days prior to the date of termination or reduction, (ii) any such partial reduction shall be in an aggregate amount of $2,500,000 or any whole multiple of $1,000,000 in excess thereof, (iii) the Borrowers shall not terminate or reduce (A) the Revolving Credit Commitment if, after giving effect thereto and to any concurrent prepayments hereunder, the Total Revolving Credit Outstandings would exceed the Revolving Credit Facility or (B) the Letter of Credit Sublimit if, after giving effect thereto, the Outstanding Amount of Letter of Credit Obligations not fully Cash Collateralized hereunder would exceed the Letter of Credit Sublimit and (iv) if, after giving effect to any reduction or termination of the Revolving Credit Commitment or the Letter of Credit Sublimit exceeds the amount of the Revolving Credit Commitment such Letter of Credit Sublimit shall be automatically reduced by the amount of such excess. All fees accrued until the effective date of any termination of the Revolving Credit Commitment shall be paid on the effective date of such termination.

2.08.    Interest.

(a)        Subject to the provisions of subsection (b) below:(i) each LIBOR Loan shall bear interest on the outstanding principal amount thereof for each Interest Period at a rate per annum equal to the LIBOR for such Interest Period plus the Applicable Margin; and (ii) each Base Rate Loan shall bear interest on the outstanding principal amount thereof from the applicable borrowing date at a rate per annum equal to the Base Rate plus the Applicable Margin.

(b)        (i) If any amount payable by the Borrowers under any Loan Document is not paid when due (without regard to any applicable grace periods), whether at stated maturity, by acceleration or otherwise, then such amount shall thereafter bear interest at a fluctuating interest rate per annum at all times equal to the Default Rate to the fullest extent permitted by applicable Laws.

(ii)        If any other Event of Default has occurred and is continuing, then the Lender may require (and notify the Borrowers thereof) that all outstanding Loan Obligations shall thereafter bear interest at a fluctuating interest rate per annum equal to the Default Rate so long as such Event of Default continues and has not been waived.

(iii)        Accrued and unpaid interest on past due amounts (including interest on past due interest to the extent permitted by applicable law) shall be due and payable upon demand.

(c)        Interest on each Loan shall be due and payable in arrears on each Interest Payment Date applicable thereto and at such other times as may be specified herein. Interest hereunder shall be due and payable in accordance with the terms hereof before and after judgment, and before and after the commencement of any proceeding under any Debtor Relief Law.

2.09.    Fees.

(a)        Unused Fee. The Borrowers shall pay to the Lender a fee (the “Unused Fee”) equal to the Applicable Margin times the actual daily amount by which the Revolving Credit Facility exceeds the sum of (i) the Outstanding Amount of Revolving Loans and (ii) the Outstanding Amount of Letter of Credit Obligations. The Unused Fee shall accrue at all times during the Availability Period, including at any time during which one or more of the conditions in Article V is not met, and shall be due and payable quarterly in arrears on the first Business Day of each calendar quarter, commencing with July 1, 2019, and on the last day of the Availability Period. If there is any change in the Applicable Margin during any quarter, the actual daily amount shall be computed and multiplied by the Applicable Margin separately for each period during such quarter that such Applicable Margin was in effect.

(b)        Letter of Credit Fee. Borrowers shall pay to Lender (a) a fee equal to the Applicable Margin in effect for LIBOR Loans times the average daily Outstanding Amount of Letters of Credit, which fee shall be payable quarterly in arrears, on the first Business Day of each calendar quarter, commencing with July 1, 2019; (b) a fronting fee equal to 0.125% per annum on the amount of each Letter of Credit, which fee shall be payable upon the issuance or renewal (automatic or otherwise) thereof or upon any amendment increasing the amount thereof (to the extent of such increase); and (c) all customary charges associated with the issuance, amending, negotiating, payment, processing, transfer and administration of Letters of Credit, which charges shall be paid as and when incurred and are non-refundable. During an Event of Default, the fee payable under clause (a) of this Section 2.09(b) shall be increased by two percent (2%) per annum.

(c)        Fee Letter. The Borrowers agree to pay to the Lender, for its own accounts, the fees payable in the amounts and at the times set forth in the Fee Letter.

(d)        Generally. All fees payable hereunder shall be paid on the dates due, in immediately available funds, to the Lender. Fees paid shall not be refundable under any circumstances.

2.10.    Computation of Interest and Fees. All computations of interest for Base Rate Loans (including Base Rate Loans determined by reference to the LIBOR Rate) and the Unused Fee shall be made on the basis of a year of 365 or 366 days, as the case may be, and actual days elapsed. All other computations of fees and interest shall be made on the basis of a 360-day year and actual days elapsed (which results in more fees or interest, as applicable, being paid than if computed on the basis of a 365-day year). Interest shall accrue on each Loan or other Loan Obligation not paid when due for the day on which the Loan is made or such Loan Obligation is due and unpaid, and shall not accrue on a Loan, or any portion thereof, or such Loan Obligation for the day on which the Loan, or such portion thereof, or Obligation is paid, provided that any Loan that is repaid on the same day on which it is made shall, subject to Section 2.12(a), bear interest for one (1) day. Each determination by the Lender of an interest rate or fee hereunder shall be conclusive and binding for all purposes, absent manifest error.

2.11.    Evidence of Debt. The Credit Extensions made by the Lender shall be evidenced by one or more accounts or records maintained by the Lender (the “Loan Account”) in the ordinary course of business. The accounts or records maintained by the Lender shall be prima facie evidence absent manifest error of the amount of the Credit Extensions made by the Lender to the Borrowers and the interest and payments thereon. Any failure to so record or any error in doing so shall not, however, limit or otherwise affect the obligation of the Borrowers hereunder to pay any amount owing with respect to the Loan Obligations. Upon the request of the Lender, the Borrowers shall execute and deliver to the Lender a Note, which shall evidence the Lender’s Loans in addition to such accounts or records. The Lender may attach schedules to its Note and endorse thereon the date, Type (if applicable), amount and maturity of its Loans and payments with respect thereto.

2.12.    Payments Generally.

(a)        All payments to be made by the Borrowers shall be made without condition or deduction for any counterclaim, defense, recoupment or setoff. Except as otherwise expressly provided herein, all payments by the Borrowers hereunder shall be made to the Lender at the Lender’s Office in Dollars and in immediately available funds not later than 2:00 p.m. on the date specified herein. All payments received by the Lender after 2:00 p.m. shall be deemed received on the next succeeding Business Day and any applicable interest or fee shall continue to accrue. If any payment to be made by the Borrowers shall come due on a day other than a Business Day, payment shall be made on the next following Business Day, and such extension of time shall be reflected in computing interest or fees, as the case may be.

(b)        Obligations other than principal and interest on the Loans, including Letter of Credit Obligations and Extraordinary Expenses, shall be paid by Borrowers as provided in the Loan Documents or, if no payment date is specified, as specified in Section 2.05(b). Payments made by Borrowers hereunder shall be applied (i) first, as specifically required in the Loan Documents; (ii) second, to Obligations then due and owing; (iii) third, to other Obligations specified by Borrower Agent; and (iv) fourth, as determined by Lender in its discretion. Notwithstanding the foregoing, after the occurrence and during the continuance of an Event of Default, all payments received in respect of the Obligations and all amounts realized with respect to any Collateral or otherwise shall be applied to the Obligations in such amounts and in such order as the Lender may determine in its discretion.

2.13.    Nature and Extent of Each Borrower’s Liability.

(a)        Joint and Several Liability. Each Borrower agrees that it is jointly and severally liable for all Obligations except Excluded Swap Obligations and all agreements under the Loan Documents. Each Borrower agrees that its guaranty obligations hereunder constitute a continuing guaranty of payment and not of collection, that such obligations shall not be discharged until the Facility Termination Date, and that such obligations are absolute and unconditional, irrespective of (i) the genuineness, validity, regularity, enforceability, subordination or any future modification of, or change in, any Obligations or Loan Document, or any other document, instrument or agreement to which any Borrower is or may become a party or be bound; (ii) the absence of any action to enforce this Agreement (including this Section) or any other Loan Document, or any waiver, consent or indulgence of any kind by the Lender with respect thereto; (iii) the existence, value or condition of, or failure to perfect a Lien or to preserve rights against, any security or guaranty for the Obligations or any action, or the absence of any action, by the Lender in respect thereof (including the release of any security or guaranty); (iv) the insolvency of any Borrower; (v) any election by the Lender in proceeding under Debtor Relief Laws for the application of Section 1111(b)(2) of the Bankruptcy Code; (vi) any borrowing or grant of a Lien by any other Borrower, as debtor-in-possession under Section 364 of the Bankruptcy Code or otherwise; (vii) the disallowance of any claims of the Lender against any Borrower for the repayment of any Obligations under Section 502 of the Bankruptcy Code or otherwise; or (viii) any other action or circumstances that might otherwise constitute a legal or equitable discharge or defense of a surety or guarantor, except full payment in cash or Cash Collateralization of all Obligations on the Facility Termination Date.

(b)        Waivers.

(i)        Each Borrower expressly waives all rights that it may have now or in the future under any statute, at common law, in equity or otherwise, to compel the Lender to marshal assets or to proceed against any Borrower, other Person or security for the payment or performance of any Obligations before, or as a condition to, proceeding against such Borrower. Each Borrower waives all defenses available to a surety, guarantor or accommodation co-obligor other than full payment of all Obligations. It is agreed by each Borrower, that the provisions of this Section 2.13 are of the essence of the transaction contemplated by the Loan Documents and that, but for such provisions, the Lender would decline to make Loans and issue Letters of Credit. Each Borrower acknowledges that its guaranty pursuant to this Section is necessary to the conduct and promotion of its business, and can be expected to benefit such business.

(ii)        The Lender may, in its discretion, pursue such rights and remedies as it deems appropriate, including realization upon Collateral by judicial foreclosure or non-judicial sale or enforcement, without affecting any rights and remedies under this Section 2.13. If, in taking any action in connection with the exercise of any rights or remedies, the Lender shall forfeit any other rights or remedies, including the right to enter a deficiency judgment against any Borrower or other Person, whether because of any applicable Laws pertaining to “election of remedies” or otherwise, each Borrower consents to such action and waives any claim based upon it, even if the action may result in loss of any rights of subrogation that such Borrower might otherwise have had. Any election of remedies that results in denial or impairment of the right of the Lender to seek a deficiency judgment against any Borrower shall not impair any other Borrower’s obligation to pay the full amount of the Obligations. Each Borrower waives all rights and defenses arising out of an election of remedies, such as nonjudicial foreclosure with respect to any security for the Obligations, even though that election of remedies destroys such Borrower’s rights of subrogation against any other Person. The Lender may bid all or a portion of the Obligations at any foreclosure or trustee’s sale or at any private sale, and the amount of such bid need not be paid by the Lender but shall be credited against the Obligations. The amount of the successful bid at any such sale that is conducted in compliance with applicable Laws, whether the Lender or any other Person is the successful bidder, shall be conclusively deemed to be the Fair Market Value of the Collateral, and the difference between such bid amount and the remaining balance of the Obligations shall be conclusively deemed to be the amount of the Obligations guaranteed under this Section 2.13, notwithstanding that any present or future law or court decision may have the effect of reducing the amount of any deficiency claim to which the Lender might otherwise be entitled but for such bidding at any such sale (other than a determination that the sale did not at the time comply with applicable Laws).

(c)        Extent of Liability; Contribution.

(i)        Notwithstanding anything herein to the contrary, each Borrower’s liability under this Section 2.13 shall be limited to the greater of (i) all amounts for which such Borrower is primarily liable, as described below, and (ii) such Borrower’s Allocable Amount.

(ii)        If any Borrower makes a payment under this Section 2.13 of any Obligations (other than amounts for which such Borrower is primarily liable) (a “Guarantor Payment”) that, taking into account all other Guarantor Payments previously or concurrently made by any other Borrower, exceeds the amount that such Borrower would otherwise have paid if each Borrower had paid the aggregate Obligations satisfied by such Guarantor Payments in the same proportion that such Borrower’s Allocable Amount bore to the total Allocable Amounts of all Borrowers, then such Borrower shall be entitled to receive contribution and indemnification payments from, and to be reimbursed by, each other Borrower for the amount of such excess, pro rata based upon their respective Allocable Amounts in effect immediately prior to such Guarantor Payment. The “Allocable Amount” for any Borrower shall be the maximum amount that could then be recovered from such Borrower under this Section 2.13 without rendering such payment voidable under Section 548 of the Bankruptcy Code or under any applicable state fraudulent transfer or conveyance act, or similar statute or common law.

(iii)        Each Loan Party that is a Qualified ECP when its guaranty of or grant of Lien as security for a Swap Obligation becomes effective hereby jointly and severally, absolutely, unconditionally and irrevocably undertakes to provide such funds or other support to each Specified Loan Party with respect to such Swap Obligation as may be needed by such Specified Loan Party from time to time to honor all of its obligations under the Loan Documents in respect of such Swap Obligation (but, in each case, only up to the maximum amount of such liability that can be hereby incurred without rendering such Qualified ECP’s obligations and undertakings under this Section 2.13 voidable under any applicable fraudulent transfer or conveyance act). The obligations and undertakings of each Qualified ECP under this Section shall remain in full force and effect until Payment in Full of the Obligations. Each Loan Party intends this Section to constitute, and this Section shall be deemed to constitute, a guarantee of the obligations of, and a “keepwell, support or other agreement” for the benefit of, each Loan Party for all purposes of the Commodity Exchange Act.

(d)        Direct Liability; Separate Borrowing Availability. Nothing contained in this Section 2.13 shall limit the liability of any Borrower to pay Loans made directly or indirectly to that Borrower (including Loans advanced to any other Borrower and then re-loaned or otherwise transferred to, or for the benefit of, such Borrower), Letter of Credit Obligations relating to Letters of Credit issued to support such Borrower’s business, and all accrued interest, fees, expenses and other related Obligations with respect thereto, for which such Borrower shall be primarily liable for all purposes hereunder. The Lender shall have the right, at any time in its discretion, to condition Revolving Loans and Letters of Credit upon a separate calculation of borrowing availability consistent with the Borrowing Base for each Borrower and to restrict the disbursement and use of such Revolving Loans and Letters of Credit to such Borrower.

(e)        Joint Enterprise. Each Borrower has requested that the Lender make this credit facility available to Borrowers on a combined basis, in order to finance Borrowers’ business most efficiently and economically. The Borrowers’ business is a mutual and collective enterprise, and the successful operation of each Borrower is dependent upon the successful performance of the integrated group. The Borrowers believe that consolidation of their credit facility will enhance the borrowing power of each Borrower and ease administration of the Revolving Credit Facility, all to their mutual advantage. The Borrowers acknowledge that the Lender’s willingness to extend credit and to administer the Collateral on a combined basis hereunder is done solely as an accommodation to Borrowers and at Borrowers’ request.

(f)        Subordination. Each Loan Party hereby subordinates any claims, including any rights at law or in equity to payment, subrogation, reimbursement, exoneration, contribution, indemnification or set off, that it may have at any time against any other Loan Party, howsoever arising, to the full payment in cash or Cash Collateralization of all Obligations on or after the Facility Termination Date.

(g)        Borrower Agent. Each Borrower hereby irrevocably appoints and designates the Company (“Borrower Agent”) as its representative and agent and attorney-in-fact for all purposes under the Loan Documents, including requests for Credit Extensions, designation of interest rates, delivery or receipt of communications and all notices, preparation and delivery of Borrowing Base and financial reports, receipt and payment of Obligations, requests for waivers, amendments or other accommodations, actions under the Loan Documents (including in respect of compliance with covenants), and all other dealings with the Lender. Any notice, election, representation, warranty, agreement or undertaking by or on behalf of any Loan Party by the Borrower Agent shall be deemed for all purposes to have been made by such Loan Party and shall be binding upon and enforceable against such Loan Party to the same extent as if made directly by such Loan Party and Lender shall be entitled to rely thereon. The Lender may give any notice to or communication with a Borrower or other Loan Party hereunder to Borrower Agent on behalf of such Borrower or Loan Party.

2.14.    Cash Collateral.

(a)        Certain Credit Support Events. If (i) the Lender has honored any full or partial drawing request under any Letter of Credit upon presentation and such drawing has resulted in a Letter of Credit Borrowing, (ii) as of the Letter of Credit Expiration Date, any Letter of Credit Obligation for any reason remains outstanding, or (iii) the Borrowers shall be required to provide Cash Collateral pursuant to Section 9.02, the Borrowers shall immediately (in the case of clause (iii) above) or within two (2) Business Days (in all other cases) following any request by the Lender, provide Cash Collateral in an amount not less than the Minimum Collateral Amount.

(b)        Grant of Security Interest. The Borrowers hereby grant to (and subject to the control of) the Lender and agree to maintain, a first priority security interest in all such cash, deposit accounts and all balances therein, and all other property so provided as collateral pursuant hereto, and in all proceeds of the foregoing, all as security for the obligations to which such Cash Collateral may be applied pursuant to Section 2.14(c). If at any time the Lender determines that Cash Collateral is less than the Minimum Collateral Amount or otherwise deficient for any reason, the Borrowers will, promptly upon demand by the Lender, pay or provide to the Lender additional Cash Collateral in an amount sufficient to eliminate such deficiency. All Cash Collateral (other than credit support not constituting funds subject to deposit) shall be maintained in one or more blocked, non-interest bearing deposit accounts at the Lender.

(c)        Application. Notwithstanding anything to the contrary contained in this Agreement, Cash Collateral provided in respect of Letters of Credit shall be held and applied to the satisfaction of the specific Letter of Credit Obligations and other obligations for which the Cash Collateral was so provided, prior to any other application of such property as may be provided for herein.

2.15.    Increase in Revolving Credit Commitments.

(a)        Request for Increase. Provided that no Default has occurred and is continuing, upon notice to and with the written consent of the Lender, the Borrower Agent may from time to time request an increase in the Revolving Credit Commitments by an amount (for all such requests) not exceeding $25,000,000 (each such increase, a “Commitment Increase”); provided that any such request for an increase shall be in a minimum amount of $10,000,000 in the aggregate or, if less, the entire unutilized amount of the maximum amount of all such requests set forth above. At the time of sending such notice, the Borrower Agent shall specify the time period within which the Lender is requested to respond (which shall in no event be fewer than ten (10) Business Days from the date of delivery of such notice to the Lender).

(b)        Lender Election to Increase. The Lender shall notify the Borrower Agent within such time period whether or not it agrees to commit to all or a portion of the requested increase of the Revolving Credit Facility.

(c)        Additional Revolving Credit Lenders. To achieve the full amount of a requested increase and subject to the approval of the Lender (which approval shall not be unreasonably withheld, conditioned or delayed), the Borrower Agent may also invite additional Persons to become lenders pursuant to a joinder agreement in form and substance reasonably satisfactory to the Lender and its counsel (each such Person issuing a commitment, executing and delivering such joinder agreement and becoming a lender, an “Additional Commitment Lender”), provided, however, that without the consent of the Lender, at no time shall the Revolving Credit Commitment of any Additional Commitment Lender be less than $5,000,000.

(d)        Effective Date and Allocations. If the Revolving Credit Commitments are increased in accordance with this Section 2.15, the Lender and the Borrower Agent shall determine the effective date (the “Increase Effective Date”) and the final allocation of such increase. The Lender shall promptly notify the Borrower Agent and the Additional Commitment Lenders of the final allocation of such increase and the Increase Effective Date.

(e)        Conditions to Effectiveness of Increase. As a condition precedent to such increase, (i) the Borrower Agent shall deliver to the Lender a certificate of each Loan Party dated as of the Increase Effective Date signed by a Responsible Officer of such Loan Party (A) certifying and attaching the resolutions adopted by such Loan Party approving or consenting to such increase, and (B) certifying that, before and after giving effect to such increase, the representations and warranties contained in Article VI and in the other Loan Documents, or which are contained in any document furnished at any time under or in connection herewith or therewith, are true and correct in all material respects (or in all respects if qualified by materiality) on and as of the Increase Effective Date, except to the extent that such representations and warranties specifically refer to an earlier date, in which case they are true and correct in all material respects (or in all respects if qualified by materiality) as of such earlier date, and except that for purposes of this Section 2.15, the representations and warranties contained in subsections (a) and (b) of Section 6.05 shall be deemed to refer to the most recent statements furnished pursuant to clauses (a) and (b), respectively, of Section 7.01; (ii) the Borrowers, the Lender, and any Additional Commitment Lender shall have executed and delivered a joinder agreement in form and substance reasonably satisfactory to the Lender and its counsel; (iii) the Borrowers shall have paid such fees and other compensation to the lenders increasing their Revolving Credit Commitments and to the Additional Commitment Lenders as the Borrowers, such lenders and such Additional Commitment Lenders shall agree; (iv) the Borrowers shall have paid such arrangement fees, if any, to the Lender as the Borrowers and the Lender may agree; (v) other than the fees and compensation referred to in clauses (iii) and (iv) above, the Commitment Increase shall be on the same terms and pursuant to the same documentation applicable to the existing Revolving Credit Commitments; (vi) the Borrowers shall deliver to the Lender (A) an opinion or opinions, in form and substance reasonably satisfactory to the Lender, from counsel to the Loan Parties reasonably satisfactory to the Lender and dated such date and (B) a certification from the Borrower Agent, or other evidence reasonably satisfactory to the Lender, that such increase is permitted under the documents governing any other material Indebtedness; (vii) the Borrowers and each Additional Commitment Lender shall have delivered such other instruments, documents and agreements as the Lender may reasonably have requested; and (viii) no Default or Event of Default shall have occurred and be continuing or shall result from the Commitment Increase then being effected. The Revolving Loans outstanding on the Increase Effective Date shall be reallocated and adjusted between and among the Lender and each Additional Commitment Lender, and the Borrowers shall pay any additional amounts required pursuant to Section 3.05 resulting therefrom, to the extent necessary to keep the outstanding applicable Revolving Loans ratable among the applicable lenders with any revised pro rata shares, as applicable, arising from any nonratable increase in the applicable Revolving Loans under this Section 2.15.

(f)    Conflicting Provisions. This Section 2.15 shall supersede any provisions in Section 10.01 to the contrary.

ARTICLE III

TAXES, YIELD PROTECTION AND ILLEGALITY

3.01.    Taxes.

(a)    Payments Free of Taxes; Obligation to Withhold; Payments on Account of Taxes.

(i)        Any and all payments by or on account of any obligation of the Loan Parties hereunder or under any other Loan Document shall to the extent permitted by applicable Laws be made free and clear of and without reduction or withholding for any Taxes. If, however, applicable Laws require the Loan Parties to withhold or deduct any Tax, such Tax shall be withheld or deducted in accordance with such Laws as determined by the Borrower Agent or the Lender, as the case may be, upon the basis of the information and documentation to be delivered pursuant to subsection (f) below.

(ii)        If any Loan Party shall be required by the Code to withhold or deduct any Taxes, including both United States Federal backup withholding and withholding taxes, from any payment, then (A) the Borrowers shall withhold or make such deductions as are required based upon the information and documentation it has received pursuant to subsection (f) below, (B) the Borrowers shall timely pay the full amount withheld or deducted to the relevant Governmental Authority in accordance with the Code, and (C) to the extent that the withholding or deduction is made on account of Indemnified Taxes or Other Taxes, the sum payable by the Loan Parties shall be increased as necessary so that after any required withholding or the making of all required deductions (including deductions applicable to additional sums payable under this Section) the Lender receives an amount equal to the sum it would have received had no such withholding or deduction been made.

(b)        Payment of Other Taxes by the Borrowers. Without limiting the provisions of subsection (a) above, the Loan Parties shall timely pay any Other Taxes to the relevant Governmental Authority in accordance with applicable Law.

(c)        Tax Indemnification by the Borrowers. Without limiting the provisions of subsection (a) or (b) above, each Loan Party shall, and does hereby, indemnify the Lender and shall make payment in respect thereof within ten (10) days after demand therefor, for the full amount (without duplication) of any Indemnified Taxes or Other Taxes (including Indemnified Taxes or Other Taxes imposed or asserted on or attributable to amounts payable under this Section) withheld or deducted by the Loan Parties or the Lender or paid by the Lender, as the case may be, and any penalties, interest and reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes or Other Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority.

(d)        Evidence of Payments. Upon request by the Borrower Agent or the Lender, as the case may be, after any payment of Taxes by the Loan Parties or by the Lender to a Governmental Authority as provided in this Section 3.01, the Borrower Agent shall deliver to the Lender or the Lender shall deliver to the Borrower Agent, as the case may be, the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of any return required by Laws to report such payment or other evidence of such payment reasonably satisfactory to the Borrower Agent or the Lender, as the case may be.

(e)        Treatment of Certain Refunds. If the Lender determines, in its sole discretion exercised in good faith, that it has received a refund of any Taxes or Other Taxes as to which it has been indemnified by any Loan Party or with respect to which any Loan Party has paid additional amounts pursuant to this Section, it shall pay to such Loan Party an amount equal to such refund (but only to the extent of indemnity payments made, or additional amounts paid, by any Loan Party under this Section with respect to the Taxes or Other Taxes giving rise to such refund), net of all out-of-pocket expenses incurred by the Lender, and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund), provided that each Loan Party, upon the request of the Lender, agrees to repay the amount paid over pursuant to this paragraph to any Loan Party (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) to the Lender in the event the Lender is required to repay such refund to such Governmental Authority. This subsection shall not be construed to require the Lender to make available its tax returns (or any other information relating to its taxes that it deems confidential) to any Loan Party or any other Person.

(f)        Status of Lenders.

(i)        Any Lender that is entitled to an exemption from or reduction of withholding Tax with respect to payments made under any Loan Document shall deliver to the Borrower Agent, at the time or times reasonably requested by the Borrower Agent, such properly completed and executed documentation reasonably requested by the Borrower Agent as will permit such payments to be made without withholding or at a reduced rate of withholding. In addition, any Lender, if reasonably requested by the Borrower Agent, shall deliver such other documentation prescribed by applicable Law or reasonably requested by the Borrower Agent as will enable the Borrower Agent to determine whether or not such Lender is subject to backup withholding or information reporting requirements. Notwithstanding anything to the contrary in the preceding two sentences, the completion, execution and submission of such documentation (other than such documentation set forth in Sections 3.01(f)(ii)(A), 3.01(f)(ii)(B) and 3.01(f)(ii)(D)) shall not be required if in the Lender’s reasonable judgment such completion, execution or submission would subject such Lender to any material unreimbursed cost or expense or would materially prejudice the legal or commercial position of such Lender.

(ii)        Without limiting the generality of the foregoing, in the event that the Borrower is a U.S. Borrower,

(A)        any Lender that is a U.S. Person shall deliver to the Borrower Agent on or about the date on which such Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower Agent), executed copies of IRS Form W-9 certifying that such Lender is exempt from U.S. federal backup withholding tax;

(B)        any Foreign Lender shall, to the extent it is legally entitled to do so, deliver to the Borrower Agent (in such number of copies as shall be requested by the recipient) on or about the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower Agent), whichever of the following is applicable:

(1)        in the case of a Foreign Lender claiming the benefits of an income tax treaty to which the United States is a party (x) with respect to payments of interest under any Loan Document, executed copies of IRS Form W-8BEN or IRS Form W-8BEN-E establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “interest” article of such tax treaty and (y) with respect to any other applicable payments under any Loan Document, IRS Form W-8BEN or IRS Form W-8BEN-E establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “business profits” or “other income” article of such tax treaty;

(2)        executed copies of IRS Form W-8ECI; and

(3)        in the case of a Foreign Lender claiming the benefits of the exemption for portfolio interest under Section 881(c) of the Code, (x) a certificate to the effect that such Foreign Lender is not a “bank” within the meaning of Section 881(c)(3)(A) of the Code, a “10 percent shareholder” of the Borrower within the meaning of Section 871(h)(3)(B) of the Code, or a “controlled foreign corporation” related to the Borrower as described in Section 881(c)(3)(C) of the Code (a “U.S. Tax Compliance Certificate”) and (y) executed copies of IRS Form W-8BEN or IRS Form W-8BEN-E; or (4) to the extent a Foreign Lender is not the beneficial owner, executed copies of IRS Form W-8IMY, accompanied by IRS Form W-8ECI, IRS Form W-8BEN, IRS Form W-8BEN-E, a U.S. Tax Compliance Certificate, IRS Form W-9, and/or other certification documents from each beneficial owner, as applicable; provided that if the Foreign Lender is a partnership and one or more direct or indirect partners of such Foreign Lender are claiming the portfolio interest exemption, such Foreign Lender may provide a U.S. Tax Compliance Certificate on behalf of each such direct and indirect partner;

(C)        any Foreign Lender shall, to the extent it is legally entitled to do so, deliver to the Borrower Agent (in such number of copies as shall be requested by the recipient) on or about the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower Agent), executed copies of any other form prescribed by applicable Law as a basis for claiming exemption from or a reduction in U.S. federal withholding Tax, duly completed, together with such supplementary documentation as may be prescribed by applicable Law to permit the Borrower Agent to determine the withholding or deduction required to be made; and

(D)        if a payment made to a Lender under any Loan Document would be subject to U.S. federal withholding Tax imposed by FATCA if such Lender were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code, as applicable), such Lender shall deliver to the Borrower Agent at the time or times prescribed by law and at such time or times reasonably requested by the Borrower Agent such documentation prescribed by applicable Law (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested by the Borrower Agent as may be necessary for the Borrower Agent to comply with its obligations under FATCA and to determine that such Lender has complied with such Lender’s obligations under FATCA or to determine the amount, if any, to deduct and withhold from such payment. Solely for purposes of this clause (D), “FATCA” shall include any amendments made to FATCA after the date of this Agreement.

Each Lender agrees that if any form or certification it previously delivered expires or becomes obsolete or inaccurate in any respect, it shall update such form or certification or promptly notify the Borrower Agent in writing of its legal inability to do so.

3.02.    Illegality. If the Lender determines that any Law has made it unlawful, or that any Governmental Authority has asserted that it is unlawful, for the Lender or its applicable Lender’s Office to make, maintain or fund Loans whose interest is determined by reference to the LIBOR Rate, or to determine or charge interest rates based upon the LIBOR Rate, or any Governmental Authority has imposed material restrictions on the authority of the Lender to purchase or sell, or to take deposits of, Dollars in the London interbank market, then, on notice thereof by the Lender to the Borrower Agent, (i) any obligation of the Lender to make or continue LIBOR Loans or to convert Base Rate Loans to LIBOR Loans shall be suspended, and (ii) if such notice asserts the illegality of the Lender making or maintaining Base Rate Loans the interest rate on which is determined by reference to the LIBOR Rate component of the Base Rate, the interest rate on which Base Rate Loans of such Lender shall, if necessary to avoid such illegality, be determined by the Lender without reference to the LIBOR Rate component of the Base Rate, in each case until the Lender notifies the Borrower Agent that the circumstances giving rise to such determination no longer exist. Upon receipt of such notice, (x) the Loan Parties shall, upon demand from the Lender, prepay or, if applicable, convert all LIBOR Loans of the Lender to Base Rate Loans (the interest rate on which Base Rate Loans of the Lender shall, if necessary to avoid such illegality, be determined by the Lender without reference to the LIBOR Rate component of the Base Rate), either on the last day of the Interest Period therefor, if the Lender may lawfully continue to maintain such LIBOR Loans to such day, or immediately, if the Lender may not lawfully continue to maintain such LIBOR Loans and (y) if such notice asserts the illegality of the Lender determining or charging interest rates based upon the LIBOR Rate, the Lender shall during the period of such suspension compute the Base Rate applicable to such Lender without reference to the LIBOR Rate component thereof until it is no longer illegal for the Lender to determine or charge interest rates based upon the LIBOR Rate. Upon any such prepayment or conversion, the Loan Parties shall also pay accrued interest on the amount so prepaid or converted.

3.03.    Inability to Determine Rates. If the Lender determines that for any reason in connection with any request for a LIBOR Loan or a conversion to or continuation thereof that (a) Dollar deposits are not being offered to banks in the London interbank eurodollar market for the applicable amount and Interest Period of such LIBOR Loan, (b) adequate and reasonable means do not exist for determining the LIBOR Rate for any requested Interest Period with respect to a proposed LIBOR Loan or in connection with an existing or proposed Base Rate Loan, or (c) the LIBOR Rate for any requested Interest Period with respect to a proposed LIBOR Loan does not adequately and fairly reflect the cost to the Lender of funding such Loan, the Lender will promptly so notify the Borrower Agent. Thereafter, (x) the obligation of the Lender to make or maintain the LIBOR Loans shall be suspended, (y) in the event of a determination described in the preceding sentence with respect to the LIBOR Rate component of the Base Rate, the utilization of the LIBOR Rate component in determining the Base Rate shall be suspended, in each case until the Lender revokes such notice. Upon receipt of such notice, the Borrower Agent may revoke any pending request for a Borrowing of, conversion to or continuation of LIBOR Loans or, failing that, will be deemed to have converted such request into a request for a Borrowing of Base Rate Loans in the amount specified therein.

Notwithstanding anything to the contrary in this Agreement or any other Loan Documents, if the Lender determines (which determination shall be conclusive absent demonstrable error) that:

(i)        adequate and reasonable means do not exist for ascertaining ICE LIBOR or for any requested Interest Period, because ICE LIBOR is not available or published on a current basis and such circumstances are unlikely to be temporary;

(ii)        the administrator of ICE LIBOR or a Governmental Body having jurisdiction over the Lender has made a public statement identifying a specific date after which ICE LIBOR shall no longer be made available, or used for determining the interest rate of loans (such specific date, the “Scheduled Unavailability Date”), or

(iii)        syndicated loans currently being executed, or that include language similar to that contained in this Section, are being executed or amended (as applicable) to incorporate or adopt a new benchmark interest rate to replace ICE LIBOR, then, reasonably promptly after such determination by the Lender, the Lender and the Borrowers may enter into an amendment to this Agreement to replace ICE LIBOR with an alternate benchmark rate (including any mathematical or other adjustments to the benchmark (if any) incorporated therein) (any such proposed rate, a “LIBOR Successor Rate”), together with any conforming changes in this Agreement or any other Loan Document which are necessary or appropriate to reflect the change to the LIBOR Successor Rate.

If no LIBOR Successor Rate has been determined and the circumstances under clause (i) above exist or the Scheduled Unavailability Date has occurred (as applicable), the Lender will promptly so notify the Borrower Agent. Thereafter, (x) the obligation of the Lender to make or maintain LIBOR Loans shall be suspended, (to the extent of the affected LIBOR Loans or Interest Periods), and (y) the LIBOR Rate component shall no longer be utilized in determining the Base Rate. Upon receipt of such notice, the Borrower Agent may revoke any pending request for a Borrowing of, conversion to or continuation of LIBOR Loans (to the extent of the affected LIBOR Loans or Interest Periods) or, failing that, will be deemed to have converted such request into a request for a Borrowing of Base Rate Loans (subject to the foregoing clause (y)) in the amount specified therein.

Notwithstanding anything else herein, any definition of LIBOR Successor Rate shall provide that in no event shall such LIBOR Successor Rate be less than zero for purposes of this Agreement.

3.04.    Increased Costs; Reserves on LIBOR Loans.

(a)        Increased Costs Generally. If any Change in Law shall:

(i)        impose, modify or deem applicable any reserve, special deposit, compulsory loan, insurance charge or similar requirement against assets of, deposits with or for the account of, or credit extended or participated in by, the Lender (except any reserve requirement contemplated by Section 3.04(e));

(ii)        subject the Lender to any tax of any kind whatsoever with respect to this Agreement, any Letter of Credit, or any Loan made by it, or change the basis of taxation of payments to the Lender in respect thereof (except in each case for Indemnified Taxes or Other Taxes covered by Section 3.01, Taxes described in clause (b) through (d) of the definition of Excluded Taxes, and Connection Income Taxes); or

(iii)        impose on the Lender or the London interbank market any other condition, cost or expense (other than Taxes) affecting this Agreement or LIBOR Loans made by the Lender or any Letter of Credit or participation therein (other than Taxes);

and the result of any of the foregoing shall be to increase the cost to the Lender of making or maintaining any Loan (or of maintaining its obligation to make any such Loan), or to increase the cost to the Lender of issuing or maintaining any Letter of Credit (or of maintaining its obligation to issue any Letter of Credit), or to reduce the amount of any sum received or receivable by the Lender hereunder (whether of principal, interest or any other amount) then, upon request of the Lender pursuant to subsection (c) below, the Loan Parties will pay to the Lender, as the case may be, such additional amount or amounts as will compensate the Lender, as the case may be, for such additional costs incurred or reduction suffered.

(b)        Capital Requirements. If any Change in Law affecting the Lender or any Lender’s Office of the Lender or the Lender’s holding company, if any, regarding capital or liquidity requirements has or would have the effect of reducing the rate of return on the Lender’s capital or on the capital of the Lender’s holding company, if any, as a consequence of this Agreement, the Revolving Credit Commitment of the Lender or the Loans made by, or Letters of

Credit issued by, the Lender, to a level below that which the Lender or the Lender’s holding company could have achieved but for such Change in Law (taking into consideration the Lender’s policies and the policies of the Lender’s holding company with respect to capital adequacy), then from time to time pursuant to subsection (c) below the Loan Parties will pay to the Lender such additional amount or amounts as will compensate the Lender or the Lender’s holding company for any such reduction suffered.

(c)        Certificates for Reimbursement. A certificate of the Lender setting forth the amount or amounts necessary to compensate the Lender or its holding company, as the case may be, as specified in subsection (a) or (b) of this Section and delivered to the Borrower Agent shall be conclusive absent manifest error. Any such certificate shall state that the Lender is taking such actions in a manner consistent with similarly situated customers of the Lender. The Loan Parties shall pay the Lender the amount shown as due on any such certificate within ten (10) Business Days after receipt thereof.

(d)        Delay in Requests. Failure or delay on the part of the Lender to demand compensation pursuant to the foregoing provisions of this Section shall not constitute a waiver of the Lender’s right to demand such compensation, provided that the Loan Parties shall not be required to compensate the Lender pursuant to the foregoing provisions of this Section for any increased costs incurred or reductions suffered more than six (6) months prior to the date that Lender notifies the Loan Parties of the Change in Law giving rise to such increased costs or reductions and of the Lender’s intention to claim compensation therefor (except that, if the Change in Law giving rise to such increased costs or reductions is retroactive, then the six (6) month period referred to above shall be extended to include the period of retroactive effect thereof).

(e)        Reserves on LIBOR Loans. The Borrowers shall pay to the Lender, as long as the Lender shall be required to maintain reserves with respect to liabilities or assets consisting of or including Eurocurrency funds or deposits (currently known as “Eurocurrency Liabilities”), additional interest on the unpaid principal amount of each LIBOR Loan equal to the actual costs of such reserves allocated to such Loan by the Lender (as determined by the Lender in good faith, which determination shall be conclusive), which shall be due and payable on each date on which interest is payable on such Loan, provided the Borrower Agent shall have received at least ten (10) Business Days’ prior notice of such additional interest from the Lender. If the Lender fails to give notice ten (10) Business Days prior to the relevant Interest Payment Date, such additional interest shall be due and payable ten (10) Business Days from receipt of such notice.

3.05.    Compensation for Losses. Upon demand of the Lender, the Borrowers shall promptly compensate the Lender for and hold the Lender harmless from any loss, cost or expense incurred by it as a result of:

(a)        any continuation, conversion, payment or prepayment of any Loan other than a Base Rate Loan on a day other than the last day of the Interest Period for such Loan (whether voluntary, mandatory, automatic, by reason of acceleration, or otherwise);

(b)        any failure by Borrowers (for a reason other than the failure of the Lender to make a Loan) to prepay, borrow, continue or convert any Loan other than a Base Rate Loan on the date or in the amount notified by the Borrower Agent; or

(c)        any failure by any Borrower to make payment of any drawing under any Letter of Credit (or interest due thereon) denominated in an Alternative Currency on its scheduled due date or any payment thereof in a different currency;

including any loss or expense arising from the liquidation or reemployment of funds obtained by it to maintain such Loan or from fees payable to terminate the deposits from which such funds were obtained. The Borrowers shall also pay any customary administrative fees charged by the Lender in connection with the foregoing.

For purposes of calculating amounts payable by the Borrowers to the Lender under this Section 3.05, the Lender shall be deemed to have funded each LIBOR Loan made by it at LIBOR for such Loan by a matching deposit or other borrowing in the London interbank eurodollar market for a comparable amount and for a comparable period, whether or not such LIBOR Loan was in fact so funded.

3.06.    Mitigation Obligations; Designation of a Different Lender’s Office. If the Lender requests compensation under Section 3.04, or the Borrowers are required to pay any additional amount to the Lender or any Governmental Authority for the account of the Lender pursuant to Section 3.01, or if the Lender gives a notice pursuant to Section 3.02, then the Lender shall use reasonable efforts to designate a different Lender’s Office for funding or booking its Loans hereunder or to assign its rights and obligations hereunder to another of its offices, branches or affiliates, if, in the judgment of the Lender, such designation or assignment (i) would eliminate or reduce amounts payable pursuant to Section 3.01 or 3.04, as the case may be, in the future, or eliminate the need for the notice pursuant to Section 3.02, as applicable, and (ii) in each case, would not subject the Lender to any unreimbursed cost or expense and would not otherwise be disadvantageous to the Lender. The Borrowers hereby agree to pay all reasonable costs and expenses incurred by the Lender in connection with any such designation or assignment.

3.07.    Survival. All of the Borrowers’ obligations under this Article III shall survive the occurrence of the Facility Termination Date.

ARTICLE IV

SECURITY AND ADMINISTRATION OF COLLATERAL

4.01.    Security Interest in Collateral. To secure the prompt payment and performance to the Lender of the Obligations, each Loan Party hereby grants to the Lender (and to the Credit Product Providers with respect to Credit Product Obligations) a continuing Lien upon all of such Loan Party’s assets, including all of the following property and interests in property of such Loan Party, whether now owned or existing or hereafter created, acquired or arising and wheresoever located:

(a)        all Accounts;

(b)        all Goods, including, without limitation, all Equipment (including Rolling Stock), Fixtures and Inventory;

(c)        all Chattel Paper (whether tangible or electronic);

(d)        the Commercial Tort Claims specified on Schedule 4.01;

(e)        all Deposit Accounts, all cash, and all other property from time to time deposited therein or otherwise credited thereto and the monies and property in the possession or under the control of the Lender or any affiliate, representative, agent or correspondent of the Lender;

(f)        all Documents;

(g)        all General Intangibles (including, without limitation, all Payment Intangibles, Intellectual Property and Licenses);

(h)        all Instruments (including, without limitation, promissory notes);

(i)        all Investment Property;

(j)        all Letter-of-Credit Rights;

(k)        all Pledged Interests;

(l)        all Supporting Obligations;

(m)        all other tangible and intangible personal property of such Loan Party (whether or not subject to the UCC), including, without limitation, all bank and other accounts and all cash and all investments therein, all proceeds, products, offspring, accessions, rents, profits, income, benefits, substitutions and replacements of and to any of the property of such Loan Party described in the preceding clauses of this Section 4.01 hereof (including, without limitation, any proceeds of insurance thereon and all causes of action, claims and warranties now or hereafter held by such Loan Party in respect of any of the items listed above), and all books, correspondence, files and other Records including, without limitation, all tapes, disks, cards, Software, data and computer programs in the possession or under the control of such Loan Party or any other Person from time to time acting for such Loan Party that at any time evidence or contain information relating to any of the property described in the preceding clauses of this Section 4.01 hereof or are otherwise necessary or helpful in the collection or realization thereof; and

(n)        all Proceeds, including all cash Proceeds and noncash Proceeds, and products of any and all of the foregoing Collateral;

in each case howsoever such Loan Party’s interest therein may arise or appear (whether by ownership, security interest, claim or otherwise).

Notwithstanding anything herein to the contrary, the term “Collateral” shall not include, and no Loan Party is pledging, nor granting a Lien on or security interest hereunder in, any Excluded Assets.

4.02.    Other Collateral.

(a)        Commercial Tort Claims. The Loan Parties shall promptly notify the Lender in writing upon any Loan Party incurring or otherwise obtaining a Commercial Tort Claim after the Closing Date against any third party in an amount equal to or greater than the Threshold Amount and, upon request of the Lender, promptly enter into an amendment to this Agreement and do such other acts or things deemed appropriate by the Lender to give the Lender a security interest in any such Commercial Tort Claim. The Loan Parties represent and warrant that as of the date of this Agreement, to their knowledge, no Loan Party possesses any such Commercial Tort Claims.

(b)        Other Collateral. The Loan Parties shall promptly notify the Lender in writing upon acquiring or otherwise obtaining (x) any Collateral consisting of Deposit Accounts (other than Excluded Deposit Accounts) and (y) in an amount equal to or greater than the Threshold Amount after the date hereof, any Collateral consisting of Investment Property, Letter of Credit Rights or Electronic Chattel Paper and, upon the request of the Lender, promptly execute such other documents, and do such other acts or things deemed appropriate by the Lender to deliver to the Lender control with respect to such Collateral; promptly notify the Lender in writing upon acquiring or otherwise obtaining any Collateral in an amount equal to or greater than the Threshold Amount after the date hereof consisting of Documents or Instruments and, upon the request of the Lender, will promptly execute such other documents, and do such other acts or things deemed appropriate by the Lender to deliver to the Lender possession of such Documents (to the extent negotiable) and Instruments, and with respect to non-negotiable Documents, to have such non-negotiable Documents issued in the name of the Lender; and with respect to such Collateral in the possession of a third party, other than Certificated Securities and Goods covered by a Document, obtain an acknowledgment from the third party that it is holding the Collateral for the benefit of the Lender.

(c)        Lien Perfection; Further Assurances. The Loan Parties shall execute such UCC-1 financing statements as are required by the UCC and such other instruments, assignments or documents as are necessary to perfect the Lender’s Lien upon any of the Collateral and shall take such other action as may be required to perfect or to continue the perfection of the Lender’s Lien upon the Collateral, subject to exceptions as to perfection as are expressly permitted under the terms of this Agreement or any other Loan Document. Unless prohibited by applicable Law, each Loan Party hereby authorizes the Lender to execute and file any such financing statement, including financing statements that indicate the Collateral (a) as all assets of such Loan Party or words of similar effect, or (b) as being of an equal or lesser scope, or with greater or lesser detail, than as set forth in Section 4.01 on such Loan Party’s behalf. Each Loan Party also hereby ratifies its authorization for the Lender to have filed in any jurisdiction any like financing statements or amendments thereto if filed prior to the date hereof. At the Lender’s request, each Loan Party shall also promptly execute or cause to be executed and shall deliver to the Lender any and all documents, instruments and agreements reasonably deemed necessary by the Lender, to give effect to or carry out the terms or intent of the Loan Documents.

(d)        Lien on Realty. The due and punctual payment and performance of the Loan Parties shall also be secured by the Liens created by the Mortgages upon all Real Property of the Loan Parties other than the Excluded Real Property. If any Loan Party shall acquire at any time or times hereafter any fee simple interest in other Real Property (other than Excluded Real Property), such Loan Party agrees to comply with Section 4.04(c). The Mortgages shall be duly recorded (at Loan Parties’ expense) in each office where such recording is required to constitute a valid Lien on the Real Property covered thereby. In respect of any Mortgage, Loan Parties shall deliver to the Lender, at Loan Parties’ expense, all Mortgage Related Documents as the Lender and its counsel may reasonably request relating to the real property subject to the Mortgages.

(e)        Investment Property and other Equity Interests.

(i)        Form of Pledged Interests. At no time shall any Pledged Interests: (a) be held or maintained in the form of a security entitlement or credited to any securities account other than security entitlements credited to a securities account that is listed on Schedule 6.19 (as supplemented from time to time) and that is subject to the control of the Lender pursuant to Section 4.04(e); and (b) which constitute a “security” under Article 8 of any applicable Uniform Commercial Code be maintained in the form of uncertificated securities. With respect to any Pledged Interests that are “securities” under Article 8 of the applicable UCC and are issued by a Subsidiary of a Loan Party, such Pledged Interests are, and shall at all times be, represented by the share certificates listed on Schedule 4.02 hereto (as supplemented from time to time to reflect events occurring after the date of this Agreement), and such share certificates, with stock powers duly executed in blank by the applicable Loan Party, shall have been delivered to the Lender.

(ii)        Delivery of Certificates. All certificates or instruments representing or evidencing any Pledged Interests issued by a Subsidiary of a Loan Party or that otherwise have a value equal to or greater than the Threshold Amount shall be delivered to and held by or on behalf of the Lender pursuant hereto, shall be in suitable form for further transfer by delivery, and shall be accompanied by all necessary instruments of transfer or assignment, duly executed in blank. The Pledged Interests consisting of Equity Interests of a Subsidiary of a Loan Party pledged hereunder have been duly authorized and validly issued and are fully paid and non-assessable.

(iii)        Issuer Agreements. Upon request of the Lender, each Loan Party that is the issuer of any Pledged Interests shall and shall use its commercially reasonable efforts to cause each other Person that is the issuer of any Pledged Interests to (a) acknowledge in writing the security interest and Lien of the Lender in such Collateral granted by the Loan Party owning such Pledged Interests, (b) agree in writing that, with respect to any such Pledged Interests, it will comply with the instructions originated by the Lender without further consent of any other Loan Party and (c) confirm and agree in writing that, with respect to any such Pledged Interests, it has not received notice of any other Lien therein (other than the Lien in favor of the Lender hereunder) and will not comply with the instructions originated by any Person (other than the Lender) without further consent of the Lender.

(iv)        Distributions on Investment Property and other Equity Interests. In the event that any cash dividend or cash distribution (a “Dividend”) is paid on any Pledged Interests of any Loan Party at a time when no Event of Default has occurred and is continuing, such Dividend may be paid directly to the applicable Loan Party. If an Event of Default has occurred and is continuing, then, unless otherwise agreed by the Lender, any such Dividend or payment shall be paid directly to the Lender for the benefit of the Secured Parties.

(v)        Voting Rights with respect to Equity Interests. So long as no Event of Default has occurred and is continuing, Loan Parties shall be entitled to exercise any and all voting and other consensual rights pertaining to any of the Pledged Interests or any part thereof for any purpose not prohibited by the terms of this Agreement. If an Event of Default shall have occurred and be continuing, all rights of Loan Parties to exercise the voting and other consensual rights that it would otherwise be entitled to exercise shall, at the Lender’s option, be suspended, and all such rights shall, at the Lender’s option, thereupon become vested in the Lender for the benefit of the Secured Parties during the continuation of such Event of Default, and the Lender shall, at its option, thereupon have the sole right to exercise such voting and other consensual rights during the continuation of such Event of Default and during the continuation of such Event of Default the Lender shall have the right to act with respect thereto as though it were the outright owner thereof. After all Events of Default have been cured or waived in accordance with the provisions hereof, and so long as the Obligations shall not have been accelerated (or if accelerated, such acceleration has been rescinded), each Loan Party shall have the right to exercise the voting and other consensual rights and powers that it would have otherwise been entitled to pursuant to this Section 4.02(e)(v).

(vi)        Securities Accounts. No Loan Party shall maintain any securities accounts with any securities intermediary that are not identified on Schedule 6.19 (as supplemented from time to time) and as to which such securities intermediary and such Loan Party have entered into a control agreement with the Lender in which such Loan Party irrevocably authorizes and directs such securities intermediary to dispose of such Collateral at the direction of the Lender and to comply with the instructions originated by the Lender without further consent of such Loan Party. The Lender agrees with the Loan Parties that such instruction shall not be given by the Lender unless an Event of Default has occurred and is continuing.

(vii)        Organizational Documents. With respect to each issuer of any Pledged Interests of each Loan Party, such Loan Party shall (a) promptly deliver to the Lender, to the extent in the possession of such Loan Party, copies of the organizational documents of such issuer, together with all amendments thereto and any shareholder or similar agreement in respect of such Pledged Interests to which such Loan Party is a party and (b) at the request of the Lender, use its commercially reasonable efforts to obtain and deliver to the Lender the consent of each other party to any such document or agreement to the pledge by such Loan Party of such Pledged Interests hereunder and to the transfer of such Pledged Interests to the Lender or its nominee at any time after the occurrence and during the continuance of an Event of Default.

(viii)        Proxy Rights. Each Loan Party hereby irrevocably constitutes and appoints the Lender as its proxy and attorney-in-fact with respect to its Pledged Interests and other Collateral if an Event of Default has occurred and is continuing, including the right to vote such Pledged Interests and other Collateral, with full power of substitution to do so, to the extent set forth in this Agreement. In addition to the right to vote any such

Pledged Interests and other Collateral, such appointment of the Lender as proxy and attorney-in-fact shall include the right, upon the occurrence and during the continuance of an Event of Default, to exercise all other rights, powers, privileges and remedies to which a holder of such Pledged Interests and other Collateral would be entitled (including giving or withholding written consents of shareholders or other equity holders, calling special meetings of shareholders or other equity holders and voting at such meetings). Such proxy shall be effective, automatically and without the necessity of any action (including any transfer of any such Pledged Interests and other Collateral on the record books of the issuer thereof) by any person (including the issuer of such Pledged Interests and other Collateral or any officer or agent thereof), upon the occurrence and continuation of any Event of Default. Each Loan Party hereby ratifies and approves all acts of any such attorney and agrees that neither the Lender nor any such attorney will be liable for any acts or omissions or for any error of judgment or mistake of fact or law other than such person’s gross negligence or willful misconduct as finally determined by a court of competent jurisdiction; provided that, in no event shall they be liable for any punitive, exemplary, indirect or consequential damages. The foregoing powers of attorney and proxy, being coupled with an interest, are irrevocable until the Obligations have been paid in full.

4.03.    Collateral Administration.

(a)        Administration of Accounts.

(i)        Records and Schedules of Accounts. Each Borrower shall keep accurate and complete records of its Accounts, including all payments and collections thereon. If Accounts in an aggregate face amount of $500,000 or more cease to be Eligible Accounts, Borrower Agent shall notify the Lender of such occurrence promptly (and in any event within two (2) Business Days) after Borrower Agent has knowledge thereof.

(ii)        [Reserved].

(iii)        Account Verification. (x) If an Event of Default has occurred and is continuing or (y) if the Lender has reasonably determined that Exigent Circumstances may exist, then the Lender shall have the right, in the name of the Lender, any designee of the Lender or (during the continuance of any Event of Default) any Borrower, to verify the validity, amount or any other matter relating to any Accounts of Borrowers by mail, telephone or otherwise. Borrowers shall cooperate fully with the Lender in an effort to facilitate and promptly conclude any such verification process.

(iv)        Proceeds of Collateral. Borrowers shall request in writing and otherwise take all necessary steps to ensure that all payments on Accounts or otherwise relating to Collateral are made directly to the Concentration Account (or a lockbox relating to the Concentration Account). If any Borrower or Subsidiary receives cash or Payment Items with respect to any Collateral, it shall hold same in trust for the Lender and promptly (not later than the second Business Day) deposit same into the Concentration Account.

(b)        Administration of Inventory.

(i)        Records and Reports of Inventory. Each Borrower shall keep accurate and complete records of its Inventory, including costs and daily withdrawals and additions. Each Borrower shall conduct a physical inventory at least once per calendar year (and on a more frequent basis if requested by the Lender when an Event of Default has occurred and is continuing) and periodic cycle counts consistent with historical practices, and shall provide to the Lender a report based on each such inventory and count promptly upon completion thereof, together with such supporting information as the Lender may reasonably request. The Lender may participate in and observe each physical count. If any Event of Default has occurred and is continuing, the Lender may cause additional inventories to be taken and reports made as the Lender determines (each, at the expense of the Loan Parties) in its reasonable discretion.

(ii)        Returns of Inventory. No Borrower shall return any Inventory to a supplier, vendor or other Person, whether for cash, credit or otherwise, unless (a) such return is in the Ordinary Course of Business; (b) no Default, Event of Default or Overadvance exists or would result therefrom; (c) the Lender is promptly notified if the aggregate value of all Inventory returned in any month exceeds $500,000; and (d) any payment in excess of $500,000 received by a Borrower for a return is promptly remitted to the Lender for application to the Obligations.

(iii)        Acquisition, Sale and Maintenance. Each Borrower shall take all necessary steps to assure that all Inventory is produced in accordance with applicable Law in all material respects, including the FLSA. No Borrower shall sell any Inventory on consignment or approval or any other basis under which the customer may return or require a Borrower to repurchase such Inventory. The Borrowers shall use, store and maintain all Inventory with reasonable care and caution, in accordance with applicable standards of any insurance and in conformity with all applicable Laws, and shall make current rent payments (within applicable grace periods provided for in leases) at all locations where any Collateral is located.

(c)        Collateral at Locations Subject to a Material Third-Party Agreement. With respect to any location of Collateral subject to a Material Third-Party Agreement entered into after the Closing Date, each Loan Party shall use commercially reasonable efforts to provide the Lender with Lien Waivers with respect to the premises subject to such Material Third-Party Agreements. Loan Parties acknowledge that if such Lien Waivers are not delivered, then, at the election of the Lender, all or a portion of the Collateral at such locations may be deemed ineligible for inclusion in the Borrowing Base and/or the Lender may establish a Rent and Charges Reserve for such location.

4.04.    Further Assurances.

(a)        New Deposit Accounts and Securities Accounts. Concurrently with or prior to the opening of a Deposit Account, Securities Account or Commodity Account by any Loan Party, other than any Excluded Deposit Account, such Loan Party shall deliver to the Lender a Control Agreement covering such Deposit Account, Securities Account or Commodity Account, duly executed by such Loan Party, the Lender and the applicable Controlled Account Bank, securities intermediary or financial institution at which such account is maintained.

(b)        Future Leases. Unless otherwise waived by the Lender, prior to entering into any new lease of Real Property or renewing any existing lease of Real Property following the Closing Date, each Borrower shall, and shall cause each Loan Party to, use its (and their) commercially reasonable efforts to deliver to the Lender a Lien Waiver, in form and substance reasonably satisfactory to the Lender, executed by the lessor of any Real Property, to the extent the value of any personal property of the Borrowers held or to be held at such leased property exceeds (or it is anticipated that the value of such personal property will exceed at any point in time during the term of such leasehold term) $250,000.

(c)        Acquired Real Property. If any Loan Party acquires, owns or holds an interest in any fee-owned Real Property not constituting Excluded Real Property, the Company will promptly (and in any event within ten (10) Business Days of the acquisition thereof (or such longer period as the Lender may agree)) notify the Lender in writing of such event, identifying the property or interests in question, and, the Loan Party will, or will cause such Subsidiary to, within sixty (60) days or such longer period as the Lender may reasonably agree, deliver to the Lender, in each case in form and substance reasonably satisfactory to the Lender, Mortgages and Mortgage Related Documents with respect to such Real Property.

(d)        UCC Authorization. The Lender is hereby irrevocably authorized to execute (if necessary) and file or cause to be filed, with or if permitted by applicable Law without the signature of any Borrower appearing thereon, all UCC financing statements reflecting any Borrower as “debtor” and the Lender as “secured party,” and continuations thereof and amendments thereto, as the Lender reasonably deems necessary or advisable to give effect to the transactions contemplated hereby and by the other Loan Documents.

(e)        Controlled Securities Accounts. Within thirty (30) days after the Closing Date (or such later date as the Lender may determine in its sole discretion), the Borrower(s) shall enter into a Control Agreement with respect to each Securities Account and Commodity Account listed on part (b) of Schedule 6.19. At the request of the Lender, the Borrower Agent shall cause account statements and/or other reports from the applicable broker, financial institution or other financial intermediary to be delivered to the Lender at the same time as they are delivered to the Borrower(s), accurately setting forth all assets, including securities entitlements, financial assets or other amounts, held in each Securities Account or Commodity Account.

4.05.    Cash Management.

(a)        Deposit Account. Within thirty (30) days after the Closing Date (or such later date as the Lender may determine in its sole discretion), the relevant Borrower shall (x) use commercially reasonable efforts to enter into a Control Agreement with respect to each Deposit Account listed on Schedule 6.19, other than Excluded Deposit Accounts, which shall include all lockboxes and related lockbox accounts used for the collection of Accounts or (y) close each Deposit Account listed on Schedule 6.19 (other than Excluded Deposit Accounts). Each Loan Party agrees that all invoices rendered and other requests made by any Loan Party for payment in respect of Accounts shall contain a written statement directing payment in respect of such Accounts to be paid to a Controlled Deposit Account in its name. At the request of the Lender, the Borrower Agent shall cause bank statements and/or other reports to be delivered to the Lender at the same time they are delivered to the relevant Loan Party, accurately setting forth all amounts deposited in each Controlled Deposit Account to ensure the proper transfer of funds as set forth above. All remittances received by any Loan Party on account of Accounts, together with the proceeds of any other Collateral, shall be held as the Lender’s property, for its benefit and the benefit of the Lender, by such Loan Party as trustee of an express trust for the Lender’s benefit and such Loan Party shall promptly (and in any event within two (2) Business Days) deposit same in kind in a Controlled Deposit Account. The Lender retains the right at all times after the occurrence and during the continuance of an Event of Default to notify Account Debtors that a Loan Party’s Accounts have been assigned to the Lender and to collect such Loan Party’s Accounts directly in its own name, or in the name of the Lender’s agent, and to charge the collection costs and expenses, including reasonable attorneys’ fees, to the Loan Account.

(b)        Concentration Account. Each Control Agreement with respect to a Controlled Deposit Account shall require that, during a Dominion Trigger Period, the Controlled Account Bank transfer all cash receipts and other collections by ACH or wire transfer no less frequently than daily (and whether or not there are then any outstanding Obligations) to the concentration account maintained by the Lender at the Lender (the “Concentration Account”). The Concentration Account shall at all times be under the sole dominion and control of the Lender. The Loan Parties hereby acknowledge and agree that (i) the Loan Parties have no right of withdrawal from the Concentration Account, (ii) the funds on deposit in the Concentration Account shall at all times be collateral security for all of the Obligations and (iii) the funds on deposit in the Concentration Account shall be applied as provided in this Section 4.05. In the event that, notwithstanding the provisions of this Section 4.05, any Loan Party receives or otherwise has dominion and control of any such proceeds or collections described above, such proceeds and collections shall be held in trust by such Loan Party for the Lender, shall not be commingled with any of such Loan Party’s other funds or deposited in any account of such Loan Party and shall, not later than the next Business Day after receipt thereof, be deposited into a Controlled Deposit Account or, during a Dominion Trigger Period, the Concentration Account or dealt with in such other fashion as such Loan Party may be instructed by the Lender.

(c)        Application of Funds in the Concentration Account. All funds received in the Concentration Account in immediately available funds shall be applied on a daily basis in accordance with Section 2.06(b)(vi). All funds received in the Concentration Account that are not immediately available funds (checks, drafts and similar forms of payment) shall be deemed applied by the Lender on account of the Obligations (subject to final payment of such items) in accordance with the foregoing sentence on the first Business Day after receipt by the Lender of such items in the Lender’s account located in Chicago, Illinois. If as the result of such application of funds a credit balance exists in the Loan Account, such credit balance shall not accrue interest in favor of Borrowers but shall, so long as no Event of Default has occurred and is continuing, be disbursed to Borrowers or otherwise at Borrower Agent’s direction, upon Borrower Agent’s request. Upon and during the continuance of any Event of Default, the Lender may, at its option, offset such credit balance against any of the Obligations or hold such credit balance as Collateral for the Obligations.

4.06.    Information Regarding Collateral. Each Borrower represents, warrants and covenants that (a) the chief executive office of each Loan Party on the Closing Date is located at the address or addresses specified on Schedule 4.06, and (b) Schedule 4.06 contains a true and complete list of (i) the exact legal name, jurisdiction of formation, and address within the United

States of each Loan Party and of each other Person that has effected any merger or consolidation with a Loan Party or who has been the subject of an Acquisition by a Loan Party at any time since April 12, 2014 (excluding Persons making sales in the ordinary course of their businesses to a Loan Party of property constituting Inventory in the hands of such seller), (ii) the exact legal name, jurisdiction of formation, jurisdiction identification number, and each location of the chief executive office of each Loan Party at any time since April 12, 2014 (iii) each location within the United States in which material goods constituting Collateral having a value of $250,000 or greater are located as of the Closing Date (together with the name of each owner of the property located at such address if not the applicable Loan Party and a summary description of the relationship between the applicable Loan Party and such Person). The Company shall not change, and shall not permit any other Loan Party to change, its name, jurisdiction of formation (whether by reincorporation, merger or otherwise), or the location of its chief executive office, or use or permit any other Loan Party to use, any assumed or fictitious name , except upon giving not less than ten (10) days’ prior written notice to the Lender and taking or causing to be taken all such action at Borrowers’ or such other Loan Parties’ expense as may be reasonably requested by the Lender to perfect or maintain the perfection and priority of the Lien of the Lender in Collateral.

4.07.    Lender as Agent For Perfection. The Secured Parties appoint the Lender as agent (for the benefit of Secured Parties) for the purpose of perfecting Liens in any Collateral, including pursuant to any Uniform Commercial Code financing statement.

4.08.    Release of Collateral. If any Collateral shall be sold, transferred, or otherwise disposed of by any Loan Party in a transaction permitted by Section 8.05 of this Agreement, to any Person other than a Loan Party, the security interest in and Lien of the Lender on such Collateral is automatically released, and the Lender, at the request of such Loan Party shall promptly execute and deliver to such Loan Party all releases and other documents, and take such other action, reasonably necessary for the release of the Liens created hereby so long as the Borrower Agent shall have delivered to the Lender a certificate of a Responsible Officer certifying that such disposition is permitted by Section 8.05 .

ARTICLE V

CONDITIONS PRECEDENT TO CREDIT EXTENSIONS

5.01.    Conditions of Initial Credit Extension. The obligation of the Lender to make any initial Credit Extension hereunder is subject to satisfaction of the following conditions precedent:

(a)        The Lender’s receipt of the following items (except those items that are expressly permitted to be delivered after the Closing Date pursuant to Section 7.21), each properly executed by a Responsible Officer of the signing Loan Party, each dated as of the Closing Date (or, in the case of certificates of governmental officials, a recent date before the Closing Date) and each in form and substance reasonably satisfactory to the Lender and its legal counsel:

(i)        executed counterparts of this Agreement and each of the Security Instruments that is required to be executed and delivered as of the Closing Date;

(ii)        Note(s) executed by the Borrowers in favor of the Lender if the Lender requests a Note(s);

(iii)        such certificates of resolutions or other action and incumbency certificates (including specimen signatures) of Responsible Officers of each Loan Party as the Lender may reasonably require evidencing the identity, authority and capacity of each Responsible Officer thereof authorized to act as a Responsible Officer in connection with this Agreement and the other Loan Documents to which such Loan Party is a party;

(iv)        such documents and certifications as the Lender may reasonably require to evidence that each Loan Party is duly organized or formed, and that each Loan Party is validly existing, in good standing and qualified to engage in business in its jurisdiction of organization, including copies of each Loan Party’s Organization Documents, shareholders’ agreements, and certificates of good standing;

(v)        opinion of Kelley Drye & Warren LLP, special counsel to the Loan Parties, addressed to the Lender, as to the matters concerning the Loan Parties and the Loan Documents as the Lender may reasonably request;

(vi)    certificates of Responsible Officers of the Borrower Agent or the applicable Loan Parties either (A) identifying all consents and approvals (other than the consent or the approval by each Loan Party’s Board of Directors) required in connection with the execution, delivery and performance by each Borrower and the validity against each such Loan Party of the Loan Documents to which it is a party, and stating that such consents and approvals shall be in full force and effect, and attaching true and correct copies thereof or (B) stating that no such consents or approvals are so required;

(vii)        [reserved];

(viii)         (A) audited Consolidated financial statements of the Company and its Subsidiaries for each of the three fiscal years immediately preceding the Closing Date, (B) unaudited Consolidated interim financial statements for the Company and its Subsidiaries as of January 31, 2019 and (C) financial projections of the Company and its Subsidiaries (other than Excluded Subsidiaries) for the next three (3) fiscal years;

(ix)        a certificate signed by the Chief Financial Officer or the Chief Accounting Officer of the Borrower Agent certifying that, after giving effect to the entering into of the Loan Documents and the consummation of all of the Transactions, (A) each Borrower is Solvent and (B) the Loan Parties, taken as a whole, are Solvent;

(x)        evidence that all insurance required to be maintained pursuant to the Loan Documents has been obtained and is in effect;

(xi)        an initial Borrowing Base Certificate;

(xii)        initial written notice of Borrowing;

(xiii)        delivery of Uniform Commercial Code financing statements, suitable in form and substance for filing in all places required by applicable Law to perfect the Liens of the Lender under the Security Instruments required to be delivered as of the Closing Date as a first priority Lien (subject to Permitted Liens) as to items of Collateral in which a security interest may be perfected by the filing of financing statements, and such other documents and/or evidence of other actions as may be reasonably necessary under applicable Law to perfect the Liens of the Lender under such Security Instruments as a first priority Lien (subject to Permitted Liens) in and to such other Collateral as the Lender may require;

(xiv)        Uniform Commercial Code search results showing only Permitted Liens or those other Liens as are acceptable to the Lender; and

(xv)        the Lender shall have received evidence of the payment in full and cancellation of the Existing Agreement, including terminations of Uniform Commercial Code and other financing statements filed in connection with the Existing Agreement and other evidence of Lien releases and other related matters on terms reasonably acceptable to the Lender.

(b)        Any fees required to be paid on or before the Closing Date shall have been paid.

(c)        The Borrowers shall have paid all reasonable fees, charges and disbursements of counsel to the Lender to the extent invoiced prior to the Closing Date.

(d)        The Lender shall be reasonably satisfied that after giving effect to (i) the initial Credit Extension hereunder, (ii) consummation of the Transactions and payment of all fees and expenses in connection therewith and (iii) any payables stretched beyond their customary payment practices, Excess Availability shall be at least the greater of (x) $10,000,000 and (y) twenty percent (20%) of the Revolving Credit Facility.

(e)        Upon the reasonable request of the Lender made prior to the Closing Date, the Borrowers shall have provided to the Lender, and the Lender shall be reasonably satisfied with, the documentation and other information so requested in connection with applicable “know your customer” and anti-money-laundering rules and regulations, including, without limitation, the PATRIOT Act.

(f)        Any Borrower that qualifies as a “legal entity customer” under the Beneficial Ownership Regulation shall have provided, to each Lender that so requests, a Beneficial Ownership Certification in relation to such Borrower.

5.02.    Conditions to all Credit Extensions. The obligation of the Lender to make any Credit Extension hereunder, including the initial Credit Extension hereunder, is subject to the following conditions precedent:

(a)        The representations and warranties of the Loan Parties contained in Article VI or any other Loan Document, shall be true and correct in all material respects on and as of the date of such Credit Extension, except (i) to the extent that such representations and warranties specifically refer to an earlier date, in which case they shall be true and correct in all material respects as of such earlier date, (ii) to the extent that such representations and warranties are qualified by materiality or Material Adverse Effect, in which case they shall be true and correct in all respects, and (iii) the representations and warranties contained in subsections (a) and (b) of Section 6.05 shall be deemed to refer to the most recent statements furnished pursuant to clauses (a) and (b), respectively, of Section 7.01.

(b)        No Default shall have occurred and be continuing, or would result from such proposed Credit Extension or from the application of the proceeds thereof.

(c)        The Lender shall have received a Request for Credit Extension in accordance with the requirements hereof.

(d)        After giving effect to each Credit Extension, Total Revolving Credit Outstandings do not exceed the Line Cap.

In the case of a Credit Extension to be denominated in an Alternative Currency, there shall not have occurred any change in national or international financial, political or economic conditions or currency exchange rates or exchange controls which in the reasonable opinion of the Lender would make it impracticable for such Credit Extension to be denominated in the relevant Alternative Currency.

Each Request for Credit Extension (other than one requesting only a conversion of Loans to the other Type or a continuation of LIBOR Loans) submitted by the Borrower Agent shall be deemed to be a representation and warranty that the conditions specified in Sections 5.02(a), 5.02(b) and 5.02(d) have been satisfied on and as of the date of the applicable Credit Extension.

ARTICLE VI

REPRESENTATIONS AND WARRANTIES

To induce the Lender to enter into this Agreement and to make Loans and to issue Letters of Credit hereunder, each Loan Party represents and warrants to the Lender, subject to the limitation set forth in Section 5.02(a), that (provided that, except for Section 6.13 and Section 6.21, each reference to a “Subsidiary” in this Article VI shall be deemed not to include or refer to JAIX, a Railcar Leasing Subsidiary or a Designated Entity):

6.01.    Existence, Qualification and Power. Each Loan Party and each Subsidiary (a) is a corporation, partnership or limited liability company duly organized or formed, validly existing and in good standing under the Laws of the jurisdiction of its incorporation, organization or formation, (b) has all requisite power and authority and all requisite governmental licenses, authorizations, consents and approvals to (i) own or lease its assets and carry on its business as is now being conducted and (ii) execute, deliver and perform its obligations under the Loan Documents to which it is a party and to consummate the Transactions to which it is a party, and (c) is duly qualified and is licensed and in good standing under the Laws of each jurisdiction where its ownership, lease or operation of properties or the conduct of its business requires such qualification or license; except in each case referred to in clause (b)(i), or (c), to the extent that failure to do so could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. No Loan Party is a credit institution, investment firm, or parent company of a credit institution or investment firm, in each case that is established in a member state of the European Union, Iceland, Liechtenstein or Norway, and no Loan Party is a subsidiary of any of the foregoing.

6.02.    Authorization; No Contravention. The execution, delivery and performance by each Loan Party of each Loan Document to which such Person is party, and the consummation of the Transactions, have been duly authorized by all necessary corporate or other organizational action, and do not and will not (a) contravene the terms of the Organization Documents of any such Person; (b) conflict with or result in any breach or contravention of, or the creation of any Lien under (i) any material Contractual Obligation to which such Person is a party or (ii) any order, injunction, writ or decree of any Governmental Authority or any arbitral award to which such Person or its property is subject; or (c) violate any Law.

6.03.    Governmental Authorization; Other Consents. Except as disclosed in Schedule 6.03, no approval, consent, exemption, authorization, or other action by, or notice to, or filing with, any Governmental Authority or any other Person is necessary or required in connection with (a) the execution, delivery or performance by, or enforcement against, any Loan Party of this Agreement or any other Loan Document or the consummation of the Transactions by any Loan Party, (b) the grant by any Loan Party of the Liens granted by it pursuant to the Security Instruments, or (c) the exercise by the Lender of its rights under the Loan Documents or the remedies in respect of the Collateral pursuant to the Security Instruments, other than (i) those that are necessary to perfect the Liens granted to the Lender, and (ii) such registrations, filings and approvals under federal or state securities laws as may be necessary in connection with the sale of Collateral.

6.04.    Binding Effect. This Agreement has been, and each other Loan Document, when delivered hereunder, will have been, duly executed and delivered by each Loan Party that is party thereto. This Agreement constitutes, and each other Loan Document when so delivered will constitute, a legal, valid and binding obligation of such Loan Party, enforceable against each Loan Party that is party thereto in accordance with its terms, except (a) as rights to indemnification hereunder may be limited by applicable Law and (b) as the enforcement hereof may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar Laws relating to or affecting the rights and remedies of creditors or by general equitable principles.

6.05.    Financial Statements; No Material Adverse Effect.

(a)        The Audited Financial Statements (i) were prepared in accordance with GAAP consistently applied throughout the period covered thereby, except as otherwise expressly noted therein; (ii) fairly present the financial condition of the Company and its Subsidiaries as of the date thereof and their results of operations for the period covered thereby in accordance with GAAP consistently applied throughout the period covered thereby, except as otherwise expressly noted therein; and (iii) show all material Indebtedness and other liabilities, direct or contingent, of the Company and its Subsidiaries as of the date thereof, including liabilities for taxes, material commitments and Indebtedness.

(b)        The unaudited Consolidated and consolidating balance sheet of the Company and its Subsidiaries dated as of January 31, 2019, and the related Consolidated and consolidating statements of income or operations for the month then ended (i) were prepared in accordance with GAAP consistently applied throughout the period covered thereby, except as otherwise expressly noted therein, and (ii) fairly present the financial condition of the Company and its Subsidiaries as of the date thereof and their results of operations for the period covered thereby, subject, in the case of clauses (i) and (ii), to the absence of footnotes and to normal year-end audit adjustments.

(c)        Since the date of the Audited Financial Statements there has been no event or circumstance, either individually or in the aggregate, that has had or could reasonably be expected to have a Material Adverse Effect.

(d)        Each Borrower is Solvent and the Loan Parties, on a Consolidated basis, are Solvent. No transfer of property has been or will be made by any Loan Party and no obligation has been or will be incurred by any Loan Party in connection with the transactions contemplated by this Agreement or the other Loan Documents with the intent to hinder, delay, or defraud either present or future creditors of any Loan Party.

6.06.    Litigation. There are no actions, suits, proceedings, claims or disputes pending or, to the knowledge of any Loan Party, threatened in writing, at law, in equity, in arbitration or before any Governmental Authority, by or against any Loan Party or any of its Subsidiaries or against any of their properties or revenues that (a) purport to affect or pertain to this Agreement or any other Loan Document or any of the Transactions or (b) except as specifically disclosed in Schedule 6.06, either individually or in the aggregate, if determined adversely, could reasonably be expected to have a Material Adverse Effect.

6.07.    No Default. No Loan Party nor any Subsidiary is in default under or with respect to any Material Contract that could, either individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. No Default has occurred and is continuing or would result from the consummation of the transactions contemplated by this Agreement or any other Loan Document.

6.08.    Ownership of Property; Liens.

(a)        Each Loan Party and each of its Subsidiaries has good record and marketable title in fee simple to or valid leasehold interests in, all real property necessary or used in the ordinary conduct of its business, except for such defects in title as could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. Each Loan Party and each of its Subsidiaries has good and marketable title to, valid leasehold interests in, or valid licenses to use all personal property and assets material to the ordinary conduct of its business.

(b)        Schedule 6.08(b)(1) sets forth the address (including street address, county and state) of all Real Property that is owned by the Loan Parties as of the Closing Date. Each Loan Party and each of its Subsidiaries has good, marketable and insurable fee simple title to the real property owned by such Loan Party or such Subsidiary, free and clear of all Liens, other than Permitted Liens and such defects in title as could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. Schedule 6.08(b)(2) sets forth the address (including street address, county and state) of all material operating leases of the Loan Parties, together with a list of the lessor and its contact information with respect to each such lease as of the Closing Date. Each of such leases is in full force and effect and the Loan Parties are not in default of any material terms thereof.

6.09.    Environmental Compliance.

(a)        Except as disclosed in Schedule 6.09, or, in each case, as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, no Loan Party or any Subsidiary thereof (i) has failed to comply with any Environmental Law or to obtain, maintain or comply with any permit, license or other approval required under any Environmental Law with respect to the Loan Party or any Subsidiary’s operations, or (ii) has received written notice of any claim with respect to any Environmental Liability.

(b)        Except as otherwise set forth in Schedule 6.09 or as would not individually or in the aggregate reasonably be expected to result in a Material Adverse Effect, (i) none of the properties currently owned or operated by any Loan Party or any Subsidiary thereof is listed or, to the knowledge of the Loan Parties without due inquiry, proposed for listing on the NPL or on the CERCLIS or any analogous foreign, state or local list or is adjacent to any such property; (ii) there are no and, to the knowledge of the Loan Parties, never have been any underground or above-ground storage tanks or any surface impoundments, septic tanks, pits, sumps or lagoons in which Hazardous Materials are being or have been treated, stored or disposed on any property currently owned or operated by any Loan Party or any Subsidiary thereof; (iii) to the knowledge of the Loan Parties, without due inquiry, there is no asbestos or asbestos-containing material on any property currently owned or operated by any Loan Party or Subsidiary thereof other than “presumed asbestos-containing materials” in buildings constructed before 1981; and (iv) Hazardous Materials have not been released, discharged or disposed of by any Loan Party or Subsidiary in violation of Environmental Laws or, to the knowledge of the Loan Parties, by any other Person in violation of Environmental Laws on any property currently owned or operated by any Loan Party or any Subsidiary thereof.

(c)         Except as otherwise set forth on Schedule 6.09 or as would not individually or in the aggregate reasonably be expected to result in a Material Adverse Effect: (i) no Loan Party or any Subsidiary thereof is undertaking, and no Loan Party or any Subsidiary thereof has completed, either individually or together with other potentially responsible parties, any investigation or assessment or remedial or response action relating to any actual or threatened release, discharge or disposal of Hazardous Materials at any site, location or operation, either voluntarily or pursuant to the order of any Governmental Authority or the requirements of any Environmental Law; and (ii) all Hazardous Materials generated, used, treated, handled or stored by any Loan Party or any Subsidiary at, or transported to or from by or on behalf of any Loan Party or any Subsidiary, any property currently owned or operated by any Loan Party or any Subsidiary thereof have, to the knowledge of the Loan Parties, been disposed of in a manner not reasonably expected to result in material liability to any Loan Party or any Subsidiary thereof.

(d)        Each Loan Party conducts in the Ordinary Course of Business a review of the effect of existing Environmental Laws and claims alleging potential liability or responsibility for violation of any Environmental Law on their respective businesses, operations and properties, and as a result thereof each Loan Party has reasonably concluded that, except as set forth on Schedule 6.09, such Environmental Laws and claims would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

6.10.    Insurance. The properties of the Loan Parties and their Subsidiaries are insured with financially sound and reputable insurance companies which are not Affiliates of the Loan Parties, in such amounts, with such deductibles and covering such risks (including, without limitation, worker’s compensation, public liability, business interruption and property damage insurance) as are customarily carried by companies engaged in similar businesses and owning similar properties in localities where the Loan Parties or the applicable Subsidiary operates. Schedule 6.10 sets forth a description of all insurance maintained by or on behalf of the Loan Parties as of the Closing Date. As of the Closing Date, each insurance policy listed on Schedule 6.10 is in full force and effect and all premiums in respect thereof that are due and payable have been paid.

6.11.    Taxes. Each Loan Party and its Subsidiaries have filed all federal, state and other material tax returns and reports required to be filed, and have paid all federal, state and other material taxes, assessments, fees and other governmental charges levied or imposed upon them or their properties, income or assets otherwise due and payable, except those which are being Properly Contested and except where the failure to file such returns or reports could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. There is no proposed tax assessment against the Company or any Subsidiary that would, if made, have a Material Adverse Effect.

6.12.    ERISA Compliance.

(a)        Each Plan is in compliance, except for such non-compliance, individually or in the aggregate, as could not be reasonably expected to result in a Material Adverse Effect, with the applicable provisions of ERISA, the Code and other federal or state Laws. Each Plan that is intended to be a qualified plan under Section 401(a) of the Code has received a favorable determination letter (or is entitled to rely on an opinion letter) from the Internal Revenue Service to the effect that the form of such Plan is qualified under Section 401(a) of the Code and the trust related thereto has been determined by the Internal Revenue Service to be exempt from federal income tax under Section 501(a) of the Code, or an application for such a letter is currently being processed by the Internal Revenue Service. To the knowledge of each Loan Party, nothing has occurred that would prevent or cause the loss of such tax-qualified status.

(b)        There are no pending or, to the knowledge of any Loan Party, threatened claims, actions or lawsuits, or action by any Governmental Authority, with respect to any Plan that could reasonably be expected to have a Material Adverse Effect. There has been no prohibited transaction or violation of the fiduciary responsibility rules with respect to any Plan that has resulted or could reasonably be expected to result in a Material Adverse Effect.

(c)        (i) No ERISA Event has occurred, and no Loan Party nor any ERISA Affiliate is aware of any fact, event or circumstance that could reasonably be expected to constitute or result in an ERISA Event, except as could not reasonably be expected, individually or in the aggregate, to result in a Material Adverse Effect; (ii) each Loan Party and each ERISA Affiliate has made all required contributions to each Multiemployer Plan and has met all applicable requirements under the Pension Funding Rules in respect of each Pension Plan and Multiemployer Plan, and no waiver of the minimum funding standards under the Pension Funding Rules has been applied for or obtained with respect to any Pension Plan or Multiemployer Plan; (iii) as of the most recent valuation date for any Pension Plan, the funding target attainment percentage (as defined in Section 430(d)(2) of the Code) is sixty percent (60%) or higher and no Loan Party nor any ERISA Affiliate knows of any facts or circumstances that could reasonably be expected to cause the funding target attainment percentage for any such plan to drop below sixty percent (60%) as of the most recent valuation date; (iv) no Loan Party nor any ERISA Affiliate has incurred any material liability to the PBGC other than for the payment of premiums, and there are no premium payments which have become due that are unpaid; (v) no Loan Party nor any ERISA Affiliate has engaged in a transaction that could be subject to Section 4069 or Section 4212(c) of ERISA; and (vi) no Pension Plan or Multiemployer Plan has been terminated by the plan administrator thereof nor by the PBGC, and no event or circumstance has occurred or exists that could reasonably be expected to cause the PBGC to institute proceedings under Title IV of ERISA to terminate any Pension Plan or Multiemployer Plan.

(d)        No Loan Party nor any ERISA Affiliate maintains or contributes to, or has any unsatisfied obligation to contribute to, or liability under, any active or terminated Pension Plan or Multiemployer Plan other than (A) on the Closing Date, those listed on Schedule 6.12(d) hereto and (B) thereafter, Pension Plans and Multiemployer Plans not otherwise prohibited by this Agreement.

6.13.    Subsidiaries; Equity Interests. No Loan Party (a) has any Subsidiaries other than those specifically disclosed in Schedule 6.13(a) (which Schedule sets forth the legal name, jurisdiction of incorporation or formation and authorized Equity Interests of each such Subsidiary) or created or acquired in compliance with this Agreement and the other Loan Documents, and (b) has any equity investments in any other corporation or entity other than those specifically disclosed on Schedule 6.13(b) or made after the Closing Date in compliance with this Agreement and the other Loan Documents. All of the outstanding Equity Interests in such Subsidiaries have been validly issued, are fully paid and non-assessable and are owned by a Loan Party (or a Subsidiary of a Loan Party) free and clear of all Liens except for those created under the Security Instruments and Permitted Liens. All of the outstanding Equity Interests in the Loan Parties (other than the Company) have been validly issued, and are fully paid and non-assessable and are owned, as of the Closing Date, in the amounts specified on Schedule 6.13(c) free and clear of all Liens except for those created under the Security Instruments and the Permitted Liens.

6.14.    Margin Regulations; Investment Company Act. No Loan Party is engaged nor will engage, principally or as one of its important activities, in the business of purchasing or carrying margin stock (within the meaning of Regulation U issued by the FRB), or extending credit for the purpose of purchasing or carrying margin stock. None of the Loan Parties, any Person Controlling any Loan Party, nor any Subsidiary is or is required to be registered as an “investment company” under the Investment Company Act of 1940.

6.15.    Disclosure. No report, financial statement, certificate (including the Borrowing Base Certificates) or other written information furnished by or on behalf of any Loan Party or any

Subsidiary to the Lender in connection with the transactions contemplated hereby and the negotiation of this Agreement or delivered hereunder or under any other Loan Document (in each case, as modified or supplemented by other information so furnished) contains any material misstatement of fact or omits to state any material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading; provided that, with respect to projected financial information, each Loan Party represents only that such information was prepared in good faith based upon assumptions believed to be reasonable at the time.

6.16.    Compliance with Laws. Each Loan Party and each Subsidiary is in compliance in all material respects with the requirements of all Laws and all orders, writs, injunctions and decrees applicable to it or to its properties, except in such instances in which (a) such requirement of Law or order, writ, injunction or decree is being contested in good faith by appropriate proceedings diligently conducted or (b) the failure to comply therewith, either individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect.

6.17.    Intellectual Property; Licenses, Etc. Each Loan Party and its Subsidiaries own, or possess the right to use, all of the Intellectual Property (including IP Rights) that are reasonably necessary for the operation of their respective businesses, without known conflict with the IP Rights of any other Person, except to the extent any failure so to own or possess the right to use could not reasonably be expected to have a Material Adverse Effect. To the knowledge of each Loan Party, the operation by each Loan Party and its Subsidiaries of their respective businesses does not infringe upon any IP Rights held by any other Person, except where such infringement could not reasonably be expected to have a Material Adverse Effect.

6.18.    Labor Matters. Except as would not reasonably be expected to result, individually or in the aggregate, in a Material Adverse Effect or as set forth on Schedule 6.18, there are no strikes, lockouts, slowdowns or other material labor disputes against any Loan Party or any Subsidiary thereof pending or, to the knowledge of any Loan Party, threatened. The hours worked by and payments made to employees of the Loan Parties comply in all material respects with the FLSA and any other applicable federal, state, local or foreign Law dealing with such matters. No Loan Party or any of its Subsidiaries has incurred any material liability or obligation under the Worker Adjustment and Retraining Act or similar state Law. All payments due from any Loan Party and its Subsidiaries, or for which any claim may be made against any Loan Party, on account of wages and employee health and welfare insurance and other benefits, have been paid or properly accrued in accordance with GAAP as a liability on the books of such Loan Party, except where the failure to do so could not reasonably be expected to have a Material Adverse Effect. Except as set forth on Schedule 6.18, as of the Closing Date no Loan Party or any Subsidiary is a party to or bound by any collective bargaining agreement. As of the Closing Date, there are no representation proceedings pending or, to any Loan Party’s knowledge, threatened to be filed with the National Labor Relations Board, and no labor organization or group of employees of any Loan Party or any Subsidiary has made a pending demand for recognition. As of the Closing Date, there are no complaints, unfair labor practice charges, grievances, arbitrations, unfair employment practices charges or any other claims or complaints against any Loan Party or any Subsidiary pending or, to the knowledge of any Loan Party, threatened in writing to be filed with any Governmental Authority or arbitrator based on, arising out of, in connection with, or otherwise relating to the employment or termination of employment of any employee of any Loan Party or any of its Subsidiaries. The consummation of the transactions contemplated by the Loan Documents will not give rise to any right of termination or right of renegotiation on the part of any union under any collective bargaining agreement to which any Loan Party or any of its Subsidiaries is bound.

6.19.    Deposit Accounts and Securities Accounts.

(a)        Part (a) of Schedule 6.19 sets forth a list of all Deposit Accounts maintained by the Loan Parties as of the Closing Date, which Schedule includes, with respect to each Deposit Account (i) the name and address of the depository; (ii) the account number(s) maintained with such depository; and (iii) a contact person at such depository.

(b)        Part (b) of Schedule 6.19 sets forth a list of all Securities Accounts and Commodity Accounts maintained by the Loan Parties as of the Closing Date, which Schedule includes (i) the name and address of the securities intermediary or institution holding such account; (ii) the account number(s) maintained with such securities intermediary or institution; and (iii) a contact person at such securities intermediary or institution.

6.20.    Accounts. The Lender may rely, in determining which Accounts are Eligible Accounts, on all statements and representations made by the Loan Parties with respect thereto. Each Borrower warrants, with respect to each Account at the time it is shown as an Eligible Account in a Borrowing Base Certificate, that:

(a)        it is genuine and in all respects what it purports to be, and is not evidenced by a judgment;

(b)        it arises out of a completed, bona fide sale and delivery of goods in the Ordinary Course of Business, and substantially in accordance with any purchase order, contract or other document relating thereto;

(c)        it is for a sum certain, maturing as stated in the invoice covering such sale, a copy of which has been furnished or is available to the Lender on request;

(d)        it is not subject to any offset, Lien (other than the Lender’s Lien), deduction, defense, dispute, counterclaim or other adverse condition except as arising in the Ordinary Course of Business and disclosed to the Lender; and it is absolutely owing by the Account Debtor, without contingency in any respect;

(e)        no purchase order, agreement, document or applicable Laws restricts assignment of the Account to the Lender (regardless of whether, under the UCC, the restriction is ineffective), and the applicable Borrower is the sole payee or remittance party shown on the invoice;

(f)        no extension, compromise, settlement, modification, credit, deduction or return has been authorized with respect to the Account, except discounts or allowances granted in the Ordinary Course of Business for prompt payment that are reflected on the face of the invoice related thereto and in the reports submitted to the Lender hereunder; and

(g)        to each Borrower’s knowledge, (i) there are no facts or circumstances that are reasonably likely to impair the enforceability or collectability of such Account; (ii) the Account

Debtor had the capacity to contract when the Account arose, continues to meet the applicable Borrower’s customary credit standards, is Solvent, is not contemplating or subject to any proceeding under any Debtor Relief Laws, and has not failed, or suspended or ceased doing business; and (iii) there are no proceedings or actions threatened or pending against any Account Debtor that could reasonably be expected to have a material adverse effect on the Account Debtor’s financial condition.

6.21.    Anti-Terrorism Laws and Foreign Asset Control Regulations.

(a)        No Loan Party or Subsidiary thereof, nor to the knowledge of the Loan Parties, any other Controlled Entity is (i) a Person whose name appears on the list of Specially Designated Nationals and Blocked Persons published by OFAC (an “OFAC Listed Person”), (ii) an agent, department, or instrumentality of, or is otherwise beneficially owned by, controlled by or acting on behalf of, directly or indirectly, (x) any OFAC Listed Person or (y) any Person, entity, organization, foreign country or regime that is subject to any OFAC Sanctions Program, or (iii) otherwise blocked, subject to sanctions under or engaged in any activity in violation of other United States economic sanctions, including but not limited to, the Trading with the Enemy Act, the International Emergency Economic Powers Act, or any other similar U.S. laws or regulations relating to sanctions, any OFAC Sanctions Program, or any economic sanctions regulations administered and enforced by the United States or any enabling legislation or executive order relating to any of the foregoing (collectively, “U.S. Economic Sanctions”) (each OFAC Listed Person and each other Person, entity, organization and government of a country described in clauses (i), (ii) or (iii), a “Blocked Person”). No Loan Party or Subsidiary thereof, nor to the knowledge of the Loan Parties, any other Controlled Entity has been notified that its name appears or may in the future appear on a state list of Persons that engage in investment or other commercial activities in Iran or any other country that is subject to U.S. Economic Sanctions.

(b)        No part of the proceeds from the Credit Extensions constitutes or will constitute funds obtained on behalf of any Blocked Person or will otherwise be used by any Loan Party or any Controlled Entity, directly or indirectly, (i) in connection with any investment in, or any transactions or dealings with, any Blocked Person or (ii) otherwise in violation of U.S. Economic Sanctions.

(c)        No Loan Party or any Subsidiary thereof, nor to the knowledge of the Loan Parties, any other Controlled Entity, (i) has been found in violation of, charged with, or convicted of, money laundering, drug trafficking, terrorist-related activities or other money laundering predicate crimes under any Anti-Money Laundering Law or any U.S. Economic Sanctions violations, (ii) to the Company’s actual knowledge, is under investigation by any Governmental Authority for possible violation of Anti-Money Laundering Laws or any U.S. Economic Sanctions violations, (iii) has been assessed civil penalties under any Anti-Money Laundering Laws or any U.S. Economic Sanctions or (iv) has had any of its funds seized or forfeited in an action under any Anti-Money Laundering Laws. The Company has established procedures and controls which it reasonably believes are adequate (and otherwise comply with applicable law) to ensure that the Company and each Controlled Entity is and will continue to be in compliance with all applicable current and future Anti-Money Laundering Laws and U.S. Economic Sanctions.

(d)        (i)         No Loan Party or Subsidiary thereof, nor to the knowledge of the Loan Parties, any other Controlled Entity (w) has been charged with, or convicted of bribery or any other anti-corruption related activity under any applicable law or regulation in a U.S. or any non-U.S. country or jurisdiction, including but not limited to, the U.S. Foreign Corrupt Practices Act and the U.K. Bribery Act 2010 (collectively, “Anti-Corruption Laws”), (x) to the Company’s actual knowledge, is under investigation by any U.S. or non-U.S. Governmental Authority for possible violation of Anti-Corruption Laws, (y) has been assessed civil or criminal penalties under any Anti-Corruption Laws or (z) has been or is the target of sanctions imposed by the United Nations or the European Union.

(ii)        To the Company’s actual knowledge, no Loan Party nor any Controlled Entity has, within the last five (5) years, directly or indirectly offered, promised, given, paid or authorized the offer, promise, giving or payment of anything of value to a Governmental Official or a commercial counterparty for the purposes of: (x) influencing any act, decision or failure to act by such Governmental Official in his or her official capacity or such commercial counterparty, (y) inducing a Governmental Official to do or omit to do any act in violation of the Governmental Official’s lawful duty, or (z) inducing a Governmental Official or a commercial counterparty to use his or her influence with a government or instrumentality to affect any act or decision of such government or entity; in each case in order to obtain, retain or direct business or to otherwise secure an improper advantage.

(iii)        No part of the proceeds of the Credit Extensions will be used, directly or indirectly, for any improper payments, including bribes, to any Governmental Official or commercial counterparty in order to obtain, retain or direct business or obtain any improper advantage. The Company has established procedures and controls which it reasonably believes are adequate (and otherwise comply with applicable law) to ensure that the Company and each Controlled Entity is and will continue to be in compliance with all applicable current and future Anti-Corruption Laws.

6.22.    Brokers. No broker or finder brought about the obtaining, making or closing of the Loans or transactions contemplated by the Loan Documents, and no Loan Party or Affiliate thereof has any obligation to any Person in respect of any finder’s or brokerage fees in connection therewith.

6.23.    Customer and Trade Relations. There exists no actual or, to the knowledge of any Loan Party, threatened, termination or cancellation of, or any modification or change in the business relationship of any Loan Party with any customers or suppliers which are, individually or in the aggregate, material to its operations, to the extent that such cancellation, modification or change would reasonably be expected to result in a Material Adverse Effect.

6.24.    Material Contracts. Schedule 6.24 sets forth all Material Contracts to which any Loan Party is a party or is bound as of the Closing Date. The Loan Parties have delivered or made available to the Lender true, correct and complete copies of such Material Contracts on or before the Closing Date.

6.25.    Casualty. Neither the businesses nor the properties of any Loan Party or any of its Subsidiaries are affected by any fire, explosion, accident, strike, lockout or other labor dispute, drought, storm, hail, earthquake, embargo, act of God or of the public enemy or other casualty (whether or not covered by insurance) that, either individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect.

ARTICLE VII

AFFIRMATIVE COVENANTS

So long as the Lender shall have any Revolving Credit Commitment hereunder or any Loan Obligation hereunder shall remain unpaid or unsatisfied, each Loan Party shall, and shall cause each Subsidiary (provided that, except for the last sentence of Section 7.11, each reference to a “Subsidiary” in this Article VII shall be deemed not to include or refer to JAIX, a Railcar Leasing Subsidiary or a Designated Entity), as applicable, to:

7.01.    Financial Statements. Deliver to the Lender:

(a)        as soon as available, but in any event within ninety (90) days after the end of each fiscal year of the Company or, if earlier, fifteen (15) days after the date required to be filed with the SEC, a Consolidated and consolidating balance sheet of the Company and its Subsidiaries as at the end of such fiscal year, and the related Consolidated and consolidating statements of income or operations, shareholders’ equity and cash flows for such fiscal year, setting forth in each case in comparative form the figures for the previous fiscal year, all in reasonable detail and prepared in accordance with GAAP, (i) such Consolidated statements to be audited and accompanied by a report and opinion of a Registered Public Accounting Firm of nationally recognized standing reasonably acceptable to the Lender (the “Auditor”), which report and opinion shall be prepared in accordance with audit standards of the Public Company Accounting Oversight Board and applicable Securities Laws and shall not be subject to any “going concern” or like qualification or exception or any qualification or exception as to the scope of such audit and shall include a certificate of the Auditor stating that in making the examination necessary with respect to such audit it has not become aware of any Default in respect of any term, covenant or condition in so far as they relate to accounting matters or, if any such Default shall exist, stating the nature and status of such event, and (ii) such consolidating statements to be certified by the chief executive officer, chief financial officer, treasurer or controller of the Company to the effect that such statements are fairly stated in all material respects when considered in relation to the Consolidated financial statements of the Company and its Subsidiaries;

(b)        as soon as available, but in any event within forty-five (45) days after the end of each fiscal quarter of the Company or, if earlier, fifteen (15) days after the date required to be filed with the SEC, a Consolidated and consolidating balance sheet of the Company and its Subsidiaries as at the end of such fiscal quarter, and the related Consolidated and consolidating statements of income or operations, shareholders’ equity and cash flows for such fiscal quarter, setting forth in each case in comparative form the figures for the previous fiscal year, all in reasonable detail and prepared in accordance with GAAP and fairly presenting the financial condition and results of operations for such quarter and period, subject to normal quarter-end adjustments and the absence of footnotes;

(c)        as soon as available, but in any event within thirty (30) days after the end of each fiscal month, unaudited Consolidated and consolidating balance sheets of the Company as of the end of such month and the related statements of income for such month and for the portion of the fiscal year then elapsed, on a Consolidated basis for the Company and its Subsidiaries, setting forth in comparative form corresponding figures for the preceding fiscal year and certified by the chief executive officer, chief financial officer, treasurer or controller of the Company as prepared in accordance with GAAP and fairly presenting the financial condition and results of operations for such month and period, subject to normal month-end adjustments and the absence of footnotes;

(d)        as soon as available but not later than thirty (30) days following the end of each fiscal year, annual financial projections of the Company and its Subsidiaries on a Consolidated and consolidating basis, in form satisfactory to the Lender, of (i) Consolidated and consolidating balance sheets and statements of income or operations and cash flows and (ii) monthly Excess Availability for Borrowers for the immediately following fiscal year.

As to any information contained in materials furnished pursuant to Section 7.02(d), the Loan Parties shall not be separately required to furnish such information under clause (a) or (b) above, but the foregoing shall not be in derogation of the obligation of the Loan Parties to furnish the information and materials described in subsections (a) and (b) above at the times specified therein.

7.02.    Borrowing Base Certificate; Other Information. Deliver to the Lender, in form and detail satisfactory to the Lender:

(a)        on or before the twentieth (20th) of each month from and after the date hereof, Borrower Agent shall deliver to the Lender, in form reasonably acceptable to the Lender, a Borrowing Base Certificate as of the last day of the immediately preceding month, with such supporting materials as the Lender shall reasonably request. If Borrower Agent deems it advisable or if Lender shall request, or if a Dominion Trigger Period exists, Borrower Agent shall execute and deliver to the Lender Borrowing Base Certificates on or before the fifth (5th) Business Day following the end of each week (consisting of weekly reporting of rolling forward accounts receivable data by reporting weekly sales, cash collections and credits and monthly reporting of gross inventory, inventory ineligibles and accounts receivable ineligibles). All calculations of Excess Availability in any Borrowing Base Certificate shall originally be made by Borrowers and certified by a Responsible Officer, provided that the Lender may from time to time review and adjust any such calculation (a) to reflect its reasonable estimate of declines in value of any Collateral, due to collections received in the Concentration Account or otherwise; (b) to adjust advance rates to reflect changes in dilution, quality, mix and other factors affecting Collateral; and (c) to the extent the calculation is not made in accordance with this Agreement or does not accurately reflect the Availability Reserve or the Borrowing Base;

(b)        on or before the twentieth (20th) day of each calendar month from and after the date hereof, Borrower Agent shall deliver to the Lender, a report substantially in the form of Exhibit C hereto containing, (i) reconciliations of all Borrowers’ Accounts as shown on the month end Borrowing Base Certificate for the immediately preceding month to Borrowers’ accounts receivable agings, to Borrowers’ general ledger and to Borrowers’ most recent financial statements, (ii) only if reasonably requested by the Lender, a detailed aged trial balance of all Accounts as of the end of the preceding fiscal month, specifying each Account’s Account Debtor name and address, amount, invoice date and due date, showing any discount, allowance, credit, authorized return or dispute, and including such proof of delivery, copies of invoices and invoice registers, copies of related documents, repayment histories, status reports and other information as the Lender may reasonably request, (iii) accounts payable agings, (iv) accounts receivable agings, (v) reconciliations of Borrowers’ Inventory as shown on Borrowers’ perpetual inventory, to Borrowers’ general ledger and to Borrowers’ financial statements and (vi) Inventory status reports, all with supporting materials as the Lender shall reasonably request;

(c)        Compliance Certificate executed by the chief executive officer, chief financial officer, treasurer or controller of the Company which provides a reasonably detailed calculation of the Consolidated Fixed Charge Coverage Ratio delivered (i) concurrently with delivery of financial statements under Sections 7.01(a), 7.01(b) and 7.01(c) above; provided that no calculation of the Consolidated Fixed Charge Coverage Ratio shall be required in connection with delivery of a Compliance Certificate delivered in connection with the financial statements required by Section 7.01(c), and (ii) as requested by the Lender while an Event of Default has occurred and is continuing;

(d)        promptly after the same are available, copies of each annual report, proxy or financial statement sent to the stockholders of the Company;

(e)        at the Lender’s request (but not more frequently than monthly unless an Event of Default has occurred and is continuing), a listing of each Borrower’s trade payables, specifying the trade creditor and balance due, all in form satisfactory to the Lender; and

(f)        promptly, such additional information regarding the business, financial or corporate affairs of any Loan Party or any Subsidiary, or compliance with the terms of the Loan Documents, as the Lender may from time to time reasonably request, all in form and scope reasonably acceptable to the Lender.

Documents required to be delivered pursuant to Section 7.01(a), 7.01(b) or 7.01(c) or Section 7.02(c) (to the extent any such documents are included in materials otherwise filed with the SEC) may be delivered electronically and if so delivered, shall be deemed to have been delivered on the date (i) on which the Borrower Agent posts such documents, or provides a link thereto on the Borrower Agent’s website on the Internet at the website address listed on Schedule 10.02; or (ii) on which such documents are posted on the Borrower Agent’s behalf on an Internet or intranet website, if any, to which the Lender has access (whether a commercial, third-party website or whether sponsored by the Lender); provided that the Borrower Agent shall notify (which may be by facsimile or electronic mail) the Lender of the posting of any such documents and provide to the Lender by electronic mail electronic versions (i.e., soft copies) of such documents and shall provide paper copies of such documents upon request of the Lender. Notwithstanding anything contained herein, in every instance the Borrowers shall be required to provide paper copies of the Compliance Certificates required by Section 7.02(c) to the Lender.

7.03.    Notices. Promptly upon any Responsible Officer of any Loan Party having knowledge thereof, notify the Lender:

(a)        of the occurrence of any Default or Event of Default;

(b)        of any matter that has resulted or could reasonably be expected to result in a Material Adverse Effect, including (in each case, that could reasonably be expected to result in a Material Adverse Effect): (i) any breach or non-performance of, or any default under, a Contractual Obligation of any Loan Party or any Subsidiary; (ii) any dispute, litigation, investigation, proceeding or suspension between any Loan Party or any Subsidiary and any Governmental Authority; (iii) the commencement of, or any material development in, any litigation or proceeding affecting any Loan Party or any Subsidiary, including pursuant to any applicable Environmental Laws; or (iv) any violation or asserted violation of any applicable Law;

(c)        of the occurrence of any ERISA Event;

(d)        of the creation or acquisition of any Subsidiary;

(e)        of any material change in accounting policies or financial reporting practices by any Loan Party or any Subsidiary thereof;

(f)        of any change in any Loan Party’s senior executive officers;

(g)        of the discharge by any Loan Party of its present Auditors or any withdrawal or resignation by such Auditors;

(h)        of any collective bargaining agreement or other labor contract to which a Loan Party becomes a party, or the application for the certification of a collective bargaining agent;

(i)        of the filing of any Lien for unpaid Taxes against any Loan Party in excess of $500,000;

(j)        of any casualty or other insured damage to any material portion of the Collateral or the commencement of any action or proceeding for the taking of any interest in a material portion of the Collateral under power of eminent domain or by condemnation or similar proceeding or if any material portion of the Collateral is damaged or destroyed;

(k)        of Collateral in an aggregate face amount of $250,000 or more ceasing to be Eligible Accounts or Eligible Inventory;

(l)        on or promptly after any time at which a Borrower or any Subsidiary becomes subject to the Beneficial Ownership Regulation, a completed Beneficial Ownership Certification in form and substance acceptable to the Lender; and

(m)        of the occurrence of (i) any “Event of Default” (or equivalent term) under the documents governing any Indebtedness in excess of the Threshold Amount made to any Railcar Leasing Subsidiary or (ii) the maturity or termination of any Indebtedness in excess of the Threshold Amount made to any Railcar Leasing Subsidiary;

(n)        of any failure by any Loan Party to pay rent in an amount of $50,000 at any of such Loan Party’s locations if such failure continues for more than fifteen (15) days following the day on which such rent first came due.

Each notice pursuant to this Section 7.03 shall be accompanied by a statement of a Responsible Officer of the Borrower Agent setting forth details of the occurrence referred to therein and stating what action the Borrowers have taken and proposes to take with respect thereto. Each notice pursuant to Section 7.03(a) shall describe with particularity any and all provisions of this Agreement and any other Loan Document that have been breached.

7.04.    Payment of Obligations. Pay and discharge as the same shall become due and payable, all its obligations and liabilities, including (a) all tax liabilities, assessments and governmental charges or levies upon it or its properties or assets, unless the same are being Properly Contested; (b) all lawful claims which, if unpaid, would by law become a Lien upon its property, except to the extent that such claim is being Properly Contested or any such Lien would otherwise be permitted by Section 8.02; and (c) all Indebtedness having an aggregate principal amount (including undrawn committed or available amounts and including amounts owing to all creditors under any combined or syndicated credit arrangement) of more than the Threshold Amount, as and when due and payable, but subject to any subordination provisions contained in any instrument or agreement evidencing such Indebtedness.

7.05.    Preservation of Existence, Etc. (a) Preserve, renew and maintain in full force and effect its legal existence and good standing under the Laws of the jurisdiction of its organization or formation except in a transaction permitted by Section 8.04 or 8.05; (b) take all reasonable action to maintain all rights, privileges, permits, licenses and franchises necessary or desirable in the normal conduct of its business, except to the extent that failure to do so could not reasonably be expected to have a Material Adverse Effect; and (c) preserve or renew all of its registered Intellectual Property, the non-preservation of which could reasonably be expected to have a Material Adverse Effect.

7.06.    Maintenance of Properties. (a) Maintain, preserve and protect all of its properties (other than insignificant properties) and equipment necessary in the operation of its business in good working order and condition, ordinary wear and tear excepted except where the failure to do so could not reasonably be expected to have a Material Adverse Effect; (b) make all necessary repairs thereto and renewals and replacements thereof except where the failure to do so could not reasonably be expected to have a Material Adverse Effect; and (c) use the standard of care typical in the industry in the operation and maintenance of its facilities.

7.07.    Maintenance of Insurance.

(a)        Maintain with (i) companies having an A.M. Best Rating of at least “A” or (ii) financially sound and reputable insurance companies reasonably acceptable to the Lender and not Affiliates of the Loan Parties, insurance with respect to its properties and business against loss or damage of the kinds customarily insured against by Persons engaged in the same or similar business and operating in the same or similar locations or as is required by applicable Law, of such types and in such amounts as are customarily carried under similar circumstances by such other Persons and as are reasonably acceptable to the Lender.

(b)        Maintain flood insurance with respect to any Real Property subject to a Mortgage located in any area identified by FEMA (or any successor agency) as a Special Flood Zone with such providers, on such terms and in such amounts as required pursuant to the Flood Disaster Protection Act and the National Flood Insurance Act of 1968, and all applicable rules and regulations promulgated thereunder, or as otherwise required by the Lender.

(c)        Cause all casualty policies, including fire and extended coverage policies, maintained with respect to any Collateral to be endorsed or otherwise amended to include (i) a non-contributing mortgagee clause (regarding improvements to real property) and lenders’ loss payable clause (regarding personal property), in form and substance reasonably satisfactory to the Lender, which endorsements or amendments shall provide that the insurer shall pay all proceeds otherwise payable to the Loan Parties under the policies directly to the Lender, (ii) a provision to the effect that none of the Loan Parties, Secured Parties or any other Person shall be a co-insurer and (iii) such other provisions as the Lender may reasonably require from time to time to protect the interests of the Secured Parties.

(d)        Cause commercial general liability policies to be endorsed to name the Lender as an additional insured; and cause business interruption policies to name the Lender as a loss payee and to be endorsed or amended to include (i) a provision that, from and after the Closing Date, the insurer shall pay proceeds otherwise payable to the Loan Parties under the policies directly to the Lender, as its interests may appear, (ii) a provision to the effect that none of the Loan Parties, the Lender or any other party shall be a co-insurer and (iii) such other provisions as the Lender may reasonably require from time to time to protect the interests of the Secured Parties.

(e)        Cause each such policy referred to in this Section 7.07 to also provide that it shall not be canceled, modified or not renewed (i) by reason of nonpayment of premium except upon not less than ten (10) days’ prior written notice thereof by the insurer to the Lender (giving the Lender the right to cure defaults in the payment of premiums) or (ii) for any other reason except upon not less than thirty (30) days’ prior written notice thereof by the insurer to the Lender.

(f)        Deliver to the Lender, prior to the cancellation, modification or non-renewal of any such policy of insurance, a copy of a renewal or replacement policy or insurance certificate (or other evidence of renewal of a policy previously delivered to the Lender, including an insurance binder) together with evidence reasonably satisfactory to the Lender of payment of the premium therefor.

(g)        To the extent required by Section 7.10, (i) permit any representatives that are designated by the Lender to inspect the insurance policies maintained by or on behalf of the Loan Parties and to inspect books and records related thereto and any properties covered thereby and (ii) pay the reasonable fees and expenses of any representatives retained by the Lender to conduct any such inspection.

(h)        None of the Secured Parties, or their agents or employees shall be liable for any loss or damage insured by the insurance policies required to be maintained under this Section 7.07. Each Loan Party shall look solely to its insurance companies or any other parties other than the Secured Parties for the recovery of such loss or damage and such insurance companies shall have no rights of subrogation against any Secured Party or its agents or employees.

If, however, the insurance policies do not provide waiver of subrogation rights against such parties, as required above, then the Loan Parties hereby agree, to the extent permitted by law, to waive their right of recovery, if any, against the Secured Parties and their agents and employees. The designation of any form, type or amount of insurance coverage by any Secured Party under this Section 7.07 shall in no event be deemed a representation, warranty or advice by such Secured Party that such insurance is adequate for the purposes of the business of the Loan Parties or the protection of their properties.

7.08.    Compliance with Laws. Comply in all material respects with the requirements of all Laws (including without limitation all applicable Environmental Laws) and all orders, writs, injunctions and decrees applicable to it or to its business or property, except in such instances in which (a) such requirement of Law or order, writ, injunction or decree is being Properly Contested; or (b) the failure to comply therewith could not reasonably be expected to have a Material Adverse Effect.

7.09.    Books and Records. (a) Maintain proper books of record and account, in which full, true and correct entries in conformity with GAAP consistently applied shall be made of all financial transactions and matters involving the assets and business of the Loan Parties or such Subsidiary, as the case may be; and (b) maintain such books of record and account in material conformity with all applicable requirements of any Governmental Authority having regulatory jurisdiction over any Loan Party or such Subsidiary, as the case may be.

7.10.    Inspection Rights and Appraisals; Meetings with the Lender.

(a)        Permit the Lender or its designees or representatives from time to time, subject to reasonable notice and normal business hours (except, in each case, when an Event of Default has occurred and is continuing), to conduct Field Exams and/or appraisals of Inventory and to examine its corporate, financial and operating records, and make copies thereof or abstracts therefrom, and to discuss its affairs, finances and accounts with its officers and Auditors; provided that representatives of the Borrower Agent shall be given the opportunity to participate in any discussions with the Auditors. The Lender shall not have any duty to any Loan Party to share any results of any Field Exam with any Loan Party; provided that unless an Event of Default or a Dominion Trigger Period has occurred and is continuing, there shall be no more than one Field Exam, appraisal and examination pursuant to this Section 7.10 during any twelve (12) consecutive month period. Appraisals may be shared with the Borrower Agent upon request. The Loan Parties acknowledge that all Field Exams, appraisals and reports are prepared by or for the Lender for its purposes, and Loan Parties shall not be entitled to rely upon them.

(b)        Reimburse the Lender for all reasonable and documented out-of-pocket charges, costs and expenses of the Lender in connection with (i) one appraisal and one Field Exam during any twelve (12) month period during which no Dominion Trigger Period has arisen and (ii) up to two appraisals and two Field Exams in any twelve (12) month period during which a Dominion Trigger Period has arisen; provided, however, that if a Field Exam or appraisal is initiated while an Event of Default has occurred and is continuing, all charges, costs and expenses therefor shall be reimbursed by the Loan Parties without regard to such limits.

(c)        Without limiting the foregoing, the Loan Parties will participate and will cause their key management personnel to participate in meetings with the Lender periodically during each year, which meetings shall be held at such times and such places as may be reasonably requested by the Lender.

7.11.    Use of Proceeds. Use the proceeds of the Credit Extensions (a) to refinance certain Indebtedness under the Existing Agreement, (b) to pay fees and expenses in connection with the Transactions, and (c) for working capital, capital expenditures, and other general corporate purposes not in contravention of any Law or of any Loan Document, including Permitted Acquisitions. None of the proceeds of the Credit Extensions will be used, directly or indirectly, (i) to finance or refinance dealings or transactions by or with any Person that is described or designated in the Specially Designated Nationals and Blocked Persons List of the Office of Foreign Assets Control, United States Department of the Treasury (“OFAC”) or is otherwise a Person officially sanctioned by the United States of America pursuant to the OFAC Sanctions Program or (ii) for any purpose that is otherwise in violation of the Trading with the Enemy Act, the OFAC Sanctions Program, the PATRIOT Act or CISADA (collectively, the “Foreign Activities Laws”).

7.12.    New Subsidiaries. As soon as practicable but in any event within thirty (30) Business Days following the acquisition or creation of any Domestic Subsidiary that is not a Railcar Leasing Subsidiary or a Designated Entity (including as a result of a Division, with respect to each applicable Division Successor, but excluding any Railcar Leasing Subsidiary) cause to be delivered to the Lender each of the following, as applicable:

(a)        a joinder agreement reasonably acceptable to the Lender duly executed by such Domestic Subsidiary sufficient to cause such Subsidiary to become a Guarantor (or, with the consent of the Lender if such Subsidiary is to own any assets of the type included in the Borrowing Base, a Borrower hereunder), together with executed counterparts of each other Loan Document reasonably requested by the Lender, including all Security Instruments and other documents reasonably requested to establish and preserve the Lien of the Lender in all Collateral of such Domestic Subsidiary;

(b)         (i) Uniform Commercial Code financing statements naming such Person as “Debtor” and naming the Lender for the benefit of the Secured Parties as “Secured Party,” in form, substance and number sufficient in the reasonable opinion of the Lender and its special counsel to be filed in all Uniform Commercial Code filing offices and in all jurisdictions in which filing is necessary to perfect in favor of the Lender for the benefit of the Secured Parties the Lien on the Collateral conferred under such Security Instrument to the extent such Lien may be perfected by a Uniform Commercial Code filing, and (ii) pledge agreements, control agreements, Documents and original collateral (including pledged Equity Interests, Securities and Instruments) and such other documents and agreements as may be reasonably required by the Lender, all as necessary to establish and maintain a valid, perfected security interest in all Collateral in which such Domestic Subsidiary has an interest consistent with the terms of the Loan Documents;

(c)        upon the request of the Lender, an opinion of counsel to each such Domestic Subsidiary and addressed to the Lender, in form and substance reasonably acceptable to the Lender, each of which opinions may be in form and substance, including assumptions and qualifications contained therein, substantially similar to those opinions of counsel delivered pursuant to Section 5.01(a);

(d)        current copies of the Organization Documents of each such Domestic Subsidiary, minutes of duly called and conducted meetings (or duly effected consent actions) of the Board of Directors, partners, or appropriate committees thereof (and, if required by such Organization Documents or applicable Law, of the shareholders, members or partners) of such Person authorizing the actions and the execution and delivery of documents described in this Section 7.12, all certified by the applicable Governmental Authority or appropriate officer as the Lender may reasonably elect; and

(e)        with respect to any Subsidiary to become a Borrower hereunder, within three (3) Business Days prior to becoming a Borrower, all “know-your-customer” and customer due diligence documentation satisfactory to the Lender to the extent such information is requested by the Lender reasonably promptly after written notice to the Lender of the proposed joinder of a Borrower.

7.13.    Compliance with ERISA. Do, and cause each of its ERISA Affiliates to do, each of the following: (a) maintain each Plan in compliance with the applicable provisions of ERISA, the Code and other applicable Laws, except as could not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect; (b) cause each Plan which is qualified under Section 401(a) of the Code to maintain such qualification; and (c) make all required contributions to any Plan subject to the Pension Funding Rules. At no time shall the accumulated benefit obligations under any Plan subject to Title IV of ERISA that is not a Multiemployer Plan exceed the Fair Market Value of the assets of such Plan allocable to such benefits by more than the greater of $500,000 and 125% of the Fair Market Value of such assets. The Loan Parties and each of their respective Subsidiaries shall not withdraw, and shall cause each ERISA Affiliate not to withdraw, in whole or in part, from any Multiemployer Plan so as to give rise to withdrawal liability exceeding $5,000,000 in the aggregate. At no time shall the actuarial present value of unfunded liabilities for post-employment health care benefits, whether or not provided under a Plan, calculated in a manner consistent with Statement No. 106 of the Financial Accounting Standards Board, exceed $5,000,000.

7.14.    Further Assurances. At the Borrowers’ cost and expense, upon request of the Lender, duly execute and deliver or cause to be duly executed and delivered, to the Lender such further information, instruments, documents, certificates, financing and continuation statements, and do and cause to be done such further acts that may be reasonably necessary or advisable in the reasonable opinion of the Lender to carry out more effectively the provisions and purposes of this Agreement, the Security Instruments and the other Loan Documents, including, to create, continue or preserve the liens and security interests in Collateral (and the perfection and priority thereof) of the Lender contemplated hereby and by the other Loan Documents and specifically including all Collateral acquired by the Borrowers after the Closing Date. Notwithstanding the foregoing, unless an Event of Default shall have occurred and be continuing, the Lender shall not request that the Loan Parties take any actions in connection with the making of STB Filings, the giving of notice, or taking other actions (other than the filing of UCC financing statements) in respect of any railcars owned by any of the Loan Parties.

7.15.    Licenses. (a) Keep in full force and effect each License (i) the expiration or termination of which could reasonably be expected to materially adversely affect the realizable value in the use or sale of a material amount of Inventory or (ii) the expiration or termination of which could reasonably be expected to have a Material Adverse Effect (each a “Material License”); (b) promptly notify the Lender of (i) any material modification to any such Material License that could reasonably be expected to be materially adverse to any Loan Party or the Lender and (ii) entering into any new Material License; (c) pay all Royalties (other than immaterial Royalties or Royalties being Properly Contested) arising under such Material Licenses when due (subject to any cure or grace period applicable thereto); and (d) notify the Lender of any material default or material breach asserted in writing by any Person to have occurred under any such Material License.

7.16.    Environmental Laws. Subject to Section 7.08 above, (a) conduct its operations and keep and maintain its Real Property in material compliance with all Environmental Laws, other than any such non-compliance which would not reasonably be expected to result, individually or in the aggregate, in a Material Adverse Effect; (b) obtain and renew all environmental permits necessary for its operations and properties, other than any environmental permits the failure of which to obtain would not reasonably be expected to result, individually or in the aggregate, in a Material Adverse Effect; and (c) implement any and all investigation, remediation, removal and response actions that are required to comply with Environmental Laws pertaining to the presence, generation, treatment, storage, use, disposal, transportation or release of any Hazardous Materials on, at, in, under or about any of its Real Property other than any such non-compliance which would not reasonably be expected to result, individually or in the aggregate, in a Material Adverse Effect.

7.17.    Leases, Mortgages and Third-Party Agreements.

(a)        Upon request, provide Lender with copies of all existing and future agreements (including any mortgage, deed of trust or similar security document) entered into between a Loan Party and any landlord, warehouseman, processor, shipper, bailee or other Person that owns, or has a mortgage or similar lien on, any premises at which any Collateral with an aggregate value of $250,000 or greater may be kept or that otherwise may possess any Collateral with an aggregate value of $250,000 or greater (each a “Material Third-Party Agreement”).

(b)        Except as otherwise expressly permitted hereunder, (i) make all payments and otherwise perform all obligations in respect of all leases constituting Material Contracts and not allow such leases to lapse or be terminated (or any rights to renew such leases to be forfeited or cancelled), except to the extent being Properly Contested or the failure to do so would not reasonably be expected to have a Material Adverse Effect, (ii) notify the Lender of any material default by the applicable Loan Party or Subsidiary with respect to such and (iii) promptly cure any such default by the applicable Loan Party, except to the extent being Properly Contested or the failure to do so would not reasonably be expected to have a Material Adverse Effect. If any such default is not so cured, each Loan Party hereby authorizes the Lender (as its non-fiduciary agent and on its behalf) to, if elected by the Lender in its sole discretion, make such payments and/or take such other actions as the Lender may elect in order to cure any such default (whether or not an Event of Default under this Agreement exists at such time). Each Loan Party agrees that the

Lender shall have no obligation to exercise any right to cure hereunder, whether or not such right is exercised on any one or more occasions.

7.18.    [Reserved].

7.19.    Material Contracts. Perform and observe all the payment terms and other material terms and provisions of each Material Contract to be performed or observed by it, maintain each such Material Contract in full force and effect, enforce each such Material Contract in accordance with its terms, take all such action to such end as may be from time to time reasonably requested by the Lender and, upon reasonable request of the Lender, make to each other party to each such Material Contract such demands and requests for information and reports or for action as any Loan Party or any of its Subsidiaries is entitled to make under such Material Contract, and cause each of its Subsidiaries to do so, except, in any case, where the failure to do any of the foregoing, either individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect or are being Properly Contested.

7.20.    Treasury Management Services. Commencing with the date which is ninety (90) days after the Closing Date, each Borrower shall maintain its primary collection and disbursement accounts exclusively with the Lender (or any of its affiliates as directed by the Lender).

7.21.    Post-Closing Covenant. Notwithstanding anything to the contrary herein or in any other Loan Document, the Loan Parties shall execute and deliver the documents and complete the tasks set forth on Schedule 7.21 as soon as reasonably practicable, but in any event within the time limit specified on Schedule 7.21, or such later date as the Lender agrees to in writing:

ARTICLE VIII

NEGATIVE COVENANTS

So long as the Lender shall have any Revolving Credit Commitment hereunder or any Loan Obligation hereunder shall remain unpaid or unsatisfied, no Loan Party shall, nor shall it permit any Subsidiary (provided that, except for Section 8.17 and Section 8.18, each reference to a “Subsidiary” in this Article VIII shall be deemed not to include or refer to JAIX, a Railcar Leasing Subsidiary or a Designated Entity) to, directly or indirectly:

8.01.    Indebtedness. Create, incur, assume or suffer to exist any Indebtedness or issue any Disqualified Equity Interest, except:

(a)        Indebtedness under the Loan Documents;

(b)        Indebtedness outstanding on the date hereof and listed on Schedule 8.01 and any Refinancing Indebtedness incurred in replacement thereof.

(c)        (i) guarantees of any Loan Party in respect of Indebtedness otherwise permitted hereunder of any Loan Party, and (ii) guarantees of any Subsidiary in respect of Indebtedness otherwise permitted hereunder of another Subsidiary that is not a Loan Party, so long as all guarantees by any Loan Party pursuant to this clause (ii) shall be otherwise permitted under the provisions of Section 8.03; provided that any Guaranty of Indebtedness permitted hereunder that is subordinated to the Obligations shall be subordinated to the Obligations on substantially the same terms as such guaranteed Indebtedness; provided, further that the aggregate amount of such Indebtedness permitted pursuant to clause (ii) hereof and Section 8.01(o)(iii), together with those Investments under Section 8.03(c)(iv) and 8.03(e), shall not exceed $5,000,000 in aggregate at any one time outstanding;

(d)        obligations (contingent or otherwise) of the Borrowers existing or arising under any Swap Contract; provided that (i) such obligations are (or were) entered into by such Person in the Ordinary Course of Business for the purpose of directly mitigating risks associated with liabilities, commitments, investments, assets, cash flows or property held or reasonably anticipated by such Person, or changes in the value of securities issued by such Person, and not for purposes of speculation or taking a “market view,” and (ii) such Swap Contract does not contain any provision exonerating the non-defaulting party from its obligation to make payments on outstanding transactions to the defaulting party; provided, however, that the aggregate amount of all such Indebtedness at any one time outstanding shall not exceed $1,000,000;

(e)        Indebtedness arising in the Ordinary Course of Business in connection with treasury management and commercial credit card, merchant card and purchase or procurement card services including Treasury Management and Other Services;

(f)        Indebtedness in respect of Capital Leases, Synthetic Lease Obligations and purchase money obligations for real property and fixed or capital assets within the limitations set forth in Section 8.02(i); provided, however, that the aggregate amount of all such Indebtedness at any one time outstanding shall not exceed $10,000,000;

(g)        Assumed Indebtedness; provided, however, that the aggregate amount of all such Indebtedness at any one time outstanding shall not exceed $2,500,000;

(h)        Indebtedness incurred to finance or as part of the consideration for any Permitted Acquisition; provided, that, (i) no Event of Default has occurred and is continuing at the time of or would be caused by the incurrence of such Indebtedness and (ii) such Indebtedness (A) is unsecured, (B) does not require the payment in cash of principal (other than in respect of working capital adjustments) prior to the Maturity Date, (C) has a maturity at least 91 days after the Maturity Date, and (D) is subordinated to the Obligations on terms reasonably acceptable to the Lender;

(i)        Earnouts in connection with Permitted Acquisitions; provided, however, that the aggregate amount of all such Indebtedness at any one time outstanding shall not exceed $2,500,000;

(j)        the endorsement of negotiable instruments for deposit or collection or similar transactions in the Ordinary Course of Business;

(k)        Indebtedness in respect of any bankers’ acceptance, bank guarantees, letters of credit, warehouse receipt or similar facilities entered into in the Ordinary Course of Business in respect of workers’ compensation and other casualty claims, health, disability or other employee benefits or property, casualty or liability insurance or self-insurance or other Indebtedness with respect to reimbursement-type obligations regarding workers’ compensation and other casualty claims);

(l)        Indebtedness incurred or arising in the Ordinary Course of Business and not in connection with the borrowing of money in respect of (i) obligations to pay the deferred purchase price of goods or services or progress payments in connection with such goods and services; provided that such obligations are incurred in connection with open accounts extended by suppliers on customary trade terms; (ii) performance bonds, bid bonds, appeal bonds, surety bonds, performance and completion guarantees and similar instruments or obligations; and (iii) obligations to pay insurance premiums;

(m)        Indebtedness representing deferred compensation to employees, consultants or independent contractors incurred in the Ordinary Course of Business;

(n)        surety bonds, deposits and similar obligations permitted under Section 8.02(e) or (f);

(o)        unsecured Indebtedness of (i) any Loan Party owed to the Company or a Subsidiary of the Company (other than any Excluded Subsidiary), (ii) of any non-Loan Party owed to any other non-Loan Party or (iii) any non-Loan Party owed to any Loan Party in an aggregate principal amount not to exceed $5,000,000, which Indebtedness shall, in each case, (A) to the extent required by the Lender and owing to a Loan Party, be evidenced by promissory notes which shall be pledged to the Lender as Collateral in accordance with the terms of this Agreement, (B) such Indebtedness (1) has a stated maturity date no earlier than 91 days following the Maturity Date, (2) is subordinated to the Obligations on terms reasonably acceptable to the as to the Lender, (3) which at the time of incurrence thereof Event of Default has occurred and is continuing or would result therefrom and (C) be otherwise permitted under the provisions of Section 8.03; provided, that the aggregate amount of such Indebtedness permitted pursuant to clause (iii) hereof and Section 8.01(c)(ii) above, together with those Investments under Section 8.03(c)(iv) and 8.03(e), shall not exceed $5,000,000 in aggregate at any one time outstanding;

(p)        other unsecured Indebtedness the aggregate outstanding principal amount of which does not exceed $5,000,000 at any time; and

(q)        Refinancing Indebtedness.

8.02.    Liens. Create, incur, assume or suffer to exist any Lien upon any of its property, assets or revenues, whether now owned or hereafter acquired, other than the following (“Permitted Liens”):

(a)        Liens in favor of the Lender pursuant to any Loan Document;

(b)        Liens existing on the date hereof and listed on Schedule 8.02 (setting forth, as of the Closing Date, the lienholder thereof, the principal amount of the obligations secured thereby and the property or assets of such Loan Party or such Subsidiary subject thereto) and any renewals or extensions thereof, provided that (i) the Lien does not extend to any additional property, and (ii) if the Indebtedness secured by such Liens is refinanced, the obligations secured or benefited thereby constitutes Refinancing Indebtedness;

(c)        Liens for taxes, assessments or other governmental charges, not yet due or which are being Properly Contested;

(d)        Liens of carriers, warehousemen, mechanics, materialmen, repairmen, landlords or other like Liens imposed by Law or arising in the Ordinary Course of Business which are not overdue for a period of more than thirty (30) days or which are being Properly Contested;

(e)        Liens, pledges of or deposits in the Ordinary Course of Business in connection with (i) insurance, workers compensation, unemployment insurance and social security legislation, (ii) contracts, bids, government contracts, and surety, litigation, appeal, customs, performance and return-of-money bonds and (iii) other similar obligations (exclusive of obligations in respect of the payment for borrowed money), whether pursuant to contracts, statutory requirements, common law or consensual arrangements, other than any Lien imposed by ERISA;

(f)        Liens arising in the Ordinary Course of Business consisting of deposits to secure the performance of bids, trade contracts and leases (other than Indebtedness), statutory obligations, surety and appeal bonds (other than bonds related to judgments or litigation), performance bonds and other obligations of a like nature, in each case, incurred in the Ordinary Course of Business;

(g)        Liens with respect to minor imperfections of title and easements, rights-of-way, covenants, consents, reservations, encroachments, variations and zoning and other similar restrictions, charges, encumbrances or title defects affecting Real Property which, in the aggregate, are not substantial in amount, and which do not in any case materially detract from the value of the property subject thereto or materially interfere with the ordinary conduct of the business of the applicable Person;

(h)        Liens securing judgments for the payment of money not constituting an Event of Default under Section 9.01 or securing litigation, appeal or other surety bonds related to such judgments;

(i)        Liens securing Indebtedness permitted under Section 8.01(f); provided that (i) such Liens do not at any time encumber any property other than the property financed by such Indebtedness and (ii) the Indebtedness secured thereby does not exceed the cost or Fair Market Value, whichever is lower, of the property being acquired on the date of acquisition;

(j)        Liens securing Assumed Indebtedness of the Loan Parties permitted pursuant to Section 8.01(g); provided that (i) such Liens do not at any time encumber any property other than property of the Subsidiary acquired, or the property acquired, and proceeds thereof in connection with such Assumed Indebtedness and shall not attach to any assets of the Loan Parties theretofore existing or (except for any such proceeds) which arise after the date thereof and (ii) the Assumed Indebtedness and other secured Indebtedness of the Loan Parties secured by any such Lien does not exceed the Fair Market Value of the property being acquired in connection with such Assumed Indebtedness;

(k)        [Reserved];

(l)        operating leases or subleases granted by the Loan Parties or any Subsidiary to any other Person in the Ordinary Course of Business;

(m)        Liens (a) of a collection bank arising under Section 4-210 of the UCC or any comparable or successor provision on items in the course of collection, (b) attaching to commodity trading accounts or other commodity brokerage accounts incurred in the Ordinary Course of Business and (c) in favor of banking institutions arising as a matter of law encumbering deposits (including the right of set-off) and which are within the general parameters customary in the banking industry;

(n)        Any interest or title of a lessor, licensor, or sublessor under any lease, license, or sublease entered into by any Loan Party or any Subsidiary thereof in the Ordinary Course of Business, and covering only the assets so leased, licensed or subleased;

(o)        Non-exclusive licenses of Intellectual Property in the Ordinary Course of Business that do not constitute Dispositions of such Intellectual Property or that constitute Dispositions made in accordance with Section 8.05 and which do not materially interfere with the conduct of the business of the Loan Parties’ or any such Subsidiary, adversely affect the Lender’s lien on such Intellectual Property (if any) or materially impair the value of such Intellectual Property;

(p)        Liens consisting of rights of first refusal, put/sale options and other customary arrangements with respect to, and restrictions on, the sale, pledge or other transfer of Equity Interests (other than Equity Interests of any Loan Party) in Persons in which not all of the Capital Stock is owned by the Loan Parties or the Subsidiaries, in each case to the extent such Liens do not secure any Indebtedness;

(q)        Bankers’ Liens, rights of setoff and other similar Liens existing solely with respect to cash and Cash Equivalents on deposit in one or more accounts maintained by the Company or any Subsidiary with the Lender, in each case in the Ordinary Course of Business in favor of the bank or banks with which such accounts are maintained, securing solely the customary amounts owing to such bank with respect to cash management and operating account arrangements; provided that in no case shall any such Liens secure (either directly or indirectly) the repayment of any Indebtedness;

(r)        The replacement, extension, or renewal of any Lien permitted by clause (i) or (j); provided that (i) the property covered thereby is not changed or any new property subject thereto, (ii) the amount secured or benefited thereby is not increased, (iii) the grantor of such Lien with respect thereto is not changed or supplemented, (iv) any renewal or extension of the obligations secured or benefitted thereby is permitted by Section 8.01, and (v) such Liens, if originally subordinated, continues to be subordinated on terms no more advantageous than was such original Lien being so renewed or extended;

(s)        Liens in favor of customs and revenue authorities imposed by Law to secure payment of customs duties in connection with the importation of goods and arising in the Ordinary Course of Business which are not overdue for a period of more than thirty (30) days or which are being Properly Contested; and

(t)        Liens not covered by clauses (a) through (s) securing obligations that do not exceed $1,000,000 in aggregate principal amount at any one time outstanding.

8.03.    Investments. Make or maintain any Investments, except:

(a)        Investments held by the Loan Parties in the form of Cash Equivalents that, to the extent required by this Agreement, are subject to the Lender’s Lien and control, pursuant to documentation in form and substance satisfactory to the Lender;

(b)        loans and advances to officers, directors and employees of the Loan Parties and Subsidiaries made in the Ordinary Course of Business in an aggregate amount at any one time outstanding not to exceed $500,000;

(c)         (i) Investments by the Loan Parties and their Subsidiaries in their respective Subsidiaries outstanding on the date hereof, (ii) additional Investments by the Company and its Subsidiaries in Loan Parties, (iii) additional Investments by Subsidiaries of the Company that are not Loan Parties in other Subsidiaries that are not Loan Parties and (iv) so long as no Event of Default has occurred and is continuing or would result from such Investment, additional Investments by the Loan Parties in wholly-owned Subsidiaries that are not Loan Parties in an aggregate amount invested from the date hereof not to exceed $5,000,000; provided, that the aggregate amount of such Investment together with those investments under Section 8.03(e) and Indebtedness permitted by Sections 8.01(c)(ii) and 8.01(o)(iii), shall not exceed $5,000,000 in aggregate at any one time outstanding;

(d)        Investments consisting of extensions of credit in the nature of accounts receivable or notes receivable arising from the grant of trade credit in the Ordinary Course of Business, and Investments received in satisfaction or partial satisfaction thereof from financially troubled Account Debtors to the extent reasonably necessary in order to prevent or limit loss;

(e)        guarantees permitted by Section 8.01 and Letters of Credit issued for a Borrower for the account of a Subsidiary that is not a Loan Party; provided, that the aggregate amount invested as a result of any such Letters of Credit together with those investments under Section 8.03(c)(iv) and Indebtedness permitted by Sections 8.01(c)(ii) and 8.01(o)(iii), shall not exceed $5,000,000 in aggregate at any one time outstanding;

(f)        Investments existing as of the date hereof (other than those set forth on Schedule 6.13(a) and (b)) and as set forth in Schedule 8.03 (which Schedule 8.03 shall show, as of the date hereof, the amount, obligor or issuer and maturity, if any, of any listed Investment) and extensions or renewals thereof, provided that no such extension or renewal shall be permitted if it would (i) increase the amount of such Investment at the time of such extension or renewal or (ii) result in a Default hereunder;

(g)        Investments arising in connection with a Permitted Acquisition;

(h)        Investments (including debt obligations) received in connection with the bankruptcy or reorganization of suppliers and customers in settlement of delinquent obligations of, and other disputes with, customers and suppliers arising in the Ordinary Course of Business;

(i)        Investments in the Railcar Leasing Subsidiaries (i) consisting of Railcar Leasing Subsidiary Retained Investments not to exceed (A) $12,500,000 in any fiscal year and (B) $50,000,000 in the aggregate during the term of this Agreement and (ii) (A) other Investments not to exceed $750,000 to the extent made on or prior to December 31, 2019 and (B) thereafter, other Investments not to exceed $1,000,000 in the aggregate in any fiscal year unless the Payment Conditions are satisfied with respect thereto;

(j)        Investments in Designated Joint Venture Entities in an amount not to exceed $25,000,000 in the in aggregate during the term of this Agreement so long as the Payment Conditions are satisfied with respect thereto; provided that to the extent Average Excess Availability (after giving Pro Forma Effect to such Investment) during the thirty (30) consecutive day period ending on and including the date of such Investment is greater than the greater of (x) 25.0% of the Revolving Credit Facility and (y) $12,500,000, at the time of any such Investment, then only clauses (a) and (d) of the definition of Payment Conditions shall be required to be satisfied at the time of such Investment; and

(k)        other Investments so long (x) as the Payment Conditions are satisfied with respect thereto and (y) such Investments do not exceed $5,000,000 in any fiscal year.

8.04.    Fundamental Changes. Merge, dissolve, liquidate, consolidate with or into another Person or consummate a Division as the Dividing Person, except that, so long as no Default has occurred and is continuing or would result therefrom:

(a)        any Subsidiary of the Company may merge or consolidate with or liquidate or dissolve into a Loan Party; provided, that, (i) the Loan Party shall be the continuing or surviving Person and (ii) in the case of any merger of a Borrower and a Subsidiary Guarantor, such Borrower shall be the continuing or surviving Person;

(b)        the Company may merge into or consolidate with any other Person or permit any other Person to merge into or consolidate with it; provided, however, that in each case, immediately after giving effect thereto, the Company is the surviving Person;

(c)        in connection with a Permitted Acquisition, any Subsidiary of a Loan Party may merge with or into or consolidate with any other Person or permit any other Person to merge with or into or consolidate with it; provided that, (i) the Person surviving such merger shall be a wholly-owned Subsidiary of a Loan Party and (ii) in the case of any such merger to which any Loan Party is a party, such Loan Party is the surviving Person; and

(d)        any Subsidiary that is not a Loan Party may merge into any other Subsidiary that is not a Loan Party; provided that, when any wholly-owned Subsidiary is merging with another Subsidiary that is not wholly-owned, the wholly-owned Subsidiary shall be the continuing or surviving Person.

8.05.    Dispositions. Make any Disposition or enter into any agreement to make any Disposition, except:

(a)        Dispositions of Inventory in the Ordinary Course of Business;

(b)        Dispositions in the Ordinary Course of Business of assets other than Collateral of a type included in the Borrowing Base that are obsolete, worn out, or surplus as so long as ( all proceeds thereof are applied in accordance with Section 2.06(b));

(c)        Dispositions that constitute (i) Investments permitted under Section 8.03, (ii) a Lien permitted under Section 8.02, (iii) a merger, dissolution, consolidation or liquidation permitted under Section 8.04, or (iv) a Restricted Payment permitted under Section 8.06;

(d)        Dispositions that result from a casualty or condemnation in respect of such property or assets and is not otherwise an Event of Default so long as all proceeds thereof are applied in accordance with Section 2.06(b);

(e)        Dispositions that consist of the sale or discount in the Ordinary Course of Business of overdue accounts receivable that are not Eligible Accounts in connection with the compromise or collection thereof, provided that the Net Cash Proceeds from such Disposition shall be deposited in the Concentration Account;

(f)        Dispositions among the Loan Parties or by any Subsidiary to a Loan Party;

(g)        Dispositions by any Subsidiary which is not a Loan Party to another Subsidiary that is not a Loan Party;

(h)        other Dispositions of assets other than Collateral of a type included in the Borrowing Base so long as (i) no Event of Default has occurred and is continuing at the time of such Disposition and (ii) the Fair Market Value of all such assets Disposed of, whether individually or in a series of related transactions, does not exceed $5,000,000 in the aggregate in any fiscal year;

(i)        Dispositions of railcars to the Railcar Leasing Subsidiaries (A) on arm’s length commercial terms in the Ordinary Course of Business or (B) subject to the limitations set forth in the definition of Railcar Leasing Subsidiary Retained Investments;

(j)        Licenses, sublicenses, leases or subleases granted to others in the Ordinary Course of Business;

(k)        Dispositions of Equipment or Real Property to the extent that (A) such property is exchanged for credit against the purchase price of similar replacement property or (B) the proceeds of such Disposition are reasonably promptly applied to the purchase price of such replacement property;

(l)        Disposition of Cash Equivalents for Fair Market Value; and

(m)        Dispositions of Equipment relating to the closing of the Company’s plants or facilities, so long as (i) no Dominion Trigger Period is then in effect and (ii) if after giving effect to such Disposition on a Pro Forma Basis, Excess Availability is less than $25,000,000, then all proceeds from such Disposition shall be applied to repay the Obligations pursuant to Section 2.06(b).

8.06.    Restricted Payments. Declare or make, directly or indirectly, any Restricted Payment, or incur any obligation (contingent or otherwise) to do so, except that, in each case (except Section 8.06(a)) so long as no Event of Default shall have occurred and be continuing (both before or as a result of the making of such Restricted Payment):

(a)        each Subsidiary may make Restricted Payments, directly or indirectly, to any Loan Party;

(b)        the Company and each Subsidiary may declare and make dividend payments or other distributions payable solely in the capital stock or other Equity Interests of such Person;

(c)        the Company shall be permitted to make other Restricted Payments in the form of cash dividends, distributions, purchases, redemptions or other acquisitions of or with respect to shares of its stock or other Equity Interests so long as (x) the Payment Conditions are satisfied with respect thereto and (y) such Restricted Payments do not exceed $5,000,000 in any fiscal year; and

(d)        the Company shall be permitted to make redemptions with respect to shares of its stock, in an amount not to exceed $25,000,000 in the aggregate during the term of this Agreement so long as (i) such redemptions are financed solely with the sale proceeds of assets of JAIX and (ii) the Payment Conditions are satisfied with respect thereto; provided that to the extent Average Excess Availability (after giving Pro Forma Effect to such redemption) during the thirty (30) consecutive day period ending on and including the date of such redemption is greater than the greater of (x) 25.0% of the Revolving Credit Facility and (y) $12,500,000, at the time of any such redemption, then only clauses (a) and (d) of the definition of Payment Conditions shall be required to be satisfied at the time of any such redemption.

8.07.    Change in Nature of Business. Engage in any material line of business substantially different from those lines of business conducted by the Borrowers and their Subsidiaries on the date hereof or any business substantially related or incidental thereto.

8.08.    Transactions with Affiliates. Enter into any transaction of any kind with any Affiliate of any Loan Party, whether or not in the Ordinary Course of Business, other than (w) Railcar Leasing Subsidiary Retained Investments, (x) the transactions set forth on Schedule 8.08, (y) normal and reasonable compensation and reimbursement of expenses of officers and directors, and (z) transactions on fair and reasonable terms substantially as favorable to such Loan Party or such Subsidiary as would be obtainable by such Loan Party or such Subsidiary at the time in a comparable arm’s length transaction with a Person other than an Affiliate, provided that the foregoing restriction shall not apply to transactions between or among the Loan Parties.

8.09.    Burdensome Agreements. Enter into any Contractual Obligation (other than this Agreement or any other Loan Document) that:

(a)        requires the grant of a Lien to secure an obligation of such Person if a Lien is granted to secure another obligation of such Person; or

(b)        limits the ability (i) of any Subsidiary to make Restricted Payments to the Company or any Borrower or to otherwise transfer property to the Company or any Borrower, (ii) of any Subsidiary to guarantee the Indebtedness of the Borrowers or become a direct Borrower hereunder, or (iii) of any Borrower or any Subsidiary to create, incur, assume or suffer to exist Liens on property of such Person to secure the Obligations; provided, however, that this clause (iii) shall not prohibit any negative pledge incurred or provided in favor of any holder of Indebtedness permitted under Section 8.01(e) solely to the extent any such negative pledge relates to the property financed by or the subject of such Indebtedness.

8.10.    Use of Proceeds. Use the proceeds of any Credit Extension, whether directly or indirectly, and whether immediately, incidentally or ultimately, in any manner that might cause the Credit Extension or the application of such proceeds to violate Regulations T, U or X of the FRB, in each case as in effect on the date or dates of such Credit Extension and such use of proceeds.

8.11.    Prepayment of Indebtedness; Amendment to Material Agreements.

(a)    Make or pay, directly or indirectly, any payment or other distribution (whether in cash, securities or other property) of or in respect of principal of or interest on any Indebtedness, or any payment or other distribution (whether in cash, securities or other property), including any sinking fund or similar deposit, on account of the purchase, redemption, retirement, acquisition, cancellation or termination of any Indebtedness, except:

(i)        payments when due of interest and principal payments (including mandatory prepayments), other than payments in respect of any Subordinated Debt prohibited by the Subordination Provisions thereof;

(ii)        payments made through the incurrence of Refinancing Indebtedness;

(iii)        payments of secured Indebtedness that becomes due as a result of a voluntary sale or transfer permitted hereunder of the property securing such Indebtedness; and

(iv)        payments made solely from and substantially contemporaneously with the proceeds of the issuance of Equity Interests by the Company (other than Disqualified Equity Interests).

(b)        Amend, modify or change in any manner any term or condition of any Indebtedness permitted under Section 8.01(b), (d), (f), (j), (l) or (n) outstanding on the Closing Date, in each case so that the terms and conditions thereof are less favorable in any material respect to the Lender than the terms of such Indebtedness as of the Closing Date.

8.12.    Reserved.

8.13.    Creation of New Subsidiaries. Create or acquire any new Subsidiary after the Closing Date other than Railcar Leasing Subsidiaries, Designated Joint Venture Entities and Subsidiaries created or acquired in accordance with Section 7.12.

8.14.    Securities of Subsidiaries. Permit any Subsidiary (other than a Railcar Leasing Subsidiary or a Designated Entity) to issue any Equity Interests (whether for value or otherwise) to any Person other than a Loan Party.

8.15.    Sale and Leaseback. Enter into, or permit any Subsidiary (other than a Railcar Leasing Subsidiary) to, enter into any agreement or arrangement with any other Person providing for the leasing by any Loan Party or any of the Subsidiaries of real or personal property which has been or is to be sold or transferred by any Loan Party or any of the Subsidiaries to such other Person or to any other Person to whom funds have been or are to be advanced by such Person on the security of such property or rental obligations of a Loan Party or any of the Subsidiaries.

8.16.    Organization Documents; Fiscal Year. (a) Amend, modify or otherwise change any of its Organization Documents in any manner that could have a material adverse effect on the interests of the Secured Parties, except in connection with a transaction permitted under Section 8.04, or (b) change its fiscal year.

8.17.    Anti-Money Laundering and Terrorism Laws and Regulations. Permit any Loan Party or Subsidiary thereof, or any Controlled Entity of any Loan Party or any of its Subsidiaries, acting on behalf of such Loan Party or any such Subsidiary, or any other Controlled Entity, to:

(a)        become (including by virtue of being owned or controlled by a Blocked Person), own or control a Blocked Person or any Person that is the target of sanctions imposed by the United Nations or by the European Union;

(b)        directly or indirectly have any investment in or engage in any dealing or transaction (including, without limitation, any investment, dealing or transaction involving the proceeds of the Credit Extensions) with any Person if such investment, dealing or transaction (A) would cause any Secured Party to be in violation of any law or regulation applicable to such Secured Party or (B) is prohibited by or subject to sanctions under any U.S. Economic Sanctions;

(c)        conduct, engage in or conspire to engage in any transaction that evades or avoids, or has the purpose of evading or avoiding, or attempts to violate, or facilitate a violation of, any of the prohibitions set forth in Executive Order No. 13224, the Currency and Foreign Regulations Reporting Act of 1970 (otherwise known as the Bank Secrecy Act), the PATRIOT Act, the Money Laundering Control Act or any other United States anti-money laundering or anti-terrorism law or regulation (collectively, “Anti-Money Laundering Laws”); or

(d)        engage in any activity that could subject such Person or any Secured Party to sanctions under CISADA or any similar law or regulation with respect to Iran or any other country that is subject to U.S. Economic Sanctions.

8.18.    Economic Sanctions Laws and Regulations. Permit any authorized agent of such Loan Party or their respective Subsidiaries or any other Controlled Entity, acting on behalf of a Loan Party or Subsidiary, to conduct, transact, engage in, or facilitate, any business or activity on behalf of such Loan Party or its Subsidiaries in violation of the Foreign Activities Laws.

8.19.    Negative Pledge. Permit to exist any lien, mortgage, pledge, security interest, charge or encumbrance of any kind on or with respect to all or any assets of JAIX, other than Permitted Liens. The Loan Parties hereby agree that, prior to the termination of this Agreement, the Loan Parties will not authorize, consent to or register or record any lien, mortgage, pledge, security interest, charge or encumbrance on any assets of JAIX or any conveyance, transfer, assignment or disposition, in each case in violation of this Agreement.

Notwithstanding the foregoing or anything to the contrary contained herein, in no event shall the Company or any of its Subsidiaries (i) make any loan or advance to, or Investment in, JAIX, (ii) guaranty any Indebtedness of JAIX, or (iii) Dispose of any assets to JAIX.

ARTICLE IX

EVENTS OF DEFAULT AND REMEDIES

9.01.    Events of Default. Any of the following shall constitute an “Event of Default”:

(a)        Non-Payment. Any Borrower fails to pay (i) when and as required to be paid herein, any amount of principal of any Loan or any Letter of Credit Obligation, or (ii) within three (3) Business Days after the same becomes due, any interest on any Loan or on any Letter of Credit Obligation, or any commitment or other fee due hereunder, or any other amount payable hereunder or under any other Loan Document; or

(b)        Specific Covenants. Any Loan Party fails to perform or observe any term, covenant or agreement contained (i) in any of Sections 7.01(a), 7.01(b), 7.01(c), 7.02(a), 7.02(b), 7.03(a), 7.05, 7.10, 7.11 or 7.21 or Article VIII, or (ii) of Sections 7.02(c) or 7.07 and such failure continues for three (3) or more Business Days; or

(c)        Other Defaults. Any Loan Party fails to perform or observe any other covenant or agreement (not specified in subsection (a) or (b) above) contained in any Loan Document on its part to be performed or observed and such failure continues for thirty (30) days after the earlier of (i) receipt of notice of such default by a Responsible Officer of the Borrower Agent from the Lender, or (ii) any Responsible Officer of any Loan Party becomes aware of such default; or

(d)        Representations and Warranties. Any representation, warranty or certification made or deemed made by or on behalf of any Loan Party or its Subsidiaries herein, in any other Loan Document, or in any document delivered in connection herewith or therewith shall be incorrect or misleading when made or deemed made in any material respect; or

(e)        Cross-Default. (i) With respect to any Indebtedness or guarantee (other than Indebtedness hereunder and Indebtedness under Swap Contracts) having an aggregate principal amount (including undrawn committed or available amounts and including amounts owing to all creditors under any combined or syndicated credit arrangement) of more than the Threshold Amount any Loan Party or its Subsidiaries (A) fails to make any payment when due (whether by scheduled maturity, required prepayment, acceleration, demand, or otherwise, and after passage of any grace period) in respect of any such Indebtedness or guarantee, or (B) fails to observe or perform any other agreement or condition relating to any such Indebtedness or guarantee or contained in any instrument or agreement evidencing, securing or relating thereto, or any other event occurs, and such default continues for more than the grace or cure period, if any, therein specified, and in any case referred to in the foregoing clauses (A) and (B) the effect of which failure or other event is to cause, or to permit the holder of such Indebtedness or beneficiary of such guarantee (or a trustee or agent on behalf of such holder or beneficiary) to cause, with the giving of notice if required, such Indebtedness to be demanded or to become due or to be repurchased, prepaid, defeased or redeemed (automatically or otherwise), or an offer to repurchase, prepay, defease or redeem such Indebtedness to be made, prior to its stated maturity, or such guarantee to become payable or cash collateral in respect thereof to be demanded; or (ii) there occurs under any Swap Contract an Early Termination Date (as defined in such Swap Contract) resulting from (A) any event of default under such Swap Contract as to which any Loan Party or any Subsidiary is the Defaulting Party (as defined in such Swap Contract) or (B) any Termination Event (as so defined) under such Swap Contract as to which any Loan Party or any Subsidiary is an Affected Party (as so defined) and, in either event, the Swap Termination Value owed by a Loan Party or any Subsidiary as a result thereof is greater than the Threshold Amount; or

(f)        Insolvency Events. Any Insolvency Event shall occur with respect to any Loan Party; or

(g)        Inability to Pay Debts; Attachment. (i) Any Loan Party becomes unable or admits in writing its inability or fails generally to pay its debts as they become due, (ii) any writ or warrant of attachment or execution or similar process is issued or levied against all or any material part of the property of any Loan Party and is not released, vacated or fully bonded within thirty (30) days after its issue or levy; (iii) any Loan Party is enjoined, restrained or in any way prevented by any Governmental Authority from conducting any material part of its business for a period of at least thirty (30) consecutive days; (iv) any Loan Party suffers the loss, revocation or termination of any material license, permit, lease or agreement necessary to its business and such material license, permit, lease or agreement is not restored or replaced within thirty (30) days; (v) there is a cessation of any material part of any Loan Party’s business for at least thirty (30) consecutive days; or (vi) any material Collateral or property or assets of a Loan Party is taken or impaired through condemnation and such event has resulted or could reasonably be expected to result in a Material Adverse Effect; or

(h)        Judgments. There is entered against any Loan Party (i) one or more final judgments or orders for the payment of money in an aggregate amount exceeding the Threshold Amount (to the extent not covered by insurance as to which the insurer does not dispute coverage in writing), or (ii) any one or more non-monetary final judgments that have, or would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect and, in either case, such judgment or order remains unvacated and unpaid and either (A) enforcement proceedings are commenced by any creditor upon such judgment or order, or (B) there is a period of thirty (30) consecutive days during which a stay of enforcement of such judgment, by reason of a pending appeal or otherwise, is not in effect; or

(i)        ERISA. (i) An ERISA Event occurs with respect to a Pension Plan or Multiemployer Plan which has resulted or could reasonably be expected to result in liability of any Loan Party under Title IV of ERISA to the Pension Plan, Multiemployer Plan or the PBGC in an aggregate amount in excess of $5,000,000, or (ii) a Loan Party or any ERISA Affiliate fails to pay when due, after the expiration of any applicable grace period, any installment payment with respect to its withdrawal liability under Section 4201 of ERISA under a Multiemployer Plan in an aggregate amount in excess of $5,000,000; or

(j)        Invalidity of Loan Documents. Any Loan Document, or any Lien granted thereunder, at any time after its execution and delivery and for any reason, other than as expressly permitted hereunder or upon Payment in Full of all Obligations, ceases to be in full force and effect (except with respect to assets having an aggregate value not exceeding the Threshold Amount); or any Borrower or any other Person contests in any manner the validity or enforceability of any Loan Document or any Lien granted to the Lender pursuant to the Security Instruments; or any Borrower denies that it has any or further liability or obligation under any Loan Document, or purports to revoke, terminate or rescind any Loan Document; or

(k)        Change of Control. There occurs any Change of Control.

9.02.    Remedies Upon Event of Default. If any Event of Default occurs and is continuing, the Lender may take any or all of the following actions:

(a)        declare the commitment of the Lender to make Loans and any obligation of the Lender to make Letter of Credit Extensions to be terminated, whereupon such commitments and obligation shall be terminated;

(b)        declare the unpaid principal amount of all outstanding Loans, all interest accrued and unpaid thereon, and all other amounts owing or payable hereunder or under any other Loan Document to be immediately due and payable, without presentment, demand, protest or other notice of any kind, all of which are hereby expressly waived by the Borrowers;

(c)        require that the Borrowers Cash Collateralize the Letter of Credit Obligations or any other Loan Obligations that are contingent or not yet due and payable, in each case, in amount determined by the Lender in accordance with this Agreement; and

(d)        exercise on behalf of itself and the Lender all rights and remedies available to it and the Lender under the Loan Documents or applicable Law;

provided, however, that upon the occurrence of an actual or deemed entry of an order for relief with respect to any Borrower under the Bankruptcy Code of the United States, the obligation of the Lender to make Loans and any obligation of the Lender to make Letter of Credit Extensions shall automatically terminate, the unpaid principal amount of all outstanding Loans and all interest and other amounts owing hereunder shall automatically become due and payable, and the Borrowers shall Cash Collateralize the Letter of Credit Obligations, in each case without further act of the Lender.

No remedy herein is intended to be exclusive of any other remedy and each and every remedy shall be cumulative and shall be in addition to every other remedy given hereunder or now or hereafter existing at law or in equity or by statute or any other provision of Law.

9.03.    License. Upon the occurrence and during the continuance of an Event of Default, to the extent that a Loan Party has the right to do so, Lender is hereby granted an irrevocable, non-

exclusive license or other right to use, license of sub-license (without payment of royalty or other compensation to any Person) any or all Intellectual Property of Loan Parties, computer hardware and software, trade secrets, brochures, customer lists, promotional and advertising materials, labels, packaging materials and other property, in advertising for sale, marketing, selling, collecting, completing manufacture of, or otherwise exercising any rights or remedies with respect to, any Collateral. Each Loan Party’s rights and interests under Intellectual Property shall inure to the Lender’s benefit.

9.04.    Limitation of Remedies. Notwithstanding anything to the contrary contained in this Agreement, if any enforceable term of any promissory note, contract, agreement, permit, lease, license (including any licenses of any Intellectual Property) or other General Intangible included as a part of the Collateral, other than Accounts, requires the consent of the Person obligated on such promissory note or any Person (other than the applicable obligor) obligated on such lease, contract or agreement, or which has issued such permit or license or other General Intangible, other than Accounts, for the assignment or transfer thereof or the enforcement of such Lien not to give rise to a default, breach, right of recoupment, claim, defense, termination, right of termination or other material remedy thereunder, then the receipt of any such necessary consent shall be a condition to any exercise of remedies against such Collateral under this Article IX (but not to the creation, attachment or perfection of the Lien of the Lender for the benefit of the Secured Parties as provided herein).

ARTICLE X

MISCELLANEOUS

10.01.    Amendments, Etc. No amendment or waiver of any provision of this Agreement or any other Loan Document, and no consent to any departure by the Borrowers or any other Borrower therefrom, shall be effective unless in writing signed by the Lender and the Borrowers or the applicable Borrower, as the case may be. Each such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given.

10.02.    Notices; Effectiveness; Electronic Communication.

(a)        Notices Generally. Except in the case of notices and other communications expressly permitted to be given by telephone or in the case of notices otherwise expressly provided herein (and except as provided in subsection (b) below), all notices and other communications provided for herein shall be in writing and shall be delivered by hand or nationally recognized overnight courier service, mailed by certified or registered mail (U.S. first class postage prepaid, return receipt requested) or sent by facsimile as follows, and all notices and other communications expressly permitted hereunder to be given by telephone shall be made to the applicable telephone number, as follows:

(i)        If to a Loan Party or the Lender, to the address, facsimile number, electronic mail address or telephone number specified for such Person below, as changed pursuant to subsection (c) below:

(x)	If to the Lender:

BMO Harris Bank N.A.

111 West Monroe

Chicago, Illinois 60603

Attention: Jason Hoefler

Facsimile No.: (312) 293-8532

Telephone: (312) 461-7856

With a copy to:

Sidley Austin LLP

One South Dearborn

Chicago, Illinois 60603

Attention: James A. Snyder

Facsimile No.: (312) 853-7036

(y)	If to a Loan Party:

FreightCar America, Inc.

2 North Riverside Plaza, #1300

Chicago, Illinois 60606

Attention: General Counsel

Telephone: (312) 928-0045

Facsimile: (312) 928-0890

With a copy to:

Kelley Drye & Warren LLP

333 West Wacker Drive, Suite 2600

Chicago, Illinois 60606

Attention: Andrew Pillsbury

Facsimile No.: (312) 857-7095

Notices sent by hand or overnight courier service, or mailed by certified or registered mail, shall be deemed to have been given when received; notices sent by facsimile shall be deemed to have been given when sent (except that, if not given during normal business hours for the recipient, shall be deemed to have been given at the opening of business on the next business day for the recipient). Notices delivered through electronic communications to the extent provided in subsection (b) below, shall be effective as provided in such subsection (b).

(b)        Electronic Communications. Notices and other communications to the Lender hereunder may be delivered or furnished by electronic communication (including e-mail and Internet or intranet websites) pursuant to procedures approved by the Lender. The Lender or the Borrowers may, in its discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it, provided that approval of such procedures may be limited to particular notices or communications.

Unless the Lender otherwise prescribes, (i) notices and other communications sent to an e-mail address shall be deemed received upon the sender’s receipt of an acknowledgement from the intended recipient (such as by the “return receipt requested” function, as available, return e-mail or other written acknowledgement), provided that if such notice or other communication is not sent during the normal business hours of the recipient, such notice or communication shall be deemed to have been sent at the opening of business on the next business day for the recipient, and (ii) notices or communications posted to an Internet or intranet website shall be deemed received upon the deemed receipt by the intended recipient at its e-mail address as described in the foregoing clause (i) of notification that such notice or communication is available and identifying the website address therefor.

(c)        Change of Address, Etc. Each of the Borrowers and the Lender may change its address, facsimile number, or telephone number for notices and other communications hereunder by notice to the other parties hereto.

(d)        Reliance by the Lender. The Lender shall be entitled to rely and act upon any notices (including telephonic notices of Borrowing) purportedly given by or on behalf of the Borrowers, which the Lender reasonably believes was given by or on behalf of the Borrowers, even if (i) such notices were not made in a manner specified herein, were incomplete or were not preceded or followed by any other form of notice specified herein, or (ii) the terms thereof, as understood by the recipient, varied from any confirmation thereof. The Borrowers shall indemnify the Lender and the Related Parties of each of them from all losses, costs, expenses and liabilities resulting from the reliance by such Person on each notice purportedly given by or on behalf of the Borrowers, which the Lender reasonably believes was given by or on behalf of the Borrowers. All telephonic notices to and other telephonic communications with the Lender may be recorded by the Lender, and each of the parties hereto hereby consents to such recording.

10.03.    No Waiver; Cumulative Remedies. No failure by the Lender to exercise, and no delay by any such Person in exercising, any right, remedy, power or privilege hereunder shall operate as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege. The rights, remedies, powers and privileges herein provided are cumulative and not exclusive of any rights, remedies, powers and privileges provided by law.

10.04.    Expenses; Indemnity; Damage Waiver.

(a)        Costs and Expenses. The Borrowers shall pay all reasonable out-of-pocket expenses (including any Extraordinary Expenses) incurred by the Lender and its respective Affiliates, (A) in connection with this Agreement and the other Loan Documents, including without limitation the reasonable out-of-pocket fees, charges and disbursements of (1) counsel for the Lender, (2) outside consultants for the Lender, (3) appraisers (subject to Section 7.10), and (4) Field Exams (subject to Section 7.10), (B) in connection with (1) the preparation, negotiation, administration, execution and delivery of this Agreement and the other Loan Documents or any amendments, modifications or waivers of the provisions thereof (whether or not the transactions contemplated hereby or thereby shall be consummated), (2) the enforcement or protection of their rights in connection with this Agreement or the Loan Documents or efforts to preserve, protect, collect, or enforce the Collateral, or (3) any workout, restructuring or negotiations in respect of any Obligations.

(b)        Indemnification by the Loan Parties. Each Loan Party shall indemnify the Lender (and any agent thereof), each other Secured Party and each Related Party of any of the foregoing Persons (each such Person being called an “Indemnitee”) against, and hold harmless each Indemnitee from, any and all losses, claims, damages, liabilities and related expenses (including the reasonable fees, charges and disbursements of any counsel for any Indemnitee), incurred by any Indemnitee or asserted against any Indemnitee by any third party or by the Borrowers or any other Loan Party arising out of, in connection with, or as a result of (i) the execution or delivery of this Agreement, any other Loan Document or any agreement or instrument contemplated hereby or thereby, the performance by the parties hereto of their respective obligations hereunder or thereunder, the consummation of the transactions contemplated hereby or thereby or, in the case of the Lender (and any agent thereof) and its Related Parties only, the administration of this Agreement and the other Loan Documents (including in respect of any matters addressed in Section 4.01), (ii) any Loan or Letter of Credit or the use or proposed use of the proceeds therefrom (including any refusal by the Lender to honor a demand for payment under a Letter of Credit if the documents presented in connection with such demand do not strictly comply with the terms of such Letter of Credit), (iii) any actual or alleged presence or release of Hazardous Materials on or from any property owned or operated by any Loan Party or any of its Subsidiaries, or any Environmental Liability related in any way to any Loan Party or any of its Subsidiaries, (iv) any claims of, or amounts paid by any Secured Party to, a Controlled Account Bank or other Person which has entered into a control agreement with any Secured Party hereunder or (v) any actual or prospective claim, litigation, investigation or proceeding relating to any of the foregoing, whether based on contract, tort or any other theory, whether brought by a third party or by the Borrowers or any other Loan Party, and regardless of whether any Indemnitee is a party thereto; provided that such indemnity shall not, as to any Indemnitee, be available to the extent that such losses, claims, damages, liabilities or related expenses (x) are determined by a court of competent jurisdiction by final and nonappealable judgment to have resulted from the gross negligence or willful misconduct of such Indemnitee or (y) result from a claim brought by the Borrowers or any other Loan Party against an Indemnitee for breach in bad faith of such Indemnitee’s obligations hereunder or under any other Loan Document, if such Borrower or such other Loan Party has obtained a final and nonappealable judgment in its favor on such claim as determined by a court of competent jurisdiction. Paragraph (b) of this Section shall not apply with respect to Taxes other than any Taxes that represent losses, claims, damages, etc. arising from any non-Tax claim.

(c)        Waiver of Consequential Damages, Etc. To the fullest extent permitted by applicable Law, the Loan Parties shall not assert, and hereby waives, any claim against any Indemnitee, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement, any other Loan Document or any agreement or instrument contemplated hereby, the transactions contemplated hereby or thereby, any Loan or Letter of Credit or the use of the proceeds thereof. No Indemnitee referred to in subsection (b) above shall be liable for any damages arising from the use by unintended recipients of any information or other materials distributed by it through telecommunications, electronic or other information transmission systems in connection with this Agreement or the other Loan Documents or the transactions contemplated hereby or thereby other than for direct or actual damages resulting from the gross negligence or willful misconduct of such Indemnitee as determined by a final and nonappealable judgment of a court of competent jurisdiction.

(d)        Payments. All amounts due under this Section shall be payable not later than ten (10) Business Days after demand therefor.

(e)        Survival. The agreements in this Section shall survive the occurrence of the Facility Termination Date.

10.05.    Marshalling; Payments Set Aside. The Lender shall not be under any obligation to marshal any assets in favor of any Loan Party or against any Obligations. To the extent that any payment by or on behalf of any Loan Party is made to a Secured Party, or a Secured Party exercises its right of setoff, and such payment or the proceeds of such setoff or any part thereof is subsequently invalidated, declared to be fraudulent or preferential, set aside or required (including pursuant to any settlement entered into by such Secured Party in its discretion) to be repaid to a trustee, receiver or any other party, in connection with any proceeding under any Debtor Relief Law or otherwise, then to the extent of such recovery, the obligation or part thereof originally intended to be satisfied shall be revived and continued in full force and effect as if such payment had not been made or such setoff had not occurred.

10.06.    Successors and Assigns.

(a)        Successors and Assigns Generally. The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby, except that (i) no Loan Party may assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of the Lender and (ii) unless an Event of Default has occurred and is continuing, the Lender may not assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of the Borrower Agent (not to be unreasonably withheld, conditioned or delayed). Any purported assignment or transfer in violation of this Section 10.06(a) shall be null and void. Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby, Participants to the extent provided in subsection (c) of this Section and, to the extent expressly contemplated hereby, the Related Parties of each of the Secured Parties) any legal or equitable right, remedy or claim under or by reason of this Agreement.

(b)        Participations. The Lender may at any time, without the consent of, or notice to, any Borrower, sell participations to any Person, other than a natural person or a holding company, investment vehicle or trust for, or owned and operated for the primary benefit of, a natural Person, (each, a “Participant”) in all or a portion of the Lender’s rights and/or obligations under this Agreement (including all or a portion of its Revolving Credit Commitment and/or the Loans and/or the Letter of Credit Obligations owing to it); provided that (i) the Lender’s obligations under this Agreement shall remain unchanged, (ii) the Lender shall remain solely responsible to the other parties hereto for the performance of such obligations, and (iii) the

Borrowers shall continue to deal solely and directly with the Lender in connection with such Lender’s rights and obligations under this Agreement.

Any agreement or instrument pursuant to which the Lender sells such a participation shall provide that the Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement; provided that such agreement or instrument may provide that the Lender will not, without the consent of the Participant, agree to any amendment, modification or waiver to the extent any of the same pertain to (1) reducing the aggregate principal amount of, or interest rate on, or fees applicable to, any Loan in which such Participant has an interest or (2) extending the final stated maturity of any Loan or the stated maturity of any portion of any payment of principal of, or interest of fees applicable to, any of the Loans in which the Participant has an interest; provided that the rights described in this subclause (2) shall not be deemed to include the right to consent to any amendment, modification or waiver with respect to or which has the effect of requiring any mandatory prepayment of any portion of any Loan or any amendment or waiver of any Default or Event of Default. Subject to subsection (c) of this Section, the Borrowers agree that each Participant shall be entitled to the benefits of Sections 3.01, 3.04 and 3.05 (subject to the requirements and limitations in each such section, including any requirements to submit documentation, which documentation shall be delivered to the Lender) to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to subsection (a) of this Section. To the extent permitted by Law, each Participant also shall be entitled to the benefits of Section 10.08 as though it were the Lender.

If the Lender (or any assignee thereof) sells a participation, the Lender (or such assignee) shall, acting solely for this purpose as an agent of the Borrowers, maintain a register on which it enters the name and address of each Participant and the principal amounts (and stated interest) of each Participant’s interest in the Loans or other obligations under the Loan Documents (the “Participant Register”); provided the Lender (and any assignee thereof) shall have no obligation to disclose all or any portion of the Participant Register (including the identity of any Participant or any information relating to a Participant’s interest in any commitments, loans, letters of credit or its other obligations under any Loan Document) to any Person except to the extent that such disclosure is necessary to establish such commitment, loan, letter of credit or other obligation is in registered form under Section 5f.103-1(c) of the United States Treasury Regulations. The entries in the Participant Register shall be conclusive absent manifest error, and the Lender (or any assignee thereof) shall treat each Person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Agreement notwithstanding any notice to the contrary.

(c)        Limitations upon Participant Rights. A Participant shall not be entitled to receive any greater payment under Sections 3.01, 3.04 or 3.05 than the Lender would have been entitled to receive with respect to the participation sold to such Participant, unless the sale of the participation to such Participant is made with the Borrower Agent’s prior written consent. A Participant shall not be entitled to the benefits of Section 3.01 unless the Borrower Agent is notified of the participation sold to such Participant and such Participant agrees, for the benefit of the Borrowers, to comply with the requirements of Section 3.01(f) and, if it is not a U.S. Person, with customary documentation and reporting requirements relating to its status as a non-U.S. Person and reduction of withholding taxes.

10.07.    Treatment of Certain Information; Confidentiality.

(a)        Each of the Secured Parties agrees to maintain the confidentiality of the Information (as defined below), except that Information may be disclosed (a) to its Affiliates and to its and its Affiliates’ respective partners, directors, trustees, officers, employees, agents, advisors and representatives (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential), (b) to the extent requested by any regulatory authority purporting to have jurisdiction over it (including any self-regulatory authority, such as the National Association of Insurance Commissioners), (c) to the extent required by applicable Laws or regulations or by any subpoena or similar legal process, (d) to any other party hereto, (e) in connection with the exercise of any remedies hereunder or under any other Loan Document or any action or proceeding relating to this Agreement or any other Loan Document or the enforcement of rights hereunder or thereunder, (f) subject to an agreement containing provisions substantially the same as those of this Section, to (i) any assignee of or Participant in, or any prospective assignee of or Participant in, any of its rights or obligations under this Agreement or (ii) any actual or prospective counterparty (or its advisors) to any swap or derivative transaction relating to the Borrowers and their obligations, (g) with the prior written consent of the Borrower Agent or (h) to the extent such Information (x) becomes publicly available other than as a result of a breach of this Section or (y) becomes available to the Secured Parties or any of their respective Affiliates on a nonconfidential basis from a source other than the Loan Parties who did not acquire such Information in breach of this Section.

(b)        For purposes of this Section, “Information” means all information received from any Loan Party or any Subsidiary relating to a Loan Party or any Subsidiary or any of their respective businesses, other than any such information that is available to any Secured Party on a nonconfidential basis prior to disclosure by a Loan Party or any Subsidiary, provided that, in the case of information received from a Loan Party or any Subsidiary after the date hereof, any information not marked “PUBLIC” at the time of delivery will be deemed to be confidential; provided, that any information marked “PUBLIC may also be marked “Confidential”. Any Person required to maintain the confidentiality of Information as provided in this Section shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord to its own confidential information.

(c)        Each of the Secured Parties acknowledges that (a) the Information may include material non-public information concerning a Loan Party or a Subsidiary, as the case may be, (b) it has developed compliance procedures regarding the use of material non-public information and (c) it will handle such material non-public information in accordance with applicable Law, including Federal and state securities Laws.

(d)        With the prior written consent of the Loan Parties the Lender may publish the name of any Loan Party and the amount of the credit facility provided hereunder in any “tombstone” or comparable advertisement which the Lender elects to publish. The Lender reserves the right to provide to industry trade organizations information necessary and customary for inclusion in league table measurements.

10.08.    Right of Setoff. At any time during an Event of Default, the Lender and its Affiliates are authorized, to the fullest extent permitted by applicable Law, to set off and apply any and all deposits (general or special, time or demand, provisional or final, in whatever currency) at any time held and other obligations (in whatever currency) at any time owing by the Lender or such Affiliate to or for the credit or the account of a Loan Party against any Obligations, irrespective of whether or not the Lender of such Affiliate shall have made any demand under this Agreement or any other Loan Document and although such Obligations may be contingent or unmatured or are owed to a branch or office of the Lender or such Affiliate different from the branch or office holding such deposit or obligated on such indebtedness. The rights of the Lender and each such Affiliate under this Section are in addition to other rights and remedies (including other rights of setoff) that such Person may have.

10.09.    Interest Rate Limitation. Notwithstanding anything to the contrary contained in any Loan Document, the interest paid or agreed to be paid under the Loan Documents shall not exceed the maximum rate of non-usurious interest permitted by applicable Law (the “Maximum Rate”). If the Lender shall receive interest in an amount that exceeds the Maximum Rate, the excess interest shall be applied to the principal of the Loans or, if it exceeds such unpaid principal, refunded to the Borrowers. In determining whether the interest contracted for, charged, or received by the Lender exceeds the Maximum Rate, such Person may, to the extent permitted by applicable Law, (a) characterize any payment that is not principal as an expense, fee, or premium rather than interest, (b) exclude voluntary prepayments and the effects thereof, and (c) amortize, prorate, allocate, and spread in equal or unequal parts the total amount of interest throughout the contemplated term of the Obligations hereunder.

10.10.    Counterparts; Integration; Effectiveness. This Agreement may be executed in counterparts (and by different parties hereto in different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract. This Agreement and the other Loan Documents constitute the entire contract among the parties relating to the subject matter hereof and supersede any and all previous agreements and understandings, oral or written, relating to the subject matter hereof. Delivery of an executed counterpart of a signature page of this Agreement by facsimile transmission or by e-mail transmission (e.g. “pdf” or “tif”) shall be effective as delivery of a manually executed counterpart of this Agreement.

10.11.    Survival.

(a)        All representations and warranties made hereunder and in any other Loan Document shall survive the execution and delivery hereof and thereof. Such representations and warranties have been or will be relied upon by the Secured Parties, regardless of any investigation made by any Secured Party or on their behalf and notwithstanding that any Secured Party may have had notice or knowledge of any Default at the time of any Credit Extension, and shall continue in full force and effect as long as any Loan or any other Obligation hereunder shall remain unpaid or unsatisfied or any Letter of Credit shall remain outstanding.

(b)        Further, the provisions of Sections 3.01, 3.04, 3.05 and Article X shall survive and remain in full force and effect regardless of the repayment of the Obligations, the expiration or termination of the Letters of Credit and the Revolving Credit Commitments or the termination of this Agreement or any provision hereof.

10.12.    Severability. If any provision of this Agreement or the other Loan Documents is held to be illegal, invalid or unenforceable, (a) the legality, validity and enforceability of the remaining provisions of this Agreement and the other Loan Documents shall not be affected or impaired thereby and (b) the parties shall endeavor in good faith negotiations to replace the illegal, invalid or unenforceable provisions with valid provisions the economic effect of which comes as close as possible to that of the illegal, invalid or unenforceable provisions. The invalidity of a provision in a particular jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

10.13.    GOVERNING LAW; JURISDICTION; ETC.

(a)        GOVERNING LAW. THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAW OF THE STATE OF ILLINOIS WITHOUT REFERENCE TO ANY RULES OR PRINCIPLES THAT WOULD REQUIRE THE APPLICATION OF THE LAWS OF ANY OTHER JURISDICTION.

(b)        SUBMISSION TO JURISDICTION. EACH OF THE PARTIES HERETO IRREVOCABLY AND UNCONDITIONALLY SUBMITS, FOR ITSELF AND ITS PROPERTY, TO THE EXCLUSIVE JURISDICTION OF THE COURTS OF THE STATE OF ILLINOIS SITTING IN COOK COUNTY AND OF THE UNITED STATES DISTRICT COURT OF THE NORTHERN DISTRICT OF ILLINOIS, AND ANY APPELLATE COURT FROM ANY THEREOF, IN ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT, OR FOR RECOGNITION OR ENFORCEMENT OF ANY JUDGMENT, AND EACH OF THE PARTIES HERETO IRREVOCABLY AND UNCONDITIONALLY AGREES THAT ALL CLAIMS IN RESPECT OF ANY SUCH ACTION OR PROCEEDING MAY BE HEARD AND DETERMINED IN SUCH ILLINOIS STATE COURT OR, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, IN SUCH FEDERAL COURT. EACH OF THE PARTIES HERETO AGREES THAT A FINAL JUDGMENT IN ANY SUCH ACTION OR PROCEEDING SHALL BE CONCLUSIVE AND MAY BE ENFORCED IN OTHER JURISDICTIONS BY SUIT ON THE JUDGMENT OR IN ANY OTHER MANNER PROVIDED BY LAW.

(c)        WAIVER OF VENUE. EACH PARTY HERETO IRREVOCABLY AND UNCONDITIONALLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY OBJECTION THAT IT MAY NOW OR HEREAFTER HAVE TO THE LAYING OF VENUE OF ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT IN ANY COURT REFERRED TO IN PARAGRAPH (B) OF THIS SECTION. EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, THE DEFENSE OF AN INCONVENIENT FORUM TO THE MAINTENANCE OF SUCH ACTION OR PROCEEDING IN ANY SUCH COURT.

(d)        SERVICE OF PROCESS. EACH PARTY HERETO IRREVOCABLY CONSENTS TO SERVICE OF PROCESS IN THE MANNER PROVIDED FOR NOTICES IN SECTION 10.02. NOTHING IN THIS AGREEMENT WILL AFFECT THE RIGHT OF ANY PARTY HERETO TO SERVE PROCESS IN ANY OTHER MANNER PERMITTED BY APPLICABLE LAW.

10.14.    WAIVER OF JURY TRIAL. EACH PARTY HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY). EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PERSON HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PERSON WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.

10.15.    Electronic Execution of Assignments and Certain Other Documents. The words “execution,” “signed,” “signature,” and words of like import in any Assignment and Assumption or in any amendment or other modification hereof (including waivers and consents) shall be deemed to include electronic signatures or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature or the use of a paper-based recordkeeping system, as the case may be, to the extent and as provided for in any applicable Law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act, or any other similar state laws based on the Uniform Electronic Transactions Act.

10.16.    USA PATRIOT Act Notice. The Lender hereby notifies the Borrowers that pursuant to the requirements of the PATRIOT Act, it is required to obtain, verify and record information that identifies the Borrowers, which information includes the name and address of the Borrowers and other information that will allow the Lender to identify the Borrowers in accordance with the PATRIOT Act.

10.17.    No Advisory or Fiduciary Responsibility. In connection with all aspects of each transaction contemplated hereby (including in connection with any amendment, waiver or other modification hereof or of any other Loan Document), each Loan Party acknowledges and agrees, and acknowledges its Affiliates’ understanding, that: (i) (A) the arranging and other services regarding this Agreement provided by the Secured Parties are arm’s-length commercial transactions between each Loan Party, on the one hand, and the Secured Parties, on the other hand, (B) each Loan Party has consulted its own legal, accounting, regulatory and tax advisors to the extent it has deemed appropriate, and (C) each Loan Party is capable of evaluating, and understands and accepts, the terms, risks and conditions of the transactions contemplated hereby and by the other Loan Documents; (ii) (A) each Secured Party is and has been acting solely as a principal and, except as expressly agreed in writing by the relevant parties, has not been, is not, and will not be acting as an advisor, agent or fiduciary for any Loan Party or any of its Affiliates or any other Person and (B) no Secured Party has any obligation to any Loan Party or any of its Affiliates with respect to the transactions contemplated hereby except those obligations expressly set forth herein and in the other Loan Documents, (iii) the Secured Parties may be engaged in a board range of transactions that involve interests that differ from those of the Loan Parties and their Affiliates, and no Secured Party has any obligation to disclose any of such interests to any Loan Party or its Affiliates and (iv) the Secured Parties have not provided and will not provide any legal, accounting, regulatory or tax advice with respect to any of the transactions contemplated hereby (including any amendment, waiver or other modification hereof or of any other Loan Document) and each of the Loan Parties has consulted its own legal, accounting, regulatory and tax advisors to the extent it has deemed appropriate. To the fullest extent permitted by law, each Loan Party hereby waives and releases any claims that it may have against any Secured Party with respect to any breach or alleged breach of agency or fiduciary duty in connection with any aspect of any transaction contemplated hereby.

10.18.    Attachments. The exhibits, schedules and annexes attached to this Agreement are incorporated herein and shall be considered a part of this Agreement for the purposes stated herein; except, that, in the event of any conflict between any of the provisions of such exhibits and the provisions of this Agreement, the provisions of this Agreement shall prevail.

10.19.    Currency Matters.

(a)        If, for the purposes of obtaining judgment in any court, it is necessary to convert a sum due under this Agreement or any other Loan Document in one currency into another currency, the rate of exchange used shall be that at which in accordance with normal banking procedures the Lender could purchase the first currency with such other currency on the Business Day preceding that on which final judgment is given. The obligation of each Loan Party in respect of any such sum due from it to the Lender or other Secured Party hereunder or under the other Loan Documents shall, notwithstanding any judgment in a currency (the “Judgment Currency”) other than that in which such sum is denominated in accordance with the applicable provisions of this Agreement (the “Agreement Currency”), be discharged only to the extent that on the Business Day following receipt by the Lender or other Secured Party, as the case may be, of any sum adjudged to be so due in the Judgment Currency, the Lender may in accordance with normal banking procedures purchase the Agreement Currency with the Judgment Currency. If the amount of the Agreement Currency so purchased is less than the sum originally due to the Lender from any Loan Party in the Agreement Currency, such Loan Party agrees, as a separate obligation and notwithstanding any such judgment, to indemnify the Lender or other Secured Party, as the case may be, against such loss. If the amount of the Agreement Currency so purchased is greater than the sum originally due to the Lender in such currency, the Lender, as the case may be, agrees to return the amount of any excess to such Loan Party (or to any other Person who may be entitled thereto under applicable law).

(b)        For purposes of any determination under any provision of this Agreement (other than the foregoing Section 10.19(a)) requiring the use of a current exchange rate, all amounts incurred, outstanding or proposed to be incurred or outstanding in currencies other than Dollars shall be translated into Dollars at the Exchange Rate then in effect on the date of such determination.

(c)        Each provision of this Agreement shall be subject to such reasonable changes of construction as the Lender may from time to time specify with the Borrower Agent’s consent (such consent not to be unreasonably withheld) to appropriately reflect a change in currency of any country and any relevant market conventions or practices relating to such change in currency.

ARTICLE XI

CONTINUING GUARANTY

11.01.    Guaranty. Each Subsidiary Guarantor hereby absolutely and unconditionally guarantees, as a guaranty of payment and performance and not merely as a guaranty of collection, prompt payment when due, whether at stated maturity, by required prepayment, upon acceleration, demand or otherwise, and at all times thereafter, of any and all of the Obligations except for Excluded Swap Obligations, whether for principal, interest, premiums, fees, indemnities, damages, costs, expenses or otherwise, of the Borrowers to the Secured Parties, arising hereunder or under any other Loan Document (including all renewals, extensions, amendments, refinancings and other modifications thereof and all costs, attorneys’ fees and expenses incurred by the Secured Parties in connection with the collection or enforcement thereof). The Lender’s books and records showing the amount of the Obligations shall be admissible in evidence in any action or proceeding, and shall be prima facie evidence for the purpose of establishing the amount of the Obligations, absent manifest error. This Guaranty shall not be affected by the genuineness, validity, regularity or enforceability of the Obligations or any instrument or agreement evidencing any Obligations, or by the existence, validity, enforceability, perfection, non-perfection or extent of any collateral therefor, or by any fact or circumstance relating to the Obligations which might otherwise constitute a defense to the obligations of any Subsidiary Guarantor under this Guaranty, and each Subsidiary Guarantor hereby irrevocably waives any defenses it may now have or hereafter acquire in any way relating to any or all of the foregoing.

11.02.    Rights of the Lender. Each Subsidiary Guarantor consents and agrees that the Secured Parties may, at any time and from time to time, without notice or demand, and without affecting the enforceability or continuing effectiveness hereof: (a) amend, extend, renew, compromise, discharge, accelerate or otherwise change the time for payment or the terms of the Obligations or any part thereof; (b) take, hold, exchange, enforce, waive, release, fail to perfect, sell, or otherwise dispose of any security for the payment of this Guaranty or any Obligations; (c) apply such security and direct the order or manner of sale thereof as the Lender in its sole discretion may determine; and (d) release or substitute one or more of any endorsers or other guarantors of any of the Obligations. Without limiting the generality of the foregoing, each Subsidiary Guarantor consents to the taking of, or failure to take, any action which might in any manner or to any extent vary the risks of any Subsidiary Guarantor under this Guaranty or which, but for this provision, might operate as a discharge of any Subsidiary Guarantor.

11.03.    Certain Waivers. Each Subsidiary Guarantor waives (a) any defense arising by reason of any disability or other defense of the Borrowers or any other guarantor, or the cessation from any cause whatsoever (including any act or omission of any Secured Party) of the liability of the Borrowers; (b) any defense based on any claim that any Subsidiary Guarantor’s obligations exceed or are more burdensome than those of the Borrowers; (c) the benefit of any statute of limitations affecting any Subsidiary Guarantor’s liability hereunder; (d) any right to proceed against the Borrowers, proceed against or exhaust any security for the Obligations, or pursue any other remedy in the power of any Secured Party whatsoever; (e) any benefit of and any right to participate in any security now or hereafter held by any Secured Party; and (f) to the fullest extent permitted by law, any and all other defenses or benefits that may be derived from or afforded by applicable Law limiting the liability of or exonerating guarantors or sureties. Each Subsidiary Guarantor expressly waives all setoffs and counterclaims and all presentments, demands for payment or performance, notices of nonpayment or nonperformance, protests, notices of protest, notices of dishonor and all other notices or demands of any kind or nature whatsoever with respect to the Obligations, and all notices of acceptance of this Guaranty or of the existence, creation or incurrence of new or additional Obligations.

11.04.    Obligations Independent. The obligations of each Subsidiary Guarantor hereunder are those of primary obligor, and not merely as surety, and are independent of the Obligations and the obligations of any other guarantor, and a separate action may be brought against each Subsidiary Guarantor to enforce this Guaranty whether or not any Borrower or any other person or entity is joined as a party.

11.05.    Subrogation. No Subsidiary Guarantor shall exercise any right of subrogation, contribution, indemnity, reimbursement or similar rights with respect to any payments it makes under this Guaranty until the Facility Termination Date. If any amounts are paid to any Subsidiary Guarantor in violation of the foregoing limitation, then such amounts shall be held in trust for the benefit of the Secured Parties and shall forthwith be paid to the Secured Parties to reduce the amount of the Obligations, whether matured or unmatured.

11.06.    Termination; Reinstatement. This Guaranty is a continuing and irrevocable guaranty of all Obligations now or hereafter existing and shall remain in full force and effect until the Facility Termination Date. Notwithstanding the foregoing, this Guaranty shall continue in full force and effect or be revived, as the case may be, if any payment by or on behalf of the Borrowers or any Subsidiary Guarantor is made, or any of the Secured Parties exercises its right of setoff, in respect of the Obligations and such payment or the proceeds of such setoff or any part thereof is subsequently invalidated, declared to be fraudulent or preferential, set aside or required (including pursuant to any settlement entered into by any of the Secured Parties in their discretion) to be repaid to a trustee, receiver or any other party, in connection with any proceeding under any Debtor Relief Laws or otherwise, all as if such payment had not been made or such setoff had not occurred and whether or not the Secured Parties are in possession of or have released this Guaranty and regardless of any prior revocation, rescission, termination or reduction. The obligations of each Subsidiary Guarantor under this paragraph shall survive termination of this Guaranty.

11.07.    Subordination. Each Subsidiary Guarantor hereby subordinates the payment of all obligations and indebtedness of the Borrowers owing to each Subsidiary Guarantor, whether now existing or hereafter arising, including but not limited to any obligation of the Borrowers to any Subsidiary Guarantor as subrogee of the Secured Parties or resulting from any Subsidiary Guarantor’s performance under this Guaranty, to the Payment in Full of all Obligations. If the Secured Parties so request, any such obligation or indebtedness of the Borrowers to any Subsidiary Guarantor shall be enforced and performance received by any Subsidiary Guarantor as trustee for the Secured Parties and the proceeds thereof shall be paid over to the Secured Parties on account of the Obligations, but without reducing or affecting in any manner the liability of any Subsidiary Guarantor under this Guaranty.

11.08.    Stay of Acceleration. If acceleration of the time for payment of any of the Obligations is stayed in connection with any case commenced by or against any Subsidiary Guarantor or the Borrowers under any Debtor Relief Laws, or otherwise, all such amounts shall nonetheless be payable by each Subsidiary Guarantor immediately upon demand by the Secured Parties.

11.09.    Condition of Borrowers. Each Subsidiary Guarantor acknowledges and agrees that it has the sole responsibility for, and has adequate means of, obtaining from the Borrowers and any other guarantor such information concerning the financial condition, business and operations of the Borrowers and any such other guarantor as each Subsidiary Guarantor requires, and that none of the Secured Parties has any duty, and no Subsidiary Guarantor is relying on the Secured Parties at any time, to disclose to any Subsidiary Guarantor any information relating to the business, operations or financial condition of the Borrowers or any other guarantor and each Subsidiary Guarantor waiving any duty on the part of the Secured Parties to disclose such information and any defense relating to the failure to provide the same).

[Remainder of page is intentionally left blank; signature page(s) follows.]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the date first above written.

BORROWERS:

FREIGHTCAR AMERICA, INC.

By:	/s/ Joseph J. Maliekel

Name:	Joseph J. Maliekel

Title:	Vice President, Corporate Controller and Chief Accounting Officer

JAC OPERATIONS, INC.

By:	/s/ Joseph J. Maliekel

Name:	Joseph J. Maliekel

Title:	Vice President and Controller

FREIGHT CAR SERVICES, INC.

By:	/s/ Joseph J. Maliekel

Name:	Joseph J. Maliekel

Title:	Vice President and Controller

JOHNSTOWN AMERICA, LLC

By:	/s/ Joseph J. Maliekel

Name:	Joseph J. Maliekel

Title:	Vice President and Controller

FREIGHTCAR RAIL SERVICES, LLC

By:	/s/ Joseph J. Maliekel

Name:	Joseph J. Maliekel

Title:	Vice President and Controller

[Signature Page to Credit and Security Agreement]

FREIGHTCAR ROANOKE, LLC

By:	/s/ Joseph J. Maliekel

Name:	Joseph J. Maliekel

Title:	Vice President and Controller

FREIGHTCAR ALABAMA, LLC

By:	/s/ Joseph J. Maliekel

Name:	Joseph J. Maliekel

Title:	Vice President and Controller

GUARANTOR:

FREIGHTCAR SHORT LINE, INC.

By:	/s/ Joseph J. Maliekel

Name:	Joseph J. Maliekel

Title:	Vice President and Controller

[Signature Page to Credit and Security Agreement]

LENDER:

BMO HARRIS BANK N.A.

By:	/s/ Sarah Fyffe

Name:	Sarah Fyffe

Title:	Vice President

[Signature Page to Credit and Security Agreement]

EXHIBIT A

FORM OF

NOTE

_____________, 20__

FOR VALUE RECEIVED, each of the undersigned (the “Borrowers”) hereby, jointly and severally, promises to pay to BMO Harris Bank N.A. or its registered assigns (the “Lender”), in accordance with the provisions of the Agreement (as hereinafter defined), the principal amount of each Revolving Loan from time to time made by the Lender to the Borrowers under that certain Credit and Security Agreement, dated as of April [_], 2019 (as amended, restated, extended, supplemented or otherwise modified in writing from time to time, the “Agreement”; capitalized terms defined therein being used but not defined herein shall be as therein defined), among the Borrowers, the Subsidiary Guarantors party thereto and the Lender.

The Borrowers, jointly and severally, promise to pay interest on the unpaid principal amount of each Revolving Loan from time to time outstanding from the date of such Revolving Loan until such principal amount is paid in full, at such interest rates and at such times as provided in the Agreement. All payments of principal and interest shall be made to the account of the Lender in Dollars in immediately available funds at the Lender’s Office. If any amount is not paid in full when due hereunder, such unpaid amount shall bear interest, to be paid upon demand, from the due date thereof until the date of actual payment (and before as well as after judgment) computed at the applicable per annum rate set forth in the Agreement.

This Note is the Note referred to in the Agreement, is entitled to the benefits thereof and may be prepaid in whole or in part subject to the terms and conditions provided therein. This Note is also secured by the Collateral. Upon the occurrence and continuation of one or more of the Events of Default specified in the Agreement, all amounts then remaining unpaid on this Note shall become, or may be declared to be, immediately due and payable all as provided in the Agreement. Revolving Loans made by the Lender shall be evidenced by one or more loan accounts or records maintained by the Lender in the ordinary course of business. The Lender may also attach schedules to this Note and endorse thereon the date, Type (if applicable), amount and maturity of its Revolving Loans and payments with respect thereto.

Each Borrower, for itself, its successors and assigns, hereby waives diligence, presentment, protest and demand and notice of protest, demand, dishonor and non-payment of this Note.

THIS NOTE SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF ILLINOIS, WITHOUT REFERENCE TO ANY RULES OR PRINCIPLES THAT WOULD REQUIRE THE APPLICATION OF THE LAWS OF ANY OTHER JURISDICTION.

Exhibit A - Page 1

IN WITNESS WHEREOF, each of the undersigned has executed this Note as of the date first above written.

FREIGHTCAR AMERICA, INC., a Delaware corporation

By:

Name:
Title:

JAC OPERATIONS, INC., a Delaware corporation

By:

Name:
Title:

FREIGHT CAR SERVICES, INC., a Delaware corporation

By:

Name:
Title:

JOHNSTOWN AMERICA, LLC, a Delaware limited liability company

By:

Name:
Title:

FREIGHTCAR RAIL SERVICES, LLC, a Delaware limited liability company

By:

Name:
Title:

Signature Page to Note

FREIGHTCAR ROANOKE, LLC, a Delaware limited liability company

By:

Name:

Title:

FREIGHTCAR ALABAMA, LLC, a Delaware limited liability company

By:

Name:

Title:

Signature Page to Note

REVOLVING LOANS AND PAYMENTS WITH RESPECT THERETO

Date	Type of Loan Made	Amount of Loan Made	End of Interest Period	Amount of Principal or Interest Paid This Date	Outstanding Principal Balance This Date	Notation Made By

Exhibit A-1 - Page 3

EXHIBIT B

FORM OF COMPLIANCE CERTIFICATE

Financial Statement Date: __________, _____

To:	BMO Harris Bank N.A., as Lender

Ladies and Gentlemen:

Reference is made to that certain Credit and Security Agreement, dated as of March [_], 2019 (as amended, restated, extended, supplemented or otherwise modified in writing from time to time, the “Agreement”; capitalized terms defined therein being used but not defined herein shall be as therein defined), among FREIGHTCAR AMERICA, INC., a Delaware corporation (the “Borrower Agent”), JAC OPERATIONS, INC., a Delaware corporation (“JAC”), FREIGHT CAR SERVICES, INC., a Delaware corporation (“Services”), JOHNSTOWN AMERICA, LLC, a Delaware limited liability company (“Johnstown”), FREIGHTCAR RAIL SERVICES, LLC, a Delaware limited liability company (“Rail Services”), FREIGHTCAR ROANOKE, LLC, a Delaware limited liability company (“FreightCar Roanoke”), FREIGHTCAR ALABAMA, LLC, a Delaware limited liability company (“FreightCar Alabama”; FreightCar Alabama, collectively with the Borrower Agent, JAC, Services, Johnstown, Rail Services, FreightCar Roanoke and each other party that executes a joinder to the Agreement as a borrower, whether pursuant to Section 7.12 thereof or otherwise each a “Borrower” and collectively, the “Borrowers”), the Subsidiary Guarantors party thereto and BMO HARRIS BANK N.A., as Lender (the “Lender”).

The undersigned Responsible Officer hereby certifies as of the date hereof that he/she is the _________________________________ of the Borrower Agent, and that, as such, he/she is authorized to execute and deliver this Compliance Certificate to the Lender on the behalf of the Borrowers, and that:

[Use following paragraph 1 for fiscal year-end financial statements]

1.        Attached hereto as Schedule 1 are the year-end audited Consolidated and consolidating financial statements required by Section 7.01(a) of the Agreement for the fiscal year of the Borrower Agent and its Subsidiaries ended as of the above date, together with the report and opinion of a Registered Public Accounting Firm required by such section.

[Use following paragraph 1 for fiscal year-quarter financial statements]

1.        Attached hereto as Schedule 1 are the Consolidated and consolidating unaudited financial statements required by Section 7.01(b) of the Agreement for the fiscal quarter of the Borrower Agent and its Subsidiaries ended as of the above date. Such financial statements fairly present the financial condition, results of operations, shareholders equity and cash flows of the Borrower Agent and its Subsidiaries in accordance with GAAP as at such date and for such period, subject only to normal quarter-end adjustments and the absence of footnotes.[Use following paragraph 1 for fiscal month-end financial statements]

1.        Attached hereto as Schedule 1 are the unaudited Consolidated and consolidating financial statements required by Section 7.01(c) of the Agreement for the fiscal month of the Borrower Agent ended as of the above date. Such financial statements fairly present the financial condition and results of operations of the Borrower Agent and its Subsidiaries in accordance with GAAP as at such date and for such period, subject only to normal month-end adjustments and the absence of footnotes.

Exhibit B - Page 1

2.        The undersigned has reviewed and is familiar with the terms of the Agreement and has made, or has caused to be made under his/her supervision, a detailed review of the transactions and condition (financial or otherwise) of the Loan Parties during the accounting period covered by the attached financial statements.

3.        A review of the activities of the Loan Parties during such fiscal period has been made under the supervision of the undersigned with a view to determining whether during such fiscal period the Loan Parties performed and observed all its Obligations under the Loan Documents, and

[select one:]

[to the best knowledge of the undersigned during such fiscal period, each Loan Party performed and observed each covenant and condition of the Loan Documents applicable to it, and no Default has occurred and is continuing.]

--or--

[the following covenants or conditions have not been performed or observed and the following is a list of each such Default and its nature and status:]

4.        The representations and warranties of the Loan Parties contained in Article VI of the Agreement, and any representations and warranties of the Loan Parties that are contained in any document furnished at any time under or in connection with the Loan Documents, are true and correct in all material respects on and as of the date hereof, except (i) to the extent that such representations and warranties specifically refer to an earlier date, in which case they are true and correct as of such earlier date, (ii) to the extent that such representations and warranties are qualified by materiality or Material Adverse Effect, in which case they shall be true and correct in all respects, and (iii) that for purposes of this Compliance Certificate, the representations and warranties contained in subsections (a) and (b) of Section 6.05 of the Agreement shall be deemed to refer to the most recent statements furnished pursuant to clauses (a), (b) and (c), respectively, of Section 7.01 of the Agreement, including the statements in connection with which this Compliance Certificate is delivered.

[Use following paragraph 5 for fiscal year-end and quarter-end financial statements]

[5.        The financial covenant analyses and information set forth on Schedule 2 attached hereto are true and accurate on and as of the date of this Compliance Certificate.]

Exhibit B - Page 2

IN WITNESS WHEREOF, the undersigned has executed this Compliance Certificate as of _______________, _____.

FREIGHTCAR AMERICA, INC., a Delaware corporation, as Borrower Agent

By:

Name:

Title:

Exhibit B - Page 1

For the [four fiscal quarter / fiscal quarter] period ended ___________________ (“Statement Date”)

SCHEDULE 2

to the Compliance Certificate

($ in 000’s)

I.	Consolidated Fixed Charge Coverage Ratio.

A.

Consolidated EBITDA with respect to the Company and its Restricted Subsidiaries, on a Consolidated basis, for the Measurement Period ending on the above Statement Date (“Subject Period”) and subject to Pro Forma Adjustments:

		1. Consolidated Net Income for Subject Period:	$___________

		2. Consolidated Interest Charges (net of interest income for such period of the Company and its Restricted Subsidiaries) for Subject Period:	$___________

		3. Federal, state, local and foreign income tax expenses for Subject Period (net of income tax credits):	$___________

		4. Depreciation and amortization for Subject Period:	$___________

5.    Non-cash compensation expense, or other non-cash expenses or charges, for such period arising from the granting of stock options, stock appreciation rights or similar equity arrangements for Subject Period:

$___________

6.    Non-cash expenses or losses and other non-cash charges incurred during such period (excluding any non-cash charges representing an accrual of, or reserve for, cash charges to be paid within the next twelve months) for Subject Period:

$___________

		7. Expenses of up to $[●] incurred in connection with the Transaction for Subject Period:	$___________

		8. Non-cash income, gains or profits (to the extent included in determining Consolidated Net Income) for Subject Period:	$___________

		9. Consolidated EBITDA (Lines A.1. + A.2. + A.3. + A.4. + A.5. + A.6. + A.7. – A.8.):	$___________

Exhibit B - Page 2

B.	Consolidated Fixed Charges with respect to the Company and its Restricted Subsidiaries, on a Consolidated basis, for Subject Period:

	1. Consolidated Interest Charges paid or required to be paid in cash for Subject Period:	$___________

2.    All principal repayments made or required to be made of Consolidated Funded Debt (excluding any such payments to the extent constituting a refinancing of such Indebtedness through the incurrence of additional Indebtedness otherwise expressly permitted under Section 8.01 of the Agreement and repayments of Revolving Loans) for Subject Period:

$___________

3. All Restricted Payments (other than any Restricted Payment made pursuant to Section 8.06(d) of the Credit Agreement)

	4. The aggregate amount of Federal, state, local and foreign income taxes paid in cash for Subject Period:	$___________

	5. Consolidated Fixed Charges (Lines B.1.+ B.2. + B.3. + B.4.):	$___________

C.	Consolidated Capital Expenditures with respect to the Company and its Restricted Subsidiaries, on a Consolidated basis, for Subject Period:

1.    Expenditures (whether paid in cash or accrued as liabilities) for items that would be classified as “property, plant or equipment” or comparable items on the Consolidated balance sheet of the Company and its Restricted Subsidiaries, including without limitation all transactional costs incurred in connection with such expenditures provided the same have been capitalized:

$___________

2.    Capital Expenditures (a) financed with Indebtedness permitted under the Agreement other than Loans, (b) made with (i) Net Cash Proceeds from any Disposition described in Section 8.05(b), (e) or (h) of the Agreement or (ii) proceeds of insurance arising from any casualty or other insured damage or from condemnation or similar awards with respect to any property or asset, in each case, to the extent such proceeds are reinvested within 180 days of receipt thereof, or (c) constituting any portion of the purchase price of a Permitted Acquisition which is accounted for as a capital expenditure:

$___________

	3. Consolidated Capital Expenditures: (Lines C.1. – C.2.)	$___________

Exhibit B - Page 3

D.	Consolidated Fixed Charge Coverage Ratio for the Subject Period:

1. Consolidated Fixed Charge Coverage Ratio (Line A.9. – Line C.3. ÷ Line B.5.):
_________ to 1.00

Exhibit B - Page 4

EXHIBIT C

FORM OF BORROWING BASE CERTIFICATE

[See Attached].

Exhibit C

BMO HARRIS BANK	FreightCar America, Inc.
Borrowing Base Certificate		Report No.	1	*Submission Date*

COLLATERAL ACTIVITY			US $
ACCOUNTS RECEIVABLE:			Total AR
1	Beginning Accounts Receivable Balance	Date	0.00
2	GROSS SALES (INVOICES)		0.00
3	Debit Memos/Others Adjustments		0.00
4	Credit Memos/Other Adjustments		0.00
5	TOTAL NET SALES (2+3+4)		0.00

6	Gross Collections		0.00
7	Non A/R Collections		0.00
8	Discounts/Allowances		0.00
9	TOTAL DEDUCTIONS (6+7+8)		0.00
10	Net Ending Balance	Date	0.00
11	Less: Ineligible Accounts	Date	0.00
12	Total Eligible Accounts Receivable		0.00
13	Accounts Receivable Advance Rate		85.0%
14	AR AVAILABLE		0.00

INVENTORY:

	DESCRIPTION		Total Inventory
15	Total Inventory	Date	0.00
16	Less: Ineligible Inventory	Date	0.00
17	Total Eligible Inventory		0.00
18	Inventory Advance Rate		#DIV/0!
19	INVENTORY AVAILABLE		#DIV/0!

20	Total Collateral Available (+14+19)		#DIV/0!
21	GROSS AVAILABILITY (up to $50,000,000 line limit)		#DIV/0!
22	Specific Reserve		7,500,000.00
23	NET AVAILABILITY		#DIV/0!

LOAN ACTIVITY:
24	Beginning Loan Balance	Date	0.00
25	Total Collections		0.00
26	Advance Requirements		0.00
27	Ending Loan Balance (+24-25+26)	Date	0.00

28	LETTER OF CREDIT BALANCE		0.00
29	RESERVES		0.00

30	AVAILABILITY REMAINING		#DIV/0!

Pursuant to, and in accordance with, the terms and provisions of the Credit and Security Agreement, dated as of April 12, 2019 (the “Agreement”), among BMO Harris Bank N.A. (“BMO Harris”), as Lender, and FreightCar America, Inc. (as “Company”), Company is executing and delivering to BMO Harris this Borrowing Base Certificate accompanied by supporting data. Company represents and warrants to BMO Harris that this Borrowing Base Certificate and such supporting data is true and correct as of the date hereof, and is based on information contained in the Company’s own financial accounting records. Company, by the execution of this Borrowing Base Certificate, hereby ratifies, confirms and affirms all of the terms, conditions and provisions of the Agreement, and further certifies on this ________ day of _______________, 20__, that the Company is in compliance with said Agreement.

COMPANY: FreightCar America, Inc.

Authorized Signer:_________________________________________

Client: FreightCar America, Inc.

Aging Date:	Date

AR Aging	Trade AR %
Current	0.00	#DIV/0!
1-30 Days Past Due	0.00	#DIV/0!
31-60 Days Past Due	0.00	#DIV/0!
61-90 Days Past Due	0.00	#DIV/0!
Over 90 Days Past Due	0.00	#DIV/0!

TOTAL	0.00	#DIV/0!

INELIGIBLE	Trade AR
Invoices > 90 days or > 60 days past due	0.00
Credit in Prior	0.00
Foreign Accounts (non US or CND)	0.00
Cross-Age (50%)	0.00
Contra Accounts	0.00
Government	0.00
Leasing Entity AR	0.00
Bill and Hold	0.00
Customer Deposits	0.00
Affiliates/Intercompany	0.00
Unposted Payments	0.00
Short Pay Accounts	0.00
Bankrupt Accounts	0.00
Other (to be broken out separately, if applicable)	0.00

TOTAL	0.00

RESERVES
Dilution Reserve	0.00
Warranty Reserve	0.00
Other (to be broken out separately, if applicable)	0.00

TOTAL	0.00

BILL AND HOLD ARRANGEMENTS
Gross Bill and Hold AR	0.00
Less: No COA or >15 days on-hand after invoice	0.00

Eligible Bill and Hold AR	0.00

Eligibility Cap	10,000,000.00

Client:	FreightCar America, Inc.
Perpetual Date:	Date

PERPETUAL	Raw Materials	Excess Metals Raw Materials	Work-In- Process	Finished Goods	Total Inventory
Gross Inventory	0.00	0.00	0.00	0.00	0.00

INELIGIBLE	Raw Materials	Excess Metals Raw Materials	Work-In- Process	Finished Goods	Total
Excess Raw Materials (>52 weeks)	0.00	0.00	0.00	0.00	0.00
Raw Material Accrual	0.00	0.00	0.00	0.00	0.00
Locations Less than $250M	0.00	0.00	0.00	0.00	0.00
Paint	0.00	0.00	0.00	0.00	0.00
Outside Processors	0.00	0.00	0.00	0.00	0.00
Consignment	0.00	0.00	0.00	0.00	0.00
Loss Contract Adjustment (LCM Adjustment)	0.00	0.00	0.00	0.00	0.00
In-Transit Inventory	0.00	0.00	0.00	0.00	0.00
Other (to be broken out separately, if applicable)	0.00	0.00	0.00	0.00	0.00

TOTAL	0.00	0.00	0.00	0.00	0.00

TOTAL ELIGIBLE INVENTORY	0.00	0.00	0.00	0.00	0.00

ADVANCE RATES
Enter Applicable NOLV	39.00%	45.80%	60.00%	68.00%

Advance Rate at 85%	33.15%	38.93%	51.00%	57.80%	#DIV/0!

TOTAL AVAILABL INVENTORY	0.00	0.00	0.00	0.00	0.00

Inventory Sub-Limits			5,000,000.00		30,000,000.00

RESERVES
VA Wage Lien Reserve					0.00
Outside Processors					0.00
Rent Reserve					0.00
Other (to be broken out separately, if applicable)					0.00

TOTAL					0.00

FreightCar America, Inc.

RECONCILIATION OF ACCOUNTS RECEIVABLE

Aging Dated Last Borrowing Base Certificate sent to BMO #		1
	Date
Accounts Receivable balance (from cell F16 on BBC tab)

Accounts Receivable balance - Month-end AR Aging
Variance		$0.00

Accounts Receivable balance - Month-end General Ledger
Variance		$0.00

Accounts Receivable balance - Month-end Balance Sheet
Variance		$0.00

Explanation of Differences (Please attach additional documentation if necessary)

RECONCILIATION OF INVENTORY

Perpetual Dated Last Borrowing Base Certificate sent to BMO #		1
	Date
Inventory balance (from cell F24 on BBC tab)

Inventory balance - Month-end Perpetual
Variance		$0.00

Inventory balance - Month-end General Ledger
Variance		$0.00

Inventory balance - Month-end Balance Sheet
Variance		$0.00

Explanation of Differences (Please attach additional documentation if necessary)